As filed with the Securities and Exchange Commission on September 2, 2003.

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

(Exact Name of Registrant as Specified in its Charter)

WISCONSIN	6712	39-1413328
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19105 West Capitol Drive

Suite 200

Brookfield, WI 53045

(262) 790-2120

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Michael J. Murry

Chairman of the Board of Directors

Merchants and Manufacturers Bancorporation, Inc.

19105 West Capitol Drive

Suite 200

Brookfield, WI 53045

(262) 790-2120

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

with copies to:

James M. Bedore, Esq. Reinhart Boerner Van Deuren s.c. 1000 North Water Street Suite 2100 Milwaukee, WI 53202 (414) 298-1000	John Knight, Esq. Boardman, Suhr, Curry & Field LLP 1 South Pinckney Street 4th Floor Madison, WI 53703 (608) 257-9521

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement and at the effective time of the merger as described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

(the facing sheet continues, and the Calculation of

the Registration Fee appears, on the following page)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of Each Class Of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $1.00 par value per share	(2)	Not applicable	$7,437,600	$601.70

(1)	This Registration Statement relates to common stock of Merchants and Manufacturers Bancorporation, Inc. (“Merchants”) issuable to holders of common stock of Reedsburg Bancorporation, Inc. (“Reedsburg”) in the proposed merger of a wholly-owned subsidiary of Merchants with and into Reedsburg (the “Merger”). Pursuant to the Agreement and Plan of Reorganization, dated as of April 24, 2003, as amended as of May 15, 2003 (the “Merger Agreement”), among Merchants, Merchants New Merger Corp. and Reedsburg, $5,400,000 of the total merger consideration will be in the form of Merchants common stock, par value $1.00, and $30,600,000 of the merger consideration will be in the form of cash or promissory notes, subject to a limit of $20,000,000 on the aggregate principal amount of the promissory notes to be issued.
(2)	Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of shares being registered has been omitted. Pursuant to Rule 457(f)(2), the proposed maximum aggregate offering price was computed by multiplying $450.94, the book value per share of Reedsburg common stock as of June 30, 2003, the latest practicable date, by 40,000 shares of Reedsburg common stock outstanding, resulting in an aggregate book value of $18,037,600 for the outstanding shares of Reedsburg common stock to be exchanged for Merchants common stock in the Merger as of June 30, 2003. Pursuant to Rule 457(f)(3), the $10,600,000 of merger consideration to be paid by Merchants in the form of cash has been subtracted from $18,037,600, the aggregate book value of Reedsburg common stock as of June 30, 2003, resulting in a proposed maximum aggregate offering price of $7,437,600.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Reedsburg Bancorporation, Inc.

201 Main Street

Reedsburg, Wisconsin 53959

[            ], 2003

Dear Fellow Shareholder:

You are cordially invited to attend our special meeting of shareholders to be held on [date], at [time], local time, at the [location]. At this special meeting, you will vote on a proposal to approve the merger of Reedsburg Bancorporation, Inc. and a wholly-owned subsidiary of Merchants and Manufacturers Bancorporation, Inc.

If the merger is completed, you will receive $900 of merger consideration for each share of Reedsburg common stock you own unless you perfect your statutory dissenters’ rights. The total merger consideration will be paid in a combination of cash, 5.35% five-year promissory notes and Merchants common stock. Each share of Reedsburg common stock will be converted into the right to receive $765 of cash and $135 of Merchants common stock, except that a holder of shares of Reedsburg common stock may elect to receive a portion of the cash consideration in the form of promissory notes as long as the holder elects to receive at least $50,000 in the form of promissory notes. Merchants will not issue more than $20,000,000 of promissory notes in total and elections will be allocated among Reedsburg shareholders who elect to receive promissory notes in descending order based on the number of shares of Reedsburg common stock owned of record. The exact number of shares of Merchants common stock you will receive will be based on the daily average of bid and ask prices for Merchants common stock over the 20 trading days preceding the fifth day prior to the effective time of the merger. For example, if the daily average price for the 20 day valuation period is $            , which was the average of the bid and ask prices for Merchants common stock over the 20 trading days preceding the fifth day prior to the date of this document,              shares of Merchants common stock would be issued for each share of Reedsburg common stock. The price of Merchants common stock will, however, fluctuate between now and the merger date.

Merchants common stock is quoted on the “Pink Sheets,” an inter-broker quotation medium, and in the “Over the Counter Bulletin Board,” an electronic quotation service. Merchants common stock is also quoted in the Milwaukee Journal Sentinel under “Other Stocks” under the trading symbol “MMBI.”

Reedsburg’s Board of Directors has approved the merger and recommends that you vote for the merger.

The enclosed Proxy Statement/Prospectus provides you with detailed information about the merger. We encourage you to read the entire document carefully, including the section “Risk Factors” beginning on page 28. You can also get information about Merchants from publicly available documents Merchants has filed with the SEC.

Your vote is very important. Whether or not you plan to attend this meeting, please take time to vote by completing and mailing the enclosed proxy card to us in the envelope we have provided.

Very truly yours,

Milburn Hahs

President

Neither the Securities and Exchange Commission nor any state securities commission have approved the merger described in this Proxy Statement/Prospectus or the securities to be issued in connection with the merger, nor have they determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Proxy Statement/Prospectus is dated             , 2003 and

is first being mailed to shareholders on or about             , 2003.

Reedsburg Bancorporation, Inc.

201 Main Street

Reedsburg, Wisconsin 53959

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [            ], 2003

TO THE SHAREHOLDERS OF REEDSBURG BANCORPORATION, INC.:

A special meeting of shareholders of Reedsburg Bancorporation, Inc. will be held at [location] on [date], at [time], local time, for the purpose of voting on the following matters:

1.	To approve the Agreement and Plan of Reorganization, dated as of April 24, 2003, as amended as of May 15, 2003 (the “Merger Agreement”), among Merchants and Manufacturers Bancorporation, Inc., Merchants New Merger Corp., a wholly-owned subsidiary of Merchants, and Reedsburg, and the related Plan of Merger, as amended as of May 15, 2003 providing for the merger of Merchants New Merger Corp. with and into Reedsburg. (A copy of the Merger Agreement and Plan of Merger are attached as Exhibits A and B, respectively, to the Proxy Statement/Prospectus).

2.	To transact such other business as may properly come before the meeting.

The directors of Reedsburg have approved the Merger Agreement and Plan of Merger and recommend that the shareholders approve the Merger Agreement and Plan of Merger.

Any shareholder desiring to exercise dissenters’ rights and be paid in cash for the fair value of his or her shares of Reedsburg common stock in accordance with the provisions of the Wisconsin Business Corporation Law (i) must file a written objection to the merger prior to the special meeting of shareholders, (ii) must not vote in favor of the merger, and (iii) must otherwise comply with the procedures set forth in Subchapter XIII of the Wisconsin Business Corporation Law, a copy of which is attached as Exhibit E to the Proxy Statement/Prospectus. See “The Merger - Dissenters’ Rights” in the accompanying Proxy Statement/Prospectus.

The Board of Directors has fixed the close of business on [            ], 2003, as the record date for the determination of Reedsburg shareholders entitled to notice of and to vote at the special meeting and any adjournment of the special meeting.

Whether or not you plan to attend the special meeting, holders of Reedsburg common stock are asked to please complete, date and sign the enclosed proxy card, which is solicited by the Board of Directors of Reedsburg, and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The giving of such proxy does not affect your right to vote in person in the event you attend the special meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the Proxy Statement/Prospectus.

The special meeting may be postponed or adjourned from time to time without any notice other than by announcement at the special meeting of any postponement or adjournment of the special meeting, and any and all business for which notice is hereby given may be transacted at such postponed or adjourned special meeting.

The affirmative vote of the holders of at least a majority of the outstanding shares of Reedsburg common stock is required for approval of the Merger Agreement and Plan of Merger. Your vote is important regardless of the number of shares you own.

Shareholders are invited to attend the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS

[            ], Secretary

Reedsburg, Wisconsin

[            ], 2003

Please do not send your stock certificates at this time. You will be sent instructions regarding the surrender of your stock certificates.

2

i

Page
Director Compensation	102
Executive Compensation	102
EXPERTS	104
LEGAL MATTERS	104
FUTURE SHAREHOLDER PROPOSALS	104
WHERE YOU CAN FIND MORE INFORMATION	105

INDEX OF EXHIBITS
Exhibit A—Agreement and Plan of Reorganization, as amended	A-1
Exhibit B—Plan of Merger, as amended	B-1
Exhibit C—Voting Agreements	C-1
Exhibit D—Form of Promissory Note	D-1
Exhibit E—Subchapter XIII of the Wisconsin Business Corporation Law	E-1
Exhibit F—Opinion of Marshall Financial Consulting LLC	F-1
Exhibit G—Opinion of Stifel, Nicolaus & Company, Incorporated.	G-1
Exhibit H—Reedsburg Bancorporation, Inc. and Subsidiaries Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations	H-1

ADDITIONAL INFORMATION

This document incorporates business and financial information about Merchants that is not included in or delivered with this document but is incorporated by reference. You may obtain the incorporated information without charge by writing to or calling:

Merchants and Manufacturers Bancorporation, Inc.

19105 West Capitol Drive, Suite 200

Brookfield, WI 53045

Attention: Michael J. Murry, Chairman of the Board

Telephone: (262) 790-2120

If you would like to request documents from Merchants, please do so by [                    ], 2003, to receive them before the special meeting of shareholders of Reedsburg.

See “WHERE YOU CAN FIND MORE INFORMATION” on pages 105 to 106 for further information.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why do Reedsburg and Merchants want to merge?

A:	Reedsburg’s Board of Directors believes that the merger is consistent with Reedsburg’s goal of achieving favorable shareholder returns and will create a more competitive company better able to serve its customers and communities.

Q:	What will I receive for my shares of Reedsburg common stock?

A:	If the merger is completed, you will receive the merger consideration of $900 for each share of Reedsburg common stock that you own at the effective time of the merger unless you perfect your statutory dissenters’ rights. The total merger consideration will be paid in a combination of cash, 5.35% five-year promissory notes and Merchants common stock. Each share of Reedsburg common stock will be converted into the right to receive $765 of cash and $135 of Merchants common stock, except that a holder of Reedsburg common stock may elect to receive a portion of the cash consideration in the form of promissory notes as long as the holder elects to receive at least $50,000 in the form of promissory notes. Merchants will not issue more than $20,000,000 of promissory notes in total and elections will be allocated among the Reedsburg shareholders who elect to receive promissory notes based on the number of shares of Reedsburg common stock owned of record arranged in descending order from the electing shareholder owning the greatest number of shares of Reedsburg common stock to the electing shareholder owning the least number of shares of Reedsburg common stock. The exact number of shares of Merchants common stock you will receive will be based on an average of bid and ask prices for Merchants common stock over the 20 trading days preceding the fifth day prior to the effective time of the merger. To review a detailed description of what you will receive in the merger, we urge you to read pages 52 to 53.

If you desire to exercise dissenters’ rights and be paid in cash for the fair value of your shares of Reedsburg common stock, you must follow the procedures described on pages 65 to 66.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger as soon as possible after the special meeting of shareholders, assuming the required shareholder approval is obtained. The merger is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions.

Q:	When and where will the special meeting take place?

A:	Reedsburg special meeting will be held at [time], local time, on [date] at the [location].

Q:	What vote is required to approve the merger proposal at the special meeting?

A:	Holders of a majority of the outstanding shares of Reedsburg common stock as of the close of business on [ ], 2003 must approve the merger agreement and the plan of merger. All of the current directors of Reedsburg and one former director of Reedsburg, who together have voting power with respect to a total of 10,257 shares of Reedsburg common stock, or approximately 25.64% of the outstanding shares, have entered into a voting agreement with Merchants. Subject to the exercise of their fiduciary duties as directors, the directors have agreed to vote their shares in favor of the merger agreement and against any acquisition of control of Reedsburg by a third party.

Q:	What do I need to do now?

A:	After reviewing this document, submit your proxy by executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the special meeting in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting from time to time and will be authorized to vote your shares at any adjournments of the special meeting. Your proxy vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxies will be counted as a vote for the approval of the merger proposal and in the discretion of the persons named as proxies in any other matters presented for a vote at the special meeting.

Q:	What will be the effect if I do not vote?

A:	If you are a Reedsburg shareholder and you abstain or do not return your proxy card or otherwise vote at the special meeting, your failure to vote will have the same effect as if you voted against approval of the merger agreement and the plan of merger. Therefore, the board of directors of Reedsburg encourages you to vote in favor of the proposed merger agreement and the plan of merger as soon as possible.

Q:	Can I vote my shares in person?

A:	Yes, if you own your shares registered in your own name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q:	What are the federal income tax consequences of the merger to me?

A:	The merger will be a taxable transaction for all holders of Reedsburg common stock. As a result, the cash, Merchants common stock and promissory notes, if any, that you receive in the merger for your shares of Reedsburg common stock, and any cash you receive from exercising your dissenters’ rights, will be taxable under United States federal income tax law and also may be taxable under applicable state, local, and other laws. In general, you will recognize gain or loss to the difference between (1) the tax basis of your shares of Reedsburg common stock, and (2) the fair market value of the cash, Merchants common stock and promissory notes you receive in the merger, although a portion of your gain may be spread over the period in which you receive payments under a promissory note that you elect to receive for your shares, subject to certain exceptions. The tax results of the merger may be different in the case of Reedsburg common stock held by IRAs or in other special circumstances. To review the tax consequences in greater detail, see pages 63 to 64. YOU SHOULD CONSULT YOUR TAX ADVISOR ON HOW SPECIFIC TAX CONSEQUENCES OF THE MERGER MAY APPLY TO YOU.

Q:	Can I change my mind and revoke my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to the Secretary of Reedsburg; or

•	voting in person at the special meeting.

Your latest dated proxy or vote will be counted.

Q:	Should I send in my stock certificates now?

A:	No. If you are a holder of Reedsburg common stock, prior to completion of the merger, we will send you written instructions for exchanging your stock certificates and, if you are eligible to receive a promissory note in the amount of at least $50,000, a form for making your cash/notes election.

Q:	Who can answer my questions about the merger?

A:	If you have more questions about the merger, please contact: Milburn Hahs, at Reedsburg Bancorporation, Inc., 201 Main Street, Reedsburg, Wisconsin 53959; telephone (608) 524-8251.

SUMMARY

This summary highlights selected information from this document. It does not contain all the information that is important to you. To understand the merger fully, you should carefully read this entire document and the other documents to which this document refers you. We have included page numbers parenthetically to direct you to a more complete description of the topics presented in this summary.

Merchants and Manufacturers Bancorporation, Inc. (pages 79 to 99)

Merchants and Manufacturers Bancorporation, Inc. is a Wisconsin multi-bank financial holding company with 7 subsidiary banks located in Milwaukee, Franklin, Grafton, Oconto Falls and Westby, Wisconsin; Cresco, Iowa; and Houston, Minnesota. The banks operate a general banking business through 34 facilities in Wisconsin, Iowa and Minnesota. Merchants also owns 4 non-bank operating subsidiaries, including CBG Mortgage, Inc., which provides residential mortgage services, and CBG Financial Services, Inc., which provides non-insured investment and insurance products to customers of the banks.

At June 30, 2003, Merchants had, on a consolidated basis, assets of $936.6 million, net loans of $708.0 million, deposits of $743.0 million and stockholders’ equity of $72.6 million.

Merchants has also entered into an Agreement and Plan of Merger for the acquisition of Random Lake Bancorp Limited, a one bank holding company for Wisconsin State Bank which operates through 4 locations in Wisconsin.

The principal executive office of Merchants is located at 19105 West Capitol Drive, Brookfield, Wisconsin, 53045, and its telephone number is (262) 790-2120.

Reedsburg Bancorporation, Inc. (pages 100 to 103)	Reedsburg Bancorporation, Inc. is the holding company for the Reedsburg Bank located in Reedsburg, Wisconsin. The bank operates through 4 locations in central Wisconsin.

At June 30, 2003, Reedsburg had, on a consolidated basis, assets of $143.0 million, net loans of $101.1 million, deposits of $119.4 million and stockholders’ equity of $18.0 million.

The principal executive office of Reedsburg is located at 201 Main Street, Reedsburg, Wisconsin 53959 and its telephone number is (608) 524-8251.

The Special Meeting (pages 32 to 33)

A special meeting of the shareholders of Reedsburg will be held at the [location] on [date] at [time], local time. The close of business on [            ], 2003, is the record date for determining the shareholders of record of Reedsburg entitled to notice of and to vote at the special meeting and any postponement or adjournment thereof. The purpose of the special meeting is to consider and vote upon the merger agreement and plan of merger and other matters that may come before the special meeting. As of the date of this document, the Reedsburg Board of Directors does not know of any other matters that will be presented at the special meeting.

Shareholders of Merchants are not required to approve the merger.

Required Vote (page 32)

Approval of the merger agreement and plan of merger will require the affirmative vote of at least a majority of the outstanding shares of Reedsburg common stock.

As of the record date, there were 40,000 shares of Reedsburg common stock outstanding. As of the record date, directors and executive officers of Reedsburg held or exercised voting control over approximately 24.99% of the outstanding shares of Reedsburg common stock.

Directors of Reedsburg Have Agreed to Vote for the Merger (page 76)	Merchants has entered into a voting agreement with all of the current directors of Reedsburg and one former director of Reedsburg who together have voting power with respect to a total of 10,257 shares or approximately 25.64% of the outstanding Reedsburg common stock. Subject to the exercise of their fiduciary duties as directors, the directors have agreed to vote their shares in favor of the merger agreement and against any acquisition of control of Reedsburg by a third party. The voting agreements may have the effect of discouraging persons who might now or in the future be interested in acquiring all of or a significant interest in Reedsburg from considering such an acquisition. The voting agreements are intended to increase the likelihood that the merger will be completed.

Recommendation of the Board of Directors of Reedsburg (pages 36 to 38)	The Board of Directors of Reedsburg believes that the merger is fair to you and in your best interests. They recommend that holders of Reedsburg common stock vote FOR approval of the merger.

The Merger (page 68)	Under the terms of the merger agreement, Merchants New Merger Corp. will merge into Reedsburg. As a result of the merger, Reedsburg will become a wholly-owned subsidiary of Merchants. The merger agreement is attached to this document as Exhibit A and the plan of merger is attached to this document as Exhibit B. We encourage you to read the merger agreement and the plan of merger. They are the legal documents governing the merger.

Reasons for the Merger (pages 36 to 39)

The Reedsburg board believes that in the rapidly changing environment of the banking industry, merging with Merchants is consistent with Reedsburg’s long-term goal of enhancing shareholder value. In addition, the Reedsburg board believes that the customers and communities served by Reedsburg will benefit from the merger.

Merchants believes that the merger with Reedsburg presents Merchants with an opportunity to expand into attractive central Wisconsin markets. In addition, Merchants expects that the merger will provide growth opportunities and will be accretive to the earnings per share of the combined company.

What Reedsburg Shareholders will Receive in the Merger (pages 52 to 53)	As a shareholder of Reedsburg, you will be entitled to receive the merger consideration called for by the merger agreement of $900 for each share of Reedsburg common stock you own at the effective time of the merger, unless you perfect dissenters’ rights under the Wisconsin Business Corporation Law. The total merger consideration will be paid in a combination of cash, promissory notes and Merchants common stock. Each share of Reedsburg common stock will be converted into the right to receive $765 of cash and $135 of Merchants common stock, except that a holder of Reedsburg common stock may elect to receive a portion of the cash consideration in the form of promissory notes as long as the holder elects to receive at least $50,000 in the form of promissory notes. Holders of 65 or less shares of Reedsburg common stock will receive less than $50,000 of cash consideration in the merger and, therefore, will not be eligible to elect to receive promissory notes. Merchants will not issue more than $20,000,000 of promissory notes in total and elections will be allocated among the Reedsburg shareholders who elect to receive promissory notes based on the number of shares of Reedsburg common stock owned of record arranged in descending order from the electing shareholder owning the greatest number of shares of Reedsburg common stock to the electing shareholder owning the least number of shares of Reedsburg common stock.

Exchange Ratio for Merchants Common Stock (pages 52 to 53)	The merger agreement establishes a formula to calculate the exchange ratio for the number of shares of Merchants common stock you will receive for each share of Reedsburg common stock payable in Merchants common stock. The formula for the exchange ratio values the Merchants common stock based on the daily average price of the Merchants common stock.

The daily average price of a share of Merchants common stock is based on the daily average of the bid and ask quotations of Merchants common stock as published in the Milwaukee Journal Sentinel on each of the 20 trading days immediately before the fifth day before the effective date of the merger. The 20 daily averages will be totaled and divided by 20 to determine the value (the daily average price) of Merchants common stock to be used for computing the number of shares of Merchants common stock you will receive for each share of Reedsburg common stock convertible into Merchants common stock. If no ask quotations are available on any of the 20 trading days, or if the ask quotations exceed the bid quotation by more than $4.00 on any of the 20 trading days, then the bid quotes will be used on those days to compute the daily average price.

After the daily average price has been established, the number of shares of Merchants common stock you will receive for each share of Reedsburg common stock will equal $135 divided by the daily average price.

No fractional shares of Merchants common stock will be issued and the holder of such fractional shares will receive cash in an amount equal to the amount of the fraction multiplied by the daily average price.

You should note that the market value of the Merchants common stock may fluctuate prior to completion of the merger. You will therefore not know what the exchange ratio will be when you vote on the merger.

On [            ], 2003, (the latest practicable trading date before the date of this document) the bid price for Merchants common stock was $             and the ask price was $            .

Terms of the Promissory Notes (page 77 to 78)	A holder of Reedsburg common stock may elect to receive a portion of the cash consideration of $765 per share in the form of promissory notes as long as the holder elects to receive at least $50,000 in the form of promissory notes. The promissory notes will be limited to $20 million in principal amount and will mature on the fifth anniversary of the date of issuance. The promissory notes will bear interest at 5.35% per year, payable quarterly. Principal on the promissory notes will be due in five equal installments on the anniversary of the date of issuance in each year from 2004 through 2008. The promissory notes will be secured by an irrevocable letter of credit to be issued by M&I Marshall & Ilsley Bank prior to the issuance of the promissory notes. The form of the promissory notes is attached to this document as Exhibit D.

Dividend Policy of Merchants After the Merger (page 62)	It is presently expected that dividend payments will continue at Merchants’ second quarter 2003 dividend rate of $0.19 per share. Merchants’ Board of Directors determines the level of dividends to be declared each quarter based on various economic and financial factors.

Conditions to the Merger (pages 72 to 73)	The completion of the merger depends on a number of conditions being met, including the following:

	•	shareholders of Reedsburg vote in favor of the merger agreement and plan of merger;

	•	Merchants receives all necessary regulatory approvals;

	•	Reedsburg receives a legal opinion that the promissory notes to be issued in the merger will qualify for installment tax treatment for United States federal and Wisconsin income tax purposes; and

	•	the absence of any injunction or legal restraint blocking the merger.

Where the law permits, Merchants or Reedsburg could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Exchange of Stock Certificates (pages 55 to 58)

At or prior to the time the merger becomes effective, Merchants will deposit with American Stock Transfer & Trust Company cash, promissory notes and certificates representing the shares of Merchants common stock to be paid or issued in accordance with the terms of the merger agreement.

Before the merger becomes effective, American Stock Transfer & Trust Company will mail to each Reedsburg shareholder instructions on how to exchange Reedsburg common stock for Merchants common stock, and cash/promissory notes. Following the effective date of the merger, American Stock Transfer & Trust Company will mail to each Reedsburg shareholder the cash/promissory notes and Merchants common stock to which they are entitled.

Resale of Merchants Common Stock and Promissory Notes (page 62)	Shares of Merchants common stock received in the merger will be freely-tradable except for shares issued to affiliates of Reedsburg. Reedsburg has concluded that its only affiliates are its directors and executive officers. The promissory notes are not transferable except through inheritance, by operation of law, pursuant to an involuntary proceeding such as divorce or bankruptcy, or for transfers to certain family members or affiliates of the holder.

Termination of the Merger Agreement (pages 73 to 74)	The Boards of Directors of Merchants and Reedsburg can agree at any time to terminate the merger agreement without completing the merger. Additionally, the merger agreement may be terminated:

• by either party if the other party materially breaches its representations, warranties,

covenants or agreements in the merger agreement and the breaching party does not cure the breach in ten business days;

	•	by either party if a court prohibits the merger or necessary regulatory approvals are denied;

	•	by either party if the required approval of the shareholders of Reedsburg is not obtained; or

	•	by either party if the merger is not completed by December 31, 2003.

Break-up Fee (page 75)	If the merger agreement is terminated because Reedsburg failed to support the merger or took action to facilitate an offer from a third party to acquire it, then Reedsburg must pay Merchants a break-up fee. Merchants must pay a break-up fee to Reedsburg if, under certain conditions, it is unable to obtain required regulatory approvals for the merger or the SEC fails to declare the registration statement for Merchants common stock to be issued in the merger effective. The break-up fee is 2% of the aggregate merger consideration.

Interests of Reedsburg’s Management in the Merger (page 52)

When considering the recommendation of Reedsburg Board, you should be aware that some of the directors and officers of Reedsburg have interests in the merger that are different from, or in addition to, your interests as shareholders in Reedsburg. Mr. Erich Mildenberg, Reedsburg’s Chairman of the Board, will become a Director of Merchants and a member of its Executive Committee. Mr. Milburn Hahs, Reedsburg’s President and Chief Executive Officer, will become a Director of Merchants and will enter into a three-year employment agreement with Merchants.

Reedsburg directors were aware of these interests and considered them in approving the merger.

Opinion of Marshall Financial Consulting LLC to Reedsburg Board of Directors (pages 39 to 45)	Marshall Financial Consulting LLC, a financial advisory and consulting firm, rendered an opinion dated as of April 17, 2003 to Reedsburg’s Board of Directors that, as of that date and based on and subject to the assumptions, factors and limitations set forth in the opinion, the consideration payable in connection with the merger was fair, from a financial point of view, to the holders of Reedsburg common stock. Marshall has updated its opinion as of September __, 2003. A copy of the updated opinion, setting forth the information reviewed, and certain assumptions made and matters considered by Marshall, is attached to this document as Exhibit F. Reedsburg shareholders should read the opinion in its entirety. See “THE MERGER - Opinion of Financial Advisor to Reedsburg” and Exhibit F.

Dissenters’ Rights (pages 65 to 66)

If you follow the procedural requirements under Wisconsin law, you may be entitled to receive cash in the amount of the fair value of your Reedsburg common stock instead of the merger consideration offered in the merger. The fair value of the shares of Reedsburg common stock will be determined under Wisconsin law.

If you want to exercise dissenters’ rights, you must not vote in favor of the merger agreement and must comply with all of the procedural requirements provided by Wisconsin law. A copy of the Wisconsin dissenters’ rights statute is attached as Exhibit E to this document. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

Federal Income Tax Considerations (pages 63 to 64)	The merger will be a taxable transaction for all holders of Reedsburg common stock. As a result, the cash, Merchants common stock and promissory notes, if any, that you receive in the merger for your shares of Reedsburg common stock, and any cash you receive from exercising your dissenters’ rights, will be taxable under United States federal income tax laws and also may be taxable under applicable state, local, and other laws. In general, you will recognize gain or loss equal to the difference between (1) the tax basis of your shares of Reedsburg common stock, and (2) the fair market value of the cash, Merchants common stock and promissory notes you receive in the merger, although a portion of your gain may be spread over the period in which you receive payments under a promissory note that you elect to receive for your shares, subject to certain exceptions. The tax results of the merger may be different in the case of Reedsburg common stock held by IRAs or in other special circumstances. You should consult your tax advisor on how specific tax consequences of the merger may apply to you.

Regulatory Approvals Needed (pages 53 to 55)	The merger is subject to the approval of the Federal Reserve Board and the Wisconsin Department of Financial Institutions.

Risk Factors (pages 28 to 30)	In deciding whether to vote in favor of the merger agreement, you should carefully evaluate the matters discussed in the section under “RISK FACTORS.”

COMPARATIVE PER SHARE DATA

The tables below show the earnings, book value, and dividends per share for Merchants and Reedsburg both on a historical and pro forma basis. You should read the audited and unaudited historical financial statements and related notes of Merchants contained in the annual reports and other documents that Merchants files with the Securities and Exchange Commission, which are incorporated by reference in this document, and of Reedsburg contained in Exhibit H to this document.

We urge you to obtain current market quotations for Merchants common stock. The market price of Merchants common stock will fluctuate between the date of this document and the date on which the merger is completed and after that date. Because the market price of Merchants common stock is subject to fluctuation, the number of the shares of Merchants common stock that Reedsburg shareholders will receive in the merger may increase or decrease prior to the merger.

	As of and for the six months ended June 30, 2003 (Unaudited)	As of and for the year ended December 31, 2002
Income per share from continuing operations (fully diluted):
Merchants (historical)	$1.40	$2.52
Reedsburg (historical)	29.09	47.12
Merchants (pro forma)	1.49	2.49
Reedsburg (pro forma equivalent)(1)	39.09	64.03
Cash dividends per share:
Merchants (historical)	$0.38	$0.72
Reedsburg (historical)	1.75	7.00
Merchants (pro forma)	0.38	0.68
Reedsburg (pro forma equivalent)(1)	9.77	17.49
Book value per share:
Merchants (historical)	$25.24	$23.95
Reedsburg (historical)	450.94	417.41
Merchants (pro forma)	23.96	20.54
Reedsburg (pro forma equivalent)(1)	616.11	528.17

(1)	Represents Merchants pro forma results multiplied by an exchange ratio of 3.913 shares of Merchants common stock for each share of Reedsburg common stock.

HISTORICAL MARKET PRICES AND DIVIDEND INFORMATION

Merchants

Merchants common stock is not listed on any stock exchange or quoted on Nasdaq. Merchants common stock is quoted on the “Pink Sheets,” an inter-broker quotation medium and in the “Over the Counter Bulletin Board,” or OTCBB, an electronic quotation service. Merchants common stock is also listed in the “Other Stocks” section of the Milwaukee Journal Sentinel. It should be noted that bid quotations reflect interdealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions. Robert W. Baird & Co. Incorporated, a securities and investment banking firm headquartered in Milwaukee, Wisconsin, Howe Barnes Investments, Inc., a securities and investment banking firm headquartered in Chicago, Illinois, and Stifel, Nicolaus & Company, Incorporated, a securities and investment banking firm headquartered in St. Louis, Missouri, are the market makers for Merchants common stock. On June 30, 2003, there were approximately 1,114 shareholders of record of Merchants common stock. The following table sets forth for the calendar quarter indicated the high and low bid prices per share of Merchants common stock as reported on the OTCBB and the dividends per share of Merchants common stock, as adjusted to reflect stock dividends.

Quarter Ended	Stock Price		Dividends per share
	High	Low
June 30, 2003	$35.00	$30.35	$0.19
March 31, 2003	31.50	29.20	0.19

December 31, 2002	$30.40	$29.10	$0.19
September 30, 2002	32.00	30.00	0.19
June 30, 2002	33.90	27.50	0.17
March 31, 2002	29.00	26.75	0.17

December 31, 2001	$28.00	$26.75	$0.17
September 30, 2001	28.75	22.50	0.17
June 30, 2001	23.90	22.00	0.22
March 31, 2001	29.00	19.00	0.15

On April 23, 2003, the last trading day before the announcement of the proposed merger, the bid price of Merchants common stock as reported on the OTCBB was $30.40 per share. On             , 2003, the bid price of Merchants common stock as reported on the OTCBB was $             per share. Shareholders are urged to obtain current market prices for Merchants common stock.

Reedsburg

There were approximately 200 holders of Reedsburg common stock on May 31, 2003. There is no established trading market for Reedsburg common stock. In the opinion of

Reedsburg, due to the lack of an active market for the Reedsburg common stock, transactions in the Reedsburg common stock of which Reedsburg is aware are not significant enough to produce representative prices.

Reedsburg paid the following per-share dividends:

Period	Amount Per Share
2000	$5.60
2001	6.00
2002	6.25
First Quarter of 2003	6.00
Second Quarter of 2003	1.75

SELECTED CONSOLIDATED FINANCIAL DATA OF MERCHANTS

Set forth below is selected consolidated financial information and other financial data for Merchants. The selected balance sheet and statement of income data, insofar as they relate to the five-year period ended December 31, 2002, are derived from Merchants’ audited consolidated financial statements. The selected consolidated financial data, as of and for the six months ended June 30, 2003 and 2002 are derived from unaudited consolidated financial statements. The results of operations and other data for the six months ended June 30, 2003 are not necessarily indicative of the results of operations and other data that may be expected for the year ending December 31, 2003 or for any future period. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Merchants’ consolidated financial statements and the related notes contained in the annual reports and other documents that Merchants files with the Securities and Exchange Commission, which are incorporated by reference in this document.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31, (1)
	2003	2002	2002	2001	2000	1999	1998
	(dollars in thousands, except per share data)
Income Statement Data:
Interest income (taxable equivalent) (2)	$25,374	$19,467	$40,421	$43,782	$43,256	$36,092	$34,534
Interest expense	7,899	6,524	13,106	19,798	21,718	15,863	15,978
Net interest income	17,475	12,943	27,315	23,984	21,538	20,229	18,556
Provision for loan losses	642	562	1,156	1,125	1,239	974	348
Net interest income after provision for loan losses	16,833	12,381	26,159	22,859	20,299	19,255	18,208
Non-interest income	5,333	2,634	6,127	4,682	4,395	3,815	3,689
Merger related expenses	—	—	—	—	296	490	—
Non-interest expense	15,604	10,432	22,139	18,554	16,757	15,793	14,707
Income before provision for income taxes	6,562	4,583	10,147	8,987	7,641	6,787	7,190
Provision for income taxes	2,117	1,425	3,244	2,733	2,267	2,129	2,240
Less taxable equivalent adjustment	398	256	518	546	606	594	469
Net income	$4,047	$2,902	$6,305	$5,708	$4,768	$4,064	$4,481
Dividends:
Common stock	$1,092	$845	$1,790	$1,802	$1,599	$1,432	$1,216
Dividend pay–out ratio	26.98%	29.12%	28.03%	31.57%	33.54%	35.24%	27.14%
Per Share Data:
Net income-Basic	$1.41	$1.16	$2.53	$2.25	$1.87	$1.58	$1.77
Net income-Diluted	1.40	1.16	2.52	2.24	1.86	1.55	1.72
Book value	25.24	21.82	23.95	20.97	19.24	17.80	17.60
Balance Sheet Data:
Investment securities	$125,537	$68,531	$130,125	$66,143	$78,847	$83,997	$78,744
Loans, net of unearned discount	708,013	491,893	657,775	477,332	473,161	395,533	344,585
Total assets	936,558	628,824	908,629	608,020	600,460	533,268	494,802
Total deposits	743,027	491,565	729,456	477,785	458,051	430,225	419,858
Short-term borrowings	21,000	22,431	18,088	17,046	43,928	14,879	29,836
Long-term borrowings	68,500	54,300	73,322	55,800	44,700	38,900	12,100
Total stockholders’ equity	72,584	54,232	68,863	52,929	48,515	45,735	44,581
Earnings Ratios:
Return on average total assets	0.89%	0.95%	0.99%	0.95%	0.84%	0.81%	0.97%
Return on average total stockholders’ equity	11.60	11.06	11.55	11.15	10.18	9.00	10.40
Net interest margin (3)	4.13	4.51	4.48	4.21	4.05	4.34	4.29
Efficiency ratio (4)	69.63	68.09	67.24	65.98	67.33	69.44	67.54
Asset Quality Ratios:
Allowance for loan losses to total loans	1.12%	1.19%	1.15%	1.15%	1.05%	1.01%	1.00%
Nonaccrual loans to loans (5)	0.68	0.77	0.48	0.92	0.38	0.56	0.45
Allowance for loan losses to nonperforming loans (5)	163.45	154.11	239.24	125.60	276.03	179.79	222.75
Nonperforming assets to total assets (6)	0.75	0.80	0.61	0.75	0.32	0.44	0.32
Net loan charge-offs to average loans	0.04	0.04	0.21	0.12	0.06	0.11	0.02
Capital Ratios:
Total stockholders’ equity to total assets	7.75%	8.62%	7.58%	8.71%	8.08%	8.58%	9.01%
Average equity to average assets	7.69	8.63	8.54	8.52	8.29	9.05	9.32
Total capital to risk-weighted assets ratio	11.48	11.14	12.13	11.53	11.19	12.42	12.85
Tier 1 risk-based capital ratio	10.43	10.01	10.88	10.43	10.14	11.44	11.91
Tier 1 capital to average assets ratio	8.63	8.63	9.19	8.72	8.25	9.44	9.60
Ratio of Earnings to Fixed Charges (7):
Including interest on deposits	1.73	1.63	1.69	1.41	1.32	1.39	1.42
Excluding interest on deposits	3.54	3.33	3.64	2.72	2.28	4.47	7.53

(1)	Restated to reflect the January 16, 2001 acquisition of CBOC, Inc. and the December 31, 1999 acquisition of Pyramid Bancorp; both acquisitions were accounted for as pooling-of-interests.
(2)	Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with Merchants’ historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.
(3)	Net interest margin is the ratio of net interest income (expressed on a tax-equivalent basis) to average interest-earning assets.
(4)	Efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(5)	Nonperforming loans consist of nonaccrual loans and certain loans with restructured terms.
(6)	Nonperforming assets consist of nonperforming loans and other real estate.
(7)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.

SELECTED CONSOLIDATED FINANCIAL DATA OF REEDSBURG

Set forth below is selected consolidated financial information and other financial data for Reedsburg. The selected balance sheet and statement of income data, insofar as they relate to the year ended December 31, 2002, are derived from Reedsburg’s audited consolidated financial statements. The selected consolidated financial data, as of and for each of the years in the four-year period ended December 31, 2001 and the six months ended June 30, 2003 and 2002 are derived from unaudited consolidated financial statements. The results of operations and other data for the six months ended June 30, 2003 are not necessarily indicative of the results of operations and other data that may be expected for the year ending December 31, 2003 or for any future period. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Reedsburg’s consolidated financial statements and the related notes included in this document as Exhibit H.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(dollars in thousands, except per share data)
Income Statement Data:
Interest income (taxable equivalent) (1)	$4,208	$4,463	$8,840	$9,576	$9,009	$8,366	$8,116
Interest expense	1,274	1,607	3,055	4,804	4,588	4,207	4,345
Net interest income	2,934	2,856	5,785	4,772	4,421	4,159	3,771
Provision for loan and lease losses	0	30	160	60	45	60	60
Net interest income after provision for loan and lease losses	2,934	2,826	5,625	4,712	4,376	4,099	3,711
Non-interest income	758	506	1,235	1,126	957	900	901
Non-interest expense	2,060	1,975	4,025	3,825	3,442	3,348	3,028
Income before provision for income taxes	1,632	1,357	2,835	2,013	1,891	1,651	1,584
Provision for income taxes	291	214	609	301	317	271	365
Less taxable equivalent adjustment	178	165	341	329	270	252	210
Net income	$1,163	$978	$1,885	$1,383	$1,304	$1,128	$1,009
Dividends:
Common stock	$70	$0	$280	$250	$240	$224	$212
Dividend pay–out ratio	5.65%	0.00%	14.85%	17.03%	18.40%	19.86%	21.02%
Per Share Data:
Net income-Basic	$29.09	$24.46	$47.12	$34.58	$32.60	$28.20	$25.22
Net income-Diluted	29.09	24.46	47.12	34.58	32.60	28.20	25.22
Book value	450.94	399.34	417.41	370.60	325.10	289.81	279.12
Balance Sheet Data:
Investment securities	$24,970	$23,740	$23,489	$21,395	$21,722	$19,813	$20,050
Loans, net	101,125	93,848	97,718	93,464	89,146	80,376	72,155
Total assets	142,969	129,301	136,780	132,681	124,313	112,056	114,562
Total deposits	119,412	110,401	118,115	116,297	103,668	98,630	101,467
Short-term borrowings	4,167	1,708	0	0	1,695	0	0
Long-term borrowings	0	0	0	0	4,000	0	0
Total stockholders’ equity	18,037	15,974	16,696	14,824	13,004	11,592	11,165
Earnings Ratios:
Return on average total assets	1.70%	1.49%	1.42%	1.08%	1.11%	1.00%	0.93%
Return on average total stockholders’ equity	13.48	12.73	11.82	9.68	10.63	9.91	9.41
Net interest margin (1)	4.62	4.70	4.72	4.04	4.08	4.07	3.92
Efficiency ratio (2)	58.62	61.77	60.26	68.69	67.39	69.64	67.85
Asset Quality Ratios:
Allowance for loan losses to total loans	1.21%	1.21%	1.27%	1.22%	1.17%	1.23%	1.33%
Nonaccrual loans to loans (3)	0.98	0.65	0.94	0.77	1.02	0.93	1.69
Allowance for loan losses to nonperforming loans (4)	123.53	184.80	134.01	158.12	114.00	132.05	78.49
Nonperforming assets to total assets (5)	0.70	0.48	0.68	0.55	0.74	0.68	1.08
Net loan charge-offs to average loans	0.04	0.09	0.07	(0.05)	(0.01)	0.04	0.02
Capital Ratios:
Total stockholders’ equity to total assets	12.62%	12.35%	12.21%	11.17%	10.46%	10.35%	9.75%
Total capital to risk-weighted assets ratio	17.77	17.30	16.60	16.18	15.15	15.56	15.75
Tier 1 risk-based capital ratio	16.58	16.11	15.40	14.98	14.04	14.34	14.50
Tier 1 capital to average assets ratio	12.41	11.69	11.60	10.94	10.51	10.35	9.75
Ratio of Earnings to Fixed Charges (6):
Including interest on deposits	214.14	174.17	181.62	135.04	135.33	133.26	131.64
Excluding interest on deposits	N/M	N/M	N/M	973.89	696.83	N/M	N/M

(1)	Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with Reedsburg’s historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.

(2)	Net interest margin is the ratio of net interest income (expressed on a tax-equivalent basis) to average interest-earning assets.
(3)	Efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(4)	Nonperforming loans consist of nonaccrual loans and certain loans with restructured terms.
(5)	Nonperforming assets consist of nonperforming loans and other real estate.
(6)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense. N/M indicates a percentage greater than 1,000%.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of June 30, 2003 and unaudited pro forma condensed combined statements of income for the six months ended June 30, 2003 and the year ended December 31, 2002 combine Merchants’ historical consolidated financial statements with the historical consolidated statements of Reedsburg and are intended to give you a better picture of what the companies might have looked like as a combined entity. The unaudited pro forma condensed combined balance sheet assumes the Reedsburg acquisition was consummated on the balance sheet date. The unaudited pro forma condensed combined statements of income assume the Reedsburg acquisition was consummated at the beginning of the periods indicated. The allocation of the purchase price is on a preliminary basis and is subject to change prior to the closing of the merger. The organizations may have performed differently if they had actually been combined on those dates.

The total purchase price is $36,000,000. The purchase price consists of $5,400,000 of Merchants common stock and $30,600,000 of cash and promissory notes. Merchants will issue up to $20,000,000 of promissory notes. The promissory notes will bear interest at 5.35% per year, payable quarterly, and principal on the promissory notes will be due in five equal installments on the anniversary of the date of issuance in each year from 2004 to 2008. See “DESCRIPTION OF PROMISSORY NOTES.” Reedsburg has no stock options outstanding.

Basic earnings per share reflect the issuance of 156,522 shares of Merchants common stock representing 15% of the purchase price. The issuance of 156,522 shares assumes a share price of $34.50 for Merchants common stock resulting in an exchange ratio of 3.913 shares of Merchants common stock for each share of Reedsburg common stock. Diluted earnings per share is calculated using the treasury method.

The pro forma adjustments are estimates based on the current data available and are subject to change.

The acquisition of Reedsburg will be accounted for as a purchase and the results of operations of Reedsburg from the date of acquisition will be included in the consolidated financial statements of Merchants.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the acquisition been consummated as of the dates indicated above.

The unaudited pro forma condensed combined financial statements do not incorporate, nor do they assume potential benefits of cost-savings or synergies of the combined entity.

Unaudited Pro Forma Condensed Combined Statements

of Financial Condition

	As of June 30, 2003
	Merchants Historical	Reedsburg Historical	Pro Forma Reedsburg Adjustments		Pro Forma Combined
	(dollars in thousands)
Assets
Cash and cash equivalents	$40,255	$9,418	$0		$49,673
Investment securities	125,537	24,970	0		150,507
Loans receivable	716,022	102,361	678	(a)	819,061
Allowance for loan losses	(8,009)	(1,235)	0		(9,244)
Accrued interest receivable	4,090	0	0		4,090
Federal Home Loan Bank stock	15,245	479	0		15,724
Premises and equipment	15,288	2,855	0	(b)	18,143
Goodwill	9,377	0	17,810	(c)	27,187
Intangible assets	2,499	0	855	(d)	3,354
Other assets	16,254	4,121	0		20,375

Total assets	$936,558	$142,969	$19,343		$1,098,870

Liabilities and stockholders’ equity
Liabilities:
Deposits	$743,027	$119,412	$931	(e)	$863,370
Short-term borrowings	21,000	4,167	(3,950)	(f)	21,217
Long-term borrowings	68,500	0	0		68,500
Long-term borrowings - trust preferred securities	20,000	0	15,000	(g)	35,000
Acquisition notes	0	0	20,000	(h)	20,000
Accrued interest payable and other liabilities	11,447	1,352	0		12,799

Total liabilities	863,974	124,931	31,981		1,020,886

Stockholders’ equity:
Common stock	2,977	400	(400)	(i)
			157	(j)	3,134
Additional paid-in capital	26,302	10,447	(10,447)	(k)
			5,243	(l)	31,545
Retained earnings	44,444	6,348	(6,348)	(m)	44,444
Accumulated other comprehensive income	1,741	843	(843)	(n)	1,741
Treasury stock	(2,880)	0	0		(2,880)

Total stockholders’ equity	72,584	18,038	(12,638)		77,984

Total liabilities and stockholders’ equity	$936,558	$142,969	$19,343		$1,098,870

(a)	This adjustment represents the adjustment of Reedsburg’s loan portfolio to market value.
(b)	This adjustment represents the write-up of Reedsburg’s premises and equipment to market value. Management has assumed book value to equal market value and will obtain an appraisal for the purchase price allocation.
(c)	This adjustment represents the recognition of goodwill created in the merger.
(d)	This adjustment represents the recognition of identifiable intangible assets created in the merger.
(e)	This adjustment represents the adjustment of Reedsburg’s deposits to market value.
(f)	This adjustment represents the decrease in Merchants’ short-term borrowings created by the net proceeds from the trust preferred offering less the cash portion of the purchase price.
(g)	This adjustment represents Merchants issuance of trust preferred securities.
(h)	This adjustment represents the issuance of acquisition notes as portion of the purchase price.
(i)	This adjustment represents the retirement of Reedsburg common stock.
(j)	This adjustment represents the shares of Merchants common stock issued in the merger.
(k)	This adjustment represents the retirement of Reedsburg’s paid-in capital.
(l)	This adjustment represents the paid-in capital issued in the merger.
(m)	This adjustment represents the elimination of Reedsburg’s retained earnings.
(n)	This adjustment represents the adjustment of Reedsburg’s investment securities to market value.

Unaudited Pro Forma Condensed Combined Statements of

Operations

	For the Six Months Ended June 30, 2003
	Merchants Historical	Reedsburg Historical	Pro Forma Reedsburg Adjustments		Pro Forma Combined
	(dollars in thousands)
Interest income:
Interest and fees on loans	$22,030	$3,486	$(131)	(a)	$25,385
Interest on investments	2,827	514	(89)	(b)	3,252
Other	119	31	0		150

Total interest income	24,976	4,031	(220)		28,787
Interest expense:
Deposits	5,981	1,269	(233)	(c)	7,017
Interest acquisition notes	0	0	605	(d)	605
Interest on short-term borrowings	321	5	(65)	(e)	261
Interest on long-term borrowings	1,290	0	0		1,290
Interest on long-term borrowings - trust preferred securities	307	0	511	(f)	818

Total interest expense	7,899	1,274	818		9,991
Net interest income	17,077	2,757	(1,037)		18,797
Provision for loan losses	642	0	0		642

Net interest income after provision for loan losses	16,435	2,757	(1,037)		18,155
Noninterest income:
Service charges on deposit accounts	1,235	318	0		1,553
Service charges on loans	1,349	0	0		1,349
Securities gains, net	1	0	0		1
Other	2,748	440	0		3,188

Total noninterest income	5,333	758	0		6,091
Noninterest expenses:
Salaries and employee benefits	8,891	1,134	0		10,025
Premises and equipment	2,465	175	0		2,640
Goodwill and intangible amortization	190	0	65	(g)	255
Other	4,058	752	0		4,810

Total noninterest expense	15,604	2,060	65		17,730
Income before income taxes	6,164	1,455	(1,102)		6,516
Income taxes	2,117	291	(430)	(h)	1,978

Net income	$4,047	$1,163	$(672)		$4,538

Basic earnings per share	$1.41	$29.09			$1.50

Diluted earnings per share	$1.40	$29.09			$1.49

(a)	This adjustment represents the amortization of unrealized income related to the adjustment of Reedsburg’s loan portfolio to market value over 31 months, the average life of the loan portfolio.
(b)	This adjustment represents the amortization of unrealized income related to the adjustment of Reedsburg’s investment securities portfolio to market value over 57 months, the average life of the investment securities portfolio.
(c)	This adjustment represents the amortization of the unrealized expense related to the adjustment of Reedsburg’s deposits to market value over 24 months, the average life of the time deposits.

(d)	This adjustment represents the interest expense of the acquisition notes. The cost of the acquisition notes to Merchants is a fixed interest rate of 6.05% and consists of the 5.35% interest rate on the notes plus Merchants’ costs under the irrevocable letter of credit that will secure the notes.
(e)	This adjustment represents the decrease in interest expense as a result of the reduction in Merchants’ short-term borrowings based on an interest rate of 3.30%.
(f)	This adjustment represents the interest expense of the trust preferred securities offering. The interest rate on the trust preferred securities is assumed to be 6.81%.
(g)	This adjustment represents the expense related to the amortization of identifiable intangible assets and is based on an accelerated amortization life of 10 years.
(h)	This adjustment represents the income tax benefit of the pro forma adjustments at the statutory tax rate.

Unaudited Pro Forma Condensed Combined Statements of

Operations

	For the Year Ended December 31, 2002
	Merchants Historical	Reedsburg Historical	Pro Forma Reedsburg Adjustments		Pro Forma Combined
	(dollars in thousands)
Interest income:
Interest and fees on loans	$35,716	$7,219	$(262)	(a)	$42,673
Interest on investments	3,869	1,193	(177)	(b)	4,885
Other	318	87	0		405

Total interest income	39,903	8,499	(439)		47,963
Interest expense:
Deposits	10,295	3,052	(466)	(c)	12,881
Interest on acquisition notes	0	0	1,210	(d)	1,210
Interest on short-term borrowings	502	4	(450)	(e)	56
Interest on long-term borrowings	2,244	0	0		2,244
Interest on long-term borrowings - trust preferred securities	65		1,703	(f)	1,768

Total interest expense	13,106	3,056	1,997		18,159
Net interest income	26,797	5,443	(2,436)		29,804
Provision for loan losses	1,156	160	0		1,316

Net interest income after provision for loan losses	25,641	5,283	(2,436)		28,488
Noninterest income:
Service charges on deposit accounts	1,625	707	0		2,332
Service charges on loans	1,260	0	0		1,260
Securities gains, net	111	0	0		111
Other	3,131	528	0		3,659

Total noninterest income	6,127	1,235	0		7,362
Noninterest expenses:
Salaries and employee benefits	12,439	2,324	0		14,763
Premises and equipment	3,419	276	0		3,695
Goodwill and intangible amortization	100	0	129	(g)	229
Other	6,181	1,424	0		7,605

Total noninterest expense	22,139	4,024	129		26,292
Income before income taxes	9,629	2,494	(2,565)		9,558
Income taxes	3,244	609	(1,000)	(h)	2,853

Net income	$6,385	$1,885	$(1,564)		$6,706

Basic earnings per share	$2.53	$47.12			$2.51

Diluted earnings per share	$2.52	$47.12			$2.49

(a)	This adjustment represents the amortization of unrealized income related to the adjustment of Reedsburg’s loan portfolio to market value over 31 months, the average life of the loan portfolio.
(b)	This adjustment represents the amortization of unrealized income related to the adjustment of Reedsburg’s investment securities portfolio to market value over 57 months, the average life of the investment securities portfolio.
(c)	This adjustment represents the amortization of the unrealized expense related to the adjustment of Reedsburg’s deposits to market value over 24 months, the average life of the time deposits.

(d)	This adjustment represents the interest expense of the acquisition notes. The cost of the acquisition notes to Merchants is a fixed interest rate of 6.05% and consists of the 5.35% interest rate on the notes plus Merchants’ costs under the irrevocable letter of credit that will secure the notes.
(e)	This adjustment represents the decrease in interest expense as a result of the reduction in Merchants’ short-term borrowings based on an interest rate of 3.30%.
(f)	This adjustment represents the interest expense of the trust preferred securities offering. The interest rate on the trust preferred securities is assumed to be 6.81%.
(g)	This adjustment represents the expense related to the amortization of identifiable intangible assets and is based on a accelerated amortization life of 10 years.
(h)	This adjustment represents the income tax benefit of the pro forma adjustments at the statutory tax rate.

RISK FACTORS

In deciding whether to vote in favor of the merger, Reedsburg shareholders should consider the following factors, in addition to the other matters set forth or incorporated by reference in this Proxy Statement/Prospectus.

Acquisitions by Merchants may adversely affect the value of your investment.

Merchants has entered into a definitive agreement to acquire Random Lake Bancorp Limited, and Merchants expects to explore other acquisition opportunities in the future. Merchants’ acquisitions of Reedsburg and Random Lake or other future acquisitions may involve a number of risks, including the following:

•	dilution of your ownership of Merchants through the issuance of stock in future acquisitions;
•	adverse effects on Merchants’ business or earnings through the use of cash or the incurrence of debt in future acquisitions;
•	possible adverse effects on Merchants’ future earnings;
•	costs or other difficulties relating to the integration of future acquisitions with Merchants may reduce Merchants’ profitability;
•	loss of customers or key employees during the integration of future acquisitions;
•	diversion of management’s attention could impair their ability to effectively manage Merchants’ business operations; and
•	unanticipated management or operational problems or liabilities may adversely affect Merchants’ profitability and financial condition.

Merchants’ future needs for capital may adversely affect earnings and dilute ownership.

In order to fund its expansion plans, to provide capital to support internal growth of its subsidiaries, or to raise funds for other general corporate purposes, Merchants may, from time to time, issue additional securities, including common stock, preferred stock and/or debt instruments. Merchants anticipates that before the closing of the merger it will need to issue trust preferred securities or equity securities such as common stock or preferred stock to raise additional capital to comply with bank regulatory capital requirements. The unaudited pro forma condensed financial statements beginning on page 22 assume that Merchants will issue $15.0 million of trust preferred securities, although no action has been taken in the matter at this time. If Merchants is not able to issue trust preferred securities on acceptable terms, it may consider other equity financing alternatives, which may be more dilutive to the holdings of Merchants’ shareholders or more expensive for Merchants. The terms of future debt or equity financings may involve the following risks to Merchants and its shareholders:

•	the holdings of Merchants’ shareholders may be diluted if Merchants sells shares of common stock at a discount to the market price or issue warrants with an exercise price or convertible securities with a conversion rate less than the market price of Merchants common stock;

•	Merchants may issue preferred stock with dividend rights, liquidation preferences, voting rights or other rights and preferences superior to those of its common stock; or

•	Merchants may issue debt securities with substantial debt service requirements, high interest rates or other terms that limit its ability to obtain additional financing or to take advantage of business opportunities.

The completion of any of these financing alternatives may depress the market price of Merchants common stock or have a material adverse effect on its business and financial condition.

Merchants common stock may be subject to greater share price fluctuation.

There is no active trading market for Reedsburg common stock and the price of shares of Reedsburg common stock is based essentially upon the financial condition of Reedsburg and the market value for similar non-publicly traded bank holding companies and other factors. The share price of Merchants common stock is by nature more subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Merchants.

Changing nature of business resulting from the merger may adversely affect future performance.

The financial performance of Reedsburg results primarily from its retail banking activities. Reedsburg shareholders who receive shares of Merchants common stock will own an interest in a diversified multi-bank financial holding company currently operating 34 banking offices located in Wisconsin, Iowa and Minnesota, which is engaged in several non-banking businesses. Financial performance of Merchants is accordingly dependent on its activities and the economic factors in such markets and businesses.

Merchants common stock is not listed on a stock exchange or quoted on Nasdaq and has less trading volume than many exchange listed or Nasdaq quoted stocks.

Merchants common stock is not listed on a national stock exchange or quoted on Nasdaq, but is quoted on “Pink Sheets,” an inter-broker quotation medium, and in the Over-the-Counter Bulletin Board, an electronic quotation service. While the Merchants common stock is quoted in the “Other Stocks” section of the Milwaukee Journal Sentinel, such bid and ask quotations do not necessarily represent actual sales. The trading volume of Merchants common stock is generally more limited than the trading volume of exchange-listed or Nasdaq quoted companies and Merchants common stock may be more susceptible to price fluctuations relative to transaction activity.

Impairment of goodwill could reduce Merchants’ earnings.

Merchants will account for the acquisition of Reedsburg using the purchase accounting method. Under that method of accounting, the assets and liabilities of Reedsburg will be recorded at their fair value and added to the assets and liabilities of Merchants. Any excess of the value of the cash paid and common stock issued for Reedsburg common stock over the fair value of Reedsburg’s net assets will be recorded as goodwill. Goodwill will be valued annually and any losses will be recognized in Merchants’ future earnings. “Loss” for this purpose occurs if it is determined that the business acquired in a prior deal is worth less at the present time than the price actually paid for it. This applies to goodwill resulting from the merger (and any future mergers) as well as existing goodwill at the time of the merger.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this Proxy Statement/Prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these forward-looking statements from our use of the words “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “could,” “believe,” “estimate,” “predict,” “objective,” “potential,” “projection,” “forecast,” “goal,” “project,” “target” and similar expressions. These forward-looking statements may include, among other things:

•	risks discussed above;

•	statements relating to projected growth; anticipated improvements in earnings, earnings per share and other financial performance measures; and management’s long term performance goals;

•	statements relating to the anticipated effects on results of operations or financial condition from expected developments or events;

•	statements relating to our business and growth strategies, including potential acquisitions; and

•	any other statements which are not historical facts.

By their nature, such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties under the caption “RISK FACTORS” and elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference in this Proxy Statement/Prospectus.

THE SPECIAL MEETING

Date, Place and Time

A special meeting of the shareholders of Reedsburg will be held at the [location] on [date] at [time], local time.

Matters to be Considered at the Special Meeting

At the special meeting, holders of Reedsburg common stock will consider and vote upon a proposal to approve the merger agreement and plan of merger and any other matters that may properly come before the special meeting. For a detailed description of the merger and the merger agreement, see “THE MERGER” and “THE MERGER AGREEMENT.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Reedsburg common stock entitled to vote at the special meeting is required to approve the merger agreement and the plan of merger. Each share of Reedsburg common stock outstanding on the record date, [            ], 2003 is entitled to one vote. Shareholders of Merchants are not required to approve the merger agreement or the plan of merger and no further corporate authorization by Merchants is required to complete the merger.

Pursuant to the voting agreements, all of the current directors of Reedsburg and one former director of Reedsburg who have voting power with respect to a total of 10,257 shares or approximately 25.64% of Reedsburg common stock entitled to vote at the special meeting have agreed, among other things, to vote their shares in favor of the approval and adoption of the merger agreement and against other transactions that may conflict with the merger, subject to the exercise of their fiduciary duties as directors.

The directors of Reedsburg recommend that Reedsburg shareholders vote for approval of the merger agreement and plan of merger.

Voting of Proxies

Shares represented by properly executed proxies for Reedsburg common stock received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of such stock. Proxies which do not contain voting instructions will be voted FOR approval of the merger agreement and plan of merger.

It is not expected that any matter other than that referred to in this Proxy Statement/Prospectus will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of Reedsburg a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting will not of itself constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Reedsburg common stock at the close of business on the record date, [            ], 2003, will be entitled to receive notice of and to vote at the special meeting.

At the record date, 40,000 shares of Reedsburg common stock held by approximately 200 shareholders of record were outstanding. Shares representing a majority of the outstanding shares of Reedsburg common stock entitled to vote must be represented in person or by proxy at the special meeting in order for a quorum to be present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the merger agreement and plan of merger. If a broker or other holder of record indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Solicitation of Proxies

Reedsburg will bear the cost of the solicitation of proxies from its shareholders. Merchants and Reedsburg will share equally in the expense of preparing, printing, mailing and filing the Registration Statement and Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of Reedsburg may solicit proxies from shareholders of Reedsburg by telephone or electronically, or in person, but will receive no additional compensation for such services.

Reedsburg shareholders should not return their stock certificates with their proxy cards. As soon as practicable following the special meeting, Reedsburg shareholders will be provided with materials relating to the exchange of their stock certificates. (See “THE MERGER - Conversion of Shares; Procedure for Exchange of Certificates; Fractional Shares.”)

THE MERGER

The following description of the merger is qualified in its entirety by reference to the merger agreement and plan of merger. We urge you to read the merger agreement and plan of merger, a copy of which is attached as Exhibit A and B, respectively, to this Proxy Statement/Prospectus and incorporated in this Proxy Statement/Prospectus by reference.

Background of the Merger

For the past several years, the Reedsburg Board of Directors has monitored the changes in the banking industry and the future of independent banks in smaller communities in Wisconsin.

Reedsburg’s Board considered the increasing competition in the banking industry, the need for ever-larger capital expenditures to provide desired customer services and the increasingly complex regulatory and market structure. Reedsburg’s Board recognized that the banking industry has substantially changed in recent years and that changes of equal or greater magnitude are likely in the future.

In that connection, Reedsburg’s Board discussed from time to time the possibility of combining with another bank or bank holding company, forming an expanded bank holding company and making suitable acquisitions, and growing internally.

As a result of these discussions, Reedsburg’s Board realized that it would not be possible to realize sufficient growth through small acquisitions and internally-generated growth to effectively compete with the increasing number of larger competitors entering its market.

At a meeting on February 28, 2002, Reedsburg’s Board concluded that a combination with another holding company would provide the size and the necessary resources for the Reedsburg Bank to remain an effective competitor in its market and to properly service its community.

The Board believed that it was very important for the Reedsburg Bank to retain its identity as a community bank and also to retain its name along with its local management. The Board believed that retaining local operating control, including decisions relating to loan and employee matters, would benefit the bank’s employees, customers and the community. Based on its review of other transactions, the Board felt that the bank’s customers and the community would suffer a reduction in service by a sale of the bank and its conversion to a branch of another bank, resulting in the decision making process being moved out of the local community to a corporate headquarters in another location.

Over the years, Reedsburg received inquiries from several other bank holding companies. However, upon review of past acquisitions by such companies the Board concluded that none of the potential acquirers would allow the Reedsburg Bank to retain its community identity and operate under its own name. No specific offers were ever received by Reedsburg as a result of such inquiries.

Reedsburg’s Board continued to believe that in order to remain competitive and provide appropriate banking services to its customers, an increase in size and resources by means of a combination with another bank was required. To explore this matter, the Board established the Strategic Planning Committee in the first quarter of 2002. All Directors of Reedsburg serve on the Strategic Planning Committee. Discussions of activities of the Board should be read to include activities of the Strategic Planning Committee.

Merchants had periodically expressed an interest in exploring a combination with Reedsburg. Reedsburg’s Board was aware that Merchants’ subsidiary banks were operating under local control and with local autonomy. Reedsburg’s Board was also mindful of the desire of many of its shareholders and customers to retain a community-oriented bank with local control.

At a meeting held on April 24, 2002, Reedsburg’s Board analyzed the various aspects of a control sale compared to continuing operation of the Reedsburg Bank on a “stand alone” basis for approximately five years. Reedsburg’s Board determined that the value to be realized from a present sale exceeded the present value of the stock resulting from continued independent operation of the bank.

Accordingly, in the second quarter of 2002, the management and Board of Directors of Reedsburg commenced discussing a possible combination with Merchants. Reedsburg’s Board found that the Merchants’ banking philosophy closely resembled Reedsburg’s. Additionally, the Board concluded that the subsidiary banks of Merchants and the Reedsburg Bank complemented each other in loan activities because Merchants had a strong emphasis on commercial lending while the Reedsburg Bank emphasized mortgage, consumer and agricultural lending in addition to retail business lending and a limited amount of commercial credits. As a result of the combination, the Reedsburg Bank could increase its commercial lending capacity to approximately $17 million and would be able to more effectively service many business customers in its market area which it had difficulty accommodating in the past.

In addition, Reedsburg’s Board believed that the shareholders of Reedsburg would realize a fair value of their investment through a transaction with Merchants.

As a result, Reedsburg’s Board determined to pursue further discussions with Merchants. Reedsburg’s Board and management held several meetings with the management of Merchants to further discuss post-merger operational matters and the merger consideration. The Board also met with officers of two banks acquired by Merchants within the last three years to analyze the extent of post-merger operational independence exercised by the two acquired banks. The Board held numerous meetings to consider a possible affiliation with Merchants. Among other matters, the Board analyzed terms of comparable transactions and compared the value of the Reedsburg common stock based on continued “stand alone” operations with its value to be realized through a merger.

At a meeting held on May 2, 2002, Reedsburg’s Board reviewed a written, non-binding expression of interest letter received from Merchants. After comparing the proposed pricing formula offered by Merchants with ratios in other recently completed transactions involving financial institutions, Reedsburg’s Board determined that the potential merger consideration offered by Merchants compared favorably with the terms of other transactions reviewed by Reedsburg’s Board. Reedsburg’s Board decided to pursue further discussions with Merchants and to retain a financial advisor to assist it in evaluating the Merchants common stock and advise it on the fairness of the merger consideration, from a financial point of view, to Reedsburg’s shareholders.

At a meeting held on May 30, 2002, the Board decided to retain the law firm of Boardman, Suhr, Curry & Field LLP, Madison, Wisconsin, as legal counsel and Marshall Financial Consulting, LLC, Milwaukee, Wisconsin, as financial advisor.

At a meeting held on June 26, 2002, Reedsburg’s Board again reviewed the proposed merger terms and determined that legal counsel should commence the preparation of a preliminary draft of a merger agreement.

At a meeting on July 25, 2002, Reedsburg’s Board decided that the proposed aggregate merger consideration of $35 million would provide fair value for the shareholders, and would be acceptable, subject to receipt of a fairness opinion from Marshall, negotiation of a satisfactory merger agreement and no material reduction in the price-to-earnings ratio because of delays in completing the merger.

At a meeting held on December 17, 2002, by Reedsburg’s Board with representatives of Merchants present, it was agreed that the aggregate merger consideration should be increased to $36 million and that the merger consideration should consist of $5 million of Merchants common stock and $31 million in cash and promissory notes. It was agreed that the terms of the promissory notes would be negotiated with the assistance of the financial advisor as soon as possible.

After further negotiations with Merchants and discussions with Marshall, Reedsburg’s Board approved the terms and conditions of the promissory notes to be issued by Merchants as part of the merger consideration at a meeting held on March 13, 2003. At that meeting, the Board also determined that the merger consideration should consist of $5.4 million in Merchants common stock and $30.6 million in cash and promissory notes. After further review and discussions with its legal counsel and financial advisor, the Board approved the merger agreement at a meeting held on April 17, 2003.

The merger agreement was executed by Merchants and Reedsburg as of April 24, 2003. Merchants and Reedsburg each issued a press release announcing the transaction.

As of May 15, 2003, Merchants and Reedsburg entered into the first amendment to the merger agreement. The purpose of the first amendment was to increase the number of Reedsburg shareholders who would be eligible to elect notes as part of the merger consideration.

Reasons for the Merger and Recommendation of the Board of Directors - Reedsburg

In considering the merger, the Directors of Reedsburg reviewed the terms and conditions of the proposed merger agreement, along with business and financial information relating to Merchants and Reedsburg. On April 17, 2003, Reedsburg’s Board of Directors determined that the merger is fair to and in the best interests of Reedsburg and its shareholders, approved and adopted the merger agreement and the transactions contemplated by the merger agreement, and resolved to recommend that Reedsburg shareholders vote “FOR” approval and adoption of the merger agreement and the plan of merger. In reaching this determination, the Reedsburg Board of Directors considered many factors including the following:

•	the opportunity for Reedsburg shareholders to receive the merger consideration of $900 per share of Reedsburg common stock in a combination of cash/promissory notes and Merchants common stock;

•	the increased marketability and liquidity of Merchants common stock to be received in the merger as compared to the illiquidity and lack of marketability of Reedsburg common stock;

•	the increased opportunity and resources to serve the Reedsburg Bank’s customers;

•	the increased resources and expertise available from Merchants to help keep the Reedsburg Bank competitive;

•	the opportunity for career enhancement available to employees of the Reedsburg Bank;

•	Merchants’ commitment to community banking and to serving the needs of the Reedsburg Bank’s local communities;

•	the consistent dividend history and rate of dividends of the Merchants common stock to be received in the merger;

•	the potential for future appreciation of Merchants common stock due to Merchants’ greater market presence and financial resources;

•	the financial terms of other recent business combinations in the financial services industry; and

•	the receipt by Reedsburg’s Board of Directors of the opinion of Marshall Financial Consulting LLC concerning the fairness, from a financial point of view, of the consideration in the merger to the holders of Reedsburg common stock (See “THE MERGER - Opinion of Financial Advisor to Reedsburg” and Exhibit F).

While each member of Reedsburg’s Board of Directors evaluated each of the foregoing as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Reedsburg’s Board of Directors collectively made its determination with respect to the merger based on its unanimous conclusion that the merger, in light of the factors which each of them individually considered appropriate, is fair to and in the best interest of Reedsburg’s shareholders. All members of Reedsburg’s Board of Directors voted to approve the merger agreement except Mr. Mildenberg, who abstained. See “THE MERGER - Interests of Certain Persons in the Merger.”

The Board of Directors of Reedsburg has approved the merger agreement and recommends a vote for approval of the merger agreement and the plan of merger at the special meeting.

Reasons for the Merger - Merchants

On April 24, 2003, Merchants’ Board of Directors determined that the merger is fair to and in the best interests of Merchants and its shareholders and approved and adopted the merger agreement and the transactions contemplated by the merger agreement. In reaching this determination, Merchants’ Board of Directors considered many factors including the following:

•	the financial structure, results of operations, and prospects of Merchants and Reedsburg, the capital adequacy of the resulting entity and the outlook for the organizations in the rapidly changing financial services industry;

•	the relationship of the consideration to be paid in the merger to market prices and the book value and earnings per share of Reedsburg and the financial terms of other recent comparable business combinations in the banking industry;

•	the merger meets Merchants’ strategic objectives of maintaining and strengthening locally owned and operated community-oriented financial institutions;

•	the merger will create a significantly larger financial institution that will have capabilities to offer a wider array of financial products and services;

•	the combined resources of the two companies are expected to improve the efficiencies associated with the development of new products and services to be offered by Merchants;

•	Merchants will have immediate access to markets which are currently not served by Merchants;

•	the similarities between the operations of Merchants and Reedsburg are expected to result in cost savings and more efficient utilization of resources and technology thereby offering economies of scale not currently available to Merchants;

•	the size and capital structure of Merchants following the merger will provide greater opportunities and flexibility in responding to the rapidly changing industry for financial service providers;

•	the asset size, capital position, management strength and market position of Merchants should strengthen the combined company’s competitive position and ability to take advantage of current and emerging opportunities for growth and profitability; and

•	the receipt by Merchants’ Board of Directors of the opinion of Stifel, Nicolaus & Company, Incorporated concerning the fairness, from a financial point of view, of the consideration in the merger to the holders of Merchants common stock (See “THE MERGER - Opinion of Financial Advisor to Merchants” and Exhibit G).

While each member of Merchants’ Board of Directors evaluated each of the foregoing as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Merchants’ Board of Directors collectively made its determination with respect to the merger based on its unanimous conclusion that the merger, in light of the factors which each of them individually considered appropriate, is fair to and in the best interest of Merchants and its shareholders.

Opinion of Financial Advisor to Reedsburg

The Reedsburg’s Board of Directors retained Marshall Financial Consulting LLC to act as its financial advisor in connection with the merger and to assist it in its examination of the fairness, from a financial point of view, of the merger consideration to the holders of Reedsburg common stock. On April 17, 2003, Marshall rendered its opinion to the Reedsburg Board (subsequently confirmed as of the date of this Proxy Statement/Prospectus) to the effect that the merger consideration was fair, from a financial point of view, to the holders of Reedsburg common stock.

THE FULL TEXT OF MARSHALL’S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MARSHALL IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT F TO THIS PROXY STATEMENT/PROSPECTUS. THE MARSHALL OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF REEDSBURG COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY REEDSBURG SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE MARSHALL OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS EXHIBIT F TO THIS PROXY STATEMENT/PROSPECTUS, AND SHAREHOLDERS OF REEDSBURG SHOULD READ THE MARSHALL OPINION CAREFULLY AND IN ITS ENTIRETY.

Marshall’s analysis. In conducting its investigation and analysis and in arriving at its opinion, Marshall reviewed such information and took into account such financial and economic factors as it deemed relevant. In doing so, Marshall, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, as well as publicly available information, including but not limited to Reedsburg’s and Merchants’ recent filings with regulatory authorities; (ii) reviewed the merger agreement, as amended; (iii) compared the implied price to be paid for Reedsburg’s and Merchants public market price with those of certain other publicly traded companies Marshall deemed relevant; (iv) compared the financial position and operating results of Reedsburg and Merchants with those of other publicly traded companies Marshall deemed relevant; (v) compared the proposed financial terms of the merger with the financial terms of certain other business combinations involving banking institutions Marshall deemed relevant; and (vi) reviewed certain potential pro forma effects of the merger on Merchants. Marshall held discussions with certain members of Reedsburg’s and Merchants’ senior management concerning Reedsburg’s and Merchants’ historical and current financial condition and operating results, as well as the future prospects of Reedsburg and Merchants, respectively. Marshall also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Marshall deemed relevant for the preparation of its opinion. Reedsburg did not place any limitation upon Marshall with respect to the procedures followed or factors considered by Marshall in rendering its opinion.

Marshall had not been requested to and did not solicit third party indications of interest in acquiring all of Reedsburg. The merger consideration was determined by Reedsburg and Merchants in arm’s-length negotiations.

In arriving at its opinion, Marshall assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of Reedsburg and Merchants, and was not engaged to independently verify any such information. Marshall assumed, with Reedsburg’s and Merchants’ consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Reedsburg and Merchants are set forth in their respective financial statements; (ii) the merger will be consummated in accordance with the terms of the merger agreement without any additional amendments thereto and without waiver of any condition; (iii) the prospective cost savings and revenue enhancements contemplated by management of both companies following the merger will be realized; and (iv) all shareholder and required regulatory approvals will be obtained in a timely manner. Marshall also assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgment of Reedsburg’s and Merchants’ respective senior management as to future performance of their respective companies. Marshall did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Reedsburg or Merchants, nor did it make a physical inspection of the properties or facilities of Reedsburg or Merchants. Marshall’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Marshall expressed no opinion as to the pricing or trading range at which shares of Merchants’ securities would trade following the date of such opinion.

Analysis of Selected Comparable Transactions. Marshall reviewed a selected group of twenty completed or pending acquisitions of banks or bank holding companies that were announced since January 1, 2001. Marshall focused on transactions where the acquired entity had a transaction value of $21,000,000 to $93,000,000. The assets of the comparables ranged from $117,000,000 to $624,000,000 with the median being $252,000,000 and the mean being

$308,000,000. The equity to asset ratio for the comparables ranged from 6.75% to 13.32% with the median and the mean being 8.19% and 8.66%, respectively. The return on average assets for the comparables ranged from .45% to 1.79% with the median and the mean being 1.10% and 1.10%, respectively. The comparables’ return on average equity ranged from 5.77% to 20.50% with the median and the mean being 12.74% and 13.05%, respectively. The price to book value of the comparables ranged from 116% to 266% with the median and the mean being 187% and 191%, respectively. The price to tangible book value for the comparables ranged from 116% to 266% with the median and the mean being 200% and 195%, respectively. The comparables’ price to latest twelve months net income ranged from 12.3x to 24.3x with the median being 16.0x and the mean being 16.5x, respectively. The tangible premium to core deposits for the comparable companies ranged from 4.52% to 22.35% with the median and the mean being 9.86% and 11.80%, respectively.

Analysis of Reedsburg Valuation Multiples. Marshall calculated the “Implied Equity Value Per Share” reflected by the terms of the merger to be $900 for each share of Reedsburg common stock. Marshall then calculated the “Implied Total Equity Value” to be $36,000,000, obtained by multiplying the Implied Equity Value Per Share by the total number of outstanding shares of Reedsburg common stock. In performing its analysis, Marshall used, among other items, operating statistics for Reedsburg’s twelve months through December 31, 2002 and March 31, 2003. Marshall calculated multiples of the Implied Total Equity Value to Reedsburg’s earnings, book value, tangible book value and tangible premium to core deposits. The calculations resulted in ratios of the Implied Total Equity to net income of 17.9x based on December 31, 2002 results, and 17.0x based the latest twelve months net income for the period ended March 31, 2003, 220% of book value, 220% of tangible book value and a 16.60% tangible premium to core deposits at December 31, 2002 and 212.0% of book value, 212.0% of tangible book value and a 15.8% tangible premium to core deposits at March 31, 2003.

As no comparative group or transaction from any comparative group is identical to the merger, Marshall indicated to the Reedsburg Board of Directors that the analyses described above are not mathematical, but rather involve complex consideration and judgments concerning differences in operating and financial characteristics including, among other things, differences in revenue composition and earnings performance among Reedsburg and Merchants and the selected companies and transactions reviewed.

Analysis of Publicly Traded Companies Comparable to Reedsburg. Marshall reviewed certain publicly available financial and stock market information for certain publicly traded companies which Marshall deemed relevant. These companies consisted of Associated Banc-Corp, Princeton National Bancorp, Inc., Northern States Financial Corp., Union Bancorp Inc., Amcore Financial, Inc. and Old Second Bancorp, Inc., referred to below as the Comparable Companies. The data described below for such group is as of December 31, 2002 and March 31, 2003 and is compared to Reedsburg’s financial information, as reported, as of December 31, 2002 and March 31, 2003.

At December 31, 2002, Marshall noted that the equity to assets for Reedsburg was 11.94% compared with a median of 10.36% and a mean of 10.36% for the Comparable Companies. The equity to assets for the Comparable Companies ranged from a high of 12.85%

to a low of 9.17%. Marshall also noted the following operating performance statistics for Reedsburg compared to the Comparable Companies: (i) the net interest margin for Reedsburg was 3.85% compared to a median of 3.91% and a mean of 3.80% (the range for net interest margin of the Comparable Companies was a high of 4.28% to a low of 3.36%); (ii) the efficiency ratio for Reedsburg was 63.00% compared to a median of 60.99% and a mean of 61.81% for the Comparable Companies (the range for the efficiency ratio for the Comparable Companies was 49.58% to 71.73%); (iii) the return on average assets for Reedsburg was 1.52% compared to a median of 1.00% and a mean of 1.13% for the Comparable Companies (the range of return on average assets was 0.53% and 1.47% for the Comparable Companies); and (iv) the return on average equity for Reedsburg was 12.87% compared to a median of 11.61% and a mean of 12.40% for the Comparable Companies (the range for the return on average equity was 6.11% to 17.10% for the Comparable Companies).

At March 31, 2003, Marshall noted that the equity to assets for Reedsburg was 12.18% compared with a median of 10.09% and a mean of 9.11% for the Comparable Companies. The equity to assets for the Comparable Companies ranged from a high of 11.90% to a low of 8.27%. Marshall also noted the following operating performance statistics for Reedsburg compared to the Comparable Companies: (i) the net interest margin for Reedsburg was 4.66% compared to a median of 3.45% and a mean of 3.70% (the range for net interest margin of the Comparable Companies was a high of 3.99% to a low of 2.90%); (ii) the efficiency ratio for Reedsburg was 61.50% compared to a median of 61.32% and a mean of 62.37% for the Comparable Companies; (the range for the efficiency ratio for the Comparable Companies was 73.34% to 49.29%); (iii) the return on average assets for Reedsburg was 1.55% compared to a median of 1.23% and a mean of 1.15% for the Comparable Companies (the range of return on average assets was 1.58% and .88% for the Comparable Companies); and (iv) the return on average equity for Reedsburg was 13.28% compared to a median of 12.80% and a mean of 12.98% for the Comparable Companies (the range for the return on average equity was 18.36% to 7.23% for the Comparable Companies).

Discounted Earnings Analysis. Marshall performed a discounted earnings analysis of Reedsburg on a stand-alone basis using Reedsburg management’s projections of future earnings for the five-year period ending December 31, 2007. Marshall estimated terminal values for Reedsburg using asset growth rates of 4.00%, return on average assets of 1.50%, cash dividend payout ratio of 15% of earnings in 2003 to 2007, discount rates of 10%, 12% and 14%, and terminal book value multiples of 120%, 140% and 160%. Based upon projections, Marshall calculated an implied per share price from $602 to $865 per share of Reedsburg common stock. Marshall noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

Analysis of Merchants. In order to assess the relative public market valuation of the Merchants common stock to be issued in the merger, Marshall reviewed certain publicly available financial information for December 31, 2002 and March 31, 2003 for Merchants and stock market information of certain selected publicly traded companies which Marshall deemed relevant. Such comparable companies consist of Associated Banc-Corp, Princeton National

Bancorp, Inc., Northern States Financial Corp., Union Bancorp Inc., Amcore Financial, Inc. and Old Second Bancorp, Inc., referred to below as the Merchants’ Comparable Companies. The data described below for such group is as of December 31, 2002 and March 31, 2003. At December 31, 2002, Marshall noted the following operating performance statistics for Merchants compared to the Merchants’ Comparable Companies: (i) Merchants net interest margin was 4.48% compared to a median of 3.91% and a mean 3.80% for the Merchants’ Comparable Companies (the range for net interest margin was 3.36% to 4.28% for the Merchants’ Comparable Companies); (ii) the efficiency ratio for Merchants was 67.20% compared with a median of 60.99% and a mean of 61.81% for the Merchants’ Comparable Companies (the range for the efficiency ratio was 49.58% to 71.73% for the Merchants’ Comparable Companies); (iii) the return on average assets for Merchants was 0.99% compared to a median of 1.00% and a mean of 1.13% for the Merchants’ Comparable Companies (the range for the return on average assets was 0.53% to 1.47% for the Merchants’ Comparable Companies); (iv) the return on average equity for Merchants was 11.55% compared to a median of 11.61% and a mean of 12.40% for the Merchants’ Comparable Companies (the range for the return on average equity was 6.11% to 17.10% for the Merchants’ Comparable Companies); and (v) the ratio of equity to assets for Merchants was 7.63% compared with a median of 10.36% and a mean of 9.17% for the Merchants’ Comparable Companies (the range for equity to assets was 7.87% to 12.85% for the Merchants’ Comparable Companies).

At March 31, 2003, Marshall noted the following operating performance statistics for Merchants compared to the Merchants’ Comparable Companies: (i) Merchants net interest margin was 4.29% compared to a median of 3.45% and a mean 3.70% for the Merchants’ Comparable Companies (the range for net interest margin was 2.90% to 3.99% for the Merchants’ Comparable Companies); (ii) the efficiency ratio for Merchants was 71.50% compared with a median of 61.32% and a mean of 62.37% for the Merchants’ Comparable Companies (the range for the efficiency ratio was 49.29% to 73.34% for the Merchants’ Comparable Companies); (iii) the return on average assets for Merchants was .87% compared to a median of 1.23% and a mean of 1.15% for the Merchants’ Comparable Companies (the range for the return on average assets was .88 to 1.58% for the Merchants’ Comparable Companies); (iv) the return on average equity for Merchants was 11.45% compared to a median of 12.80% and a mean of 12.98% for the Merchants’ Comparable Companies (the range for the return on average equity was 7.23% to 18.36% for the Merchants’ Comparable Companies); and (v) the ratio of equity to assets for Merchants was 7.56% compared with a median of 10.09% and a mean of 9.11% for the Merchants’ Comparable Companies (the range for equity to assets was 8.27% to 11.90% for the Merchants’ Comparable Companies).

Pro Forma Effect of the Merger. Marshall reviewed certain estimated future operating and financial information, including estimated financing costs, developed by Merchants and Reedsburg and certain estimated future operating and financial information for the pro forma combined entity resulting from the Reedsburg merger only for the twelve month periods ending December 31, 2003 and December 31, 2004. In addition, Marshall examined a second pro forma analysis based upon the pro forma combined entity resulting from the Reedsburg merger and Merchants’ three other publicly announced mergers, two of which mergers have closed and the other is excepted to close in the third quarter of 2003. Based on this analysis, Marshall compared certain of Merchants’ estimated future per share results with such estimated figures for the pro forma combined entity under both pro forma cases. On a pro forma basis, in both cases, the merger is forecast to be accretive to Merchants’ earnings per share for the twelve month periods ending December 31, 2003 and December 31, 2004. Marshall reviewed certain historical financial information in order to determine the effect of the merger on Merchants’ book value and tangible book value under both pro forma cases. Based on this analysis, at December 31, 2002, on a pro forma basis, in both cases, the merger is forecast to be dilutive to Merchants’ book value per share and tangible book value per share.

Stock Trading Analysis. Marshall reviewed the historical trading prices and volume of Merchants common stock for the three years ending December 31, 2002 and five months ended May 31, 2003. The price of Merchants common stock ranged from a high of $38.50 to a low of $27.00 from January 1, 2000 through December 31, 2000, $29.50 to $19.00 from January 1, 2001 through December 31, 2001, $33.00 to $26.75 from January 1, 2002 through December 31, 2002, and $34.00 to $29.20 from January 1, 2003 to May 31, 2003, respectively. The trading volumes in calendar year 2000, 2001, 2002 and the five months ended May 31, 2003 were 19,500, 265,600, 244,300 and 81,300 shares, respectively.

In connection with its written opinion dated September     , 2003, Marshall confirmed the appropriateness of its reliance on the analyses used to render its opinion dated April 17, 2003, by performing procedures to update certain of its analyses and by reviewing assumptions on which such analyses were based and the factors considered therewith.

The summary of the opinion set forth above does not purport to be a complete description of the presentation of Marshall to the Reedsburg Board of Directors or the analyses performed by Marshall. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Marshall believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses conducted by Marshall and its opinion. Marshall did not attempt to assign particular weights to particular analyses. Any estimates contained in Marshall’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Marshall does not assume responsibility for their accuracy.

Marshall, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Reedsburg retained Marshall because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions.

Pursuant to an agreement dated May 28, 2002 and amended April 4, 2003, between Reedsburg and Marshall, Reedsburg has paid Marshall a non-refundable retainer fee of $10,000, a fee of $30,000 for rendering its opinion dated April 17, 2003, and will pay a closing fee of $30,000. Reedsburg also has agreed to reimburse Marshall for certain of its out-of-pocket expenses incurred in connection with its engagement. Additionally, Reedsburg has agreed to indemnify Marshall against certain liabilities, including liabilities under the federal securities laws, incurred in connection with the engagement of Marshall by Reedsburg.

Opinion of Financial Advisor to Merchants

Merchants has retained Stifel, Nicolaus & Company, Incorporated as its financial advisor in connection with the merger. Stifel is a nationally recognized investment-banking firm with substantial expertise in transactions similar to the merger. Stifel is an investment banking and securities firm with membership on all principal United States’ securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with the April 24, 2003 meeting of the board of directors of Merchants, Stifel rendered its opinion that, as of such date, the consideration to be paid by Merchants in the merger was fair to the holders of Merchants common stock from a financial point of view.

The full text of Stifel’s opinion as of April 24, 2003, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Exhibit G to this Proxy Statement/Prospectus and is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Stifel set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

No limitations were imposed by Merchants on the scope of Stifel’s investigation or the procedures to be followed by Stifel in rendering its opinion. Stifel was not requested to and did not make any recommendation to the board of directors of Merchants as to the form or amount of the consideration to be paid to Reedsburg or its shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Stifel did not ascribe a specific range of values to Reedsburg. Its opinion is based on the financial and comparative analyses described below. Stifel’s opinion was directed solely to the board of directors of Merchants for its use in connection with its consideration of the merger. Stifel’s opinion addressed only the fairness of the merger consideration to be paid by Merchants in the merger from a financial point of view and did not address any other aspect of the merger. Stifel was not requested to opine as to, and its opinion does not address, Merchants’ underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction or strategy that might be available to Merchants.

In connection with its April 24, 2003 opinion and its written opinion dated the date hereof, Stifel, among other things:

•	reviewed the form of the agreement as executed on April 24, 2003;

•	reviewed the unaudited financial statements of Reedsburg for the five years ended December 31, 2002, as supplied to it by the management of Reedsburg;

•	reviewed the audited financial statements of Merchants for the five years ended December 31, 2002, included in its Annual Reports on Form 10-K on file with the SEC;

•	reviewed certain internal financial data and forecasts for Merchants and Reedsburg prepared by their respective managements;

•	conducted conversations with Merchants’ and Reedsburg’s senior management regarding recent developments and managements’ financial forecasts for Merchants and Reedsburg;

•	compared certain financial and securities data of Merchants and Reedsburg with various other companies whose securities are traded in public markets;

•	reviewed the historical stock prices and trading volumes of the Merchants common stock;

•	reviewed the financial terms of certain other business combinations; and

•	conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

Stifel also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the commercial banking industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it or that was otherwise reviewed by it and has not assumed any responsibility for independently verifying any of such information. Stifel was not engaged to and did not express any opinion with respect to any other acquisition, transaction or strategy of Merchants. With respect to the financial forecasts supplied to Stifel (including without limitation, operating synergies resulting from the merger), Stifel assumed, with Merchants’ consent, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of Merchants and Reedsburg as to the future operating and financial performance of Merchants and Reedsburg, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which Stifel could form its opinion. Stifel assumes no responsibility for, and expresses no view as to such financial forecasts or the assumptions on which they are based. Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Merchants or Reedsburg since the date of the last financial statements made available to it. Stifel also assumed, without independent verification and with Merchants’ consent, that the aggregate allowances for loan losses set forth in the financial statements of Merchants and Reedsburg are in the aggregate adequate to cover all such losses. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of Merchants’ or Reedsburg’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of Merchants or Reedsburg. Stifel assumed, with Merchants’ consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived.

For the purpose of rendering its opinion, Stifel assumed that the merger will be consummated as provided in the agreement. Stifel’s opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion, and does not imply any conclusion as to the price or trading range of the Merchants common stock or Reedsburg common stock, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

The financial forecasts furnished to Stifel for Merchants and Reedsburg and estimates of operating synergies resulting from the merger were prepared by the managements of Merchants and Reedsburg and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a matter of policy, Merchants and Reedsburg do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either Merchants or Reedsburg, including, without limitation, factors related to the integration of Merchants and Reedsburg and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

In connection with rendering its April 24, 2003 opinion, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Merchants or Reedsburg. Any estimates contained in Stifel’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel’s analyses was identical to Merchants or Reedsburg or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the relative value of the companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Merchants common stock or Reedsburg common stock may trade in the public markets.

The following is a summary of the financial analyses performed by Stifel in connection with providing its opinion on April 24, 2003.

Pro Forma Effect of the Merger. Stifel reviewed certain estimated future operating and financial information developed by Merchants and Reedsburg and certain estimated future operating and financial information for the pro forma combined entity resulting from the Reedsburg merger only, for the twelve month periods ended December 31, 2003 and December 31, 2004. In addition, Stifel performed a second pro forma analysis based upon the pro forma combined entity resulting from the Reedsburg merger and Merchants’ three other pending publicly announced mergers. Based on this analysis, Stifel compared certain of Merchants’ estimated future per share results with such estimated figures for the pro forma combined entity under both pro forma cases. On a pro forma basis, in both cases, the merger is forecast to be accretive to Merchants’ earnings per share for the twelve month periods ended December 31, 2003 and December 31, 2004. Stifel also reviewed certain historical financial information in order to determine the effect of the merger on Merchants’ book value and tangible book value under both pro forma cases. Based on this analysis, at December 31, 2002, on a pro forma basis, in both cases, the merger is forecast to be dilutive to Merchants’ book value per share and tangible book value per share.

Analysis of Bank Merger Transactions. Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 153 acquisitions announced between April 10, 2002 and April 10, 2003, involving bank sellers in all regions of the United States with announced transaction values and excluding merger of equals transactions, referred to below as Group A, (2) 33 selected acquisitions announced between April 10, 2002 and April 10, 2003, involving bank sellers in the United States with announced transactions values between $25 million and $75 million and excluding merger of equals transactions, referred to below as Group B and (3) 40 acquisitions announced between April 10, 2002 and April 10, 2003, involving bank sellers in the midwestern region of the United States with announced transaction values and excluding merger of equals transactions, referred to below as Group C. Stifel calculated the following ratios with respect to the merger and the selected transactions:

Ratios	Merchants/ Reedsburg		Group A Selected Transactions
			Median
Deal Price Per Share/ Book Value Per Share	220%		175%
Deal Price Per Share/Tangible Book Value Per Share	220%		177%
Adjusted Deal Price/6.50% Equity	321%		202%
Deal Price Per Share/Last 12 Months Earnings Per Share	17.9	x	19.2	x

Deal Price/Assets	26.3%	16.3%
Premium over Tangible Book Value/Deposits	16.6%	8.2%
Deal Price/Deposits	30.5%	19.2%

Ratios	Merchants/ Reedsburg	Group B Selected Transactions
Median
Deal Price Per Share/ Book Value Per Share	220%	226%
Deal Price Per Share/Tangible Book Value Per Share	220%	229%
Adjusted Deal Price/6.50% Equity	321%	264%
Deal Price Per Share/Last 12 Months Earnings Per Share	17.9	x	19.7	x
Deal Price/Assets	26.3%	19.6%
Premium over Tangible Book Value/Deposits	16.6%	12.3%
Deal Price/Deposits	30.5%	22.8%

Ratios	Merchants/ Reedsburg	Group C Selected Transactions
Median
Deal Price Per Share/ Book Value Per Share	220%	152%
Deal Price Per Share/Tangible Book Value Per Share	220%	155%
Adjusted Deal Price/6.50% Equity	321%	170%
Deal Price Per Share/Last 12 Months Earnings Per Share	17.9	x	16.3	x
Deal Price/Assets	26.3%	14.7%
Premium over Tangible Book Value/Deposits	16.6%	5.4%
Deal Price/Deposits	30.5%	17.2%

This analysis resulted in a range of imputed values for Reedsburg common stock of between $558.88 and $965.81 based on the median multiples for Group A, between $672.10 and $987.92 based on the median multiples for Group B, and between $502.53 and $820.08 based on the median multiples for Group C.

Present Value Analysis. Applying discounted cash flow analysis to the theoretical future earnings and dividends of Merchants and Reedsburg, Stifel compared the calculated value of a share of Merchants common stock, on both a stand-alone basis and including Merchants’ three other pending publicly announced mergers, to the calculated value of the combined entity including the Reedsburg merger and Merchants’ three other pending publicly announced mergers. The analysis was based upon management’s projected earnings growth, a range of assumed price/earnings ratios, and an 11.5%, 13.5% and 17.5% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly traded comparable commercial banks. The stand-alone present value of Merchants common stock calculated on this basis ranged from $29.55 to $43.52 per share. The present value of Merchants common stock, including only Merchants’ three other pending publicly announced mergers, calculated on this basis ranged from $29.51 to $43.46 per share. The present value of one share of common stock in the combined entity, including the Reedsburg merger and Merchants’ three other pending publicly announced mergers, calculated on this basis ranged from $31.52 to $46.52 per share.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that Reedsburg could produce to benefit a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel assumed that Reedsburg would perform in accordance with management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that its tangible common equity ratio would be maintained at 6.5 percent of assets. Stifel calculated the sum of (1) the estimated terminal values per share of Reedsburg’s common stock based on assumed multiples to Reedsburg’s projected 2008 earnings ranging from 17.4x to 19.6x, plus (2) the assumed 2003 – 2007 dividendable net income streams per share, in each case discounted to present values at assumed discount rates ranging from 12.5% to 17.5%. This discounted cash flow analysis indicated an implied equity value reference range of $1,008 to $1,273 per share of Reedsburg’s common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Reedsburg’s common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated operating synergies, terminal values, dividend payout rates and discount rates.

Contribution Analysis. Stifel reviewed certain financial information for Merchants and Reedsburg for the twelve month period ended December 31, 2002, including net interest income, non-interest income, non-interest expense and net income. In addition, Stifel reviewed financial information at December 31, 2002 for total assets, total loans, total loan loss reserves, total deposits, total equity and total tangible equity. Stifel also reviewed projected net income for the twelve month periods ended December 31, 2003 and December 31, 2004 and projected cash net income for the twelve month period ended December 31, 2003 for Merchants and Reedsburg prepared by their respective managements. Stifel then compared the financial information for Reedsburg to the pro forma combined figures for Merchants and Reedsburg. The contribution analysis for these figures indicated that Reedsburg would contribute between 13% and 24% of the pro forma combined figures for Merchants and Reedsburg. This analysis resulted in a range of imputed values for Reedsburg common stock of between $327.08 and $691.74 based on Reedsburg’s contribution to the pro forma combined figures for Merchants and Reedsburg.

Stifel then compared the financial information for Reedsburg to the pro forma combined figures for Merchants, Reedsburg and Merchants’ three other pending publicly announced mergers. This contribution set indicated that Reedsburg would contribute between 9% and 21% of the pro forma combined figures for Merchants, Reedsburg and Merchants’ three other pending publicly announced mergers. This analysis resulted in a range of imputed values for Reedsburg common stock of between $259.86 and $670.98 based on Reedsburg’s contribution to the pro forma combined figures for Merchants, Reedsburg and Merchants’ three other pending publicly announced mergers.

Comparison of Selected Companies. Stifel reviewed and compared certain multiples and ratios for the merger with a peer group of 10 selected banks with assets between $100 million and $250 million and an equity to assets ratio between 9.0% and 13.0% which Stifel deemed to be relevant. The group of selected banks consisted of Capital Directions, Incorporated, Chester Bancorp, Inc., ChoiceOne Financial Services, Inc., Classic Bancshares, Inc., Combanc Inc., Commerce National Financial Corporation, Community National Corporation, County Bank Corporation, FC Banc Corp., and ICNB Financial Corporation. In order to calculate a range of imputed values for a share of Reedsburg common stock, Stifel applied a 37.6% control premium to the trading prices of the selected group of comparable companies and compared the resulting theoretical offer price to each of book value, tangible book value, adjusted 6.5% equity, latest twelve months earnings, assets, tangible book value to deposits and deposits. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the corresponding financial results of Reedsburg. This analysis resulted in a range of imputed values for Reedsburg common stock of between $473.37 and $1,553.90 based on the range of multiples and ratios for the peer group. The 37.6% control premium selected by Stifel was based on a 5 year analysis of market premiums paid in bank and thrift merger transactions.

Stifel calculated the following ratios with respect to the 10 selected comparable companies after application of the 37.6% control premium:

Merchants/ Reedsburg	10 Selected Comparable Companies
Ratios	Minimum	Maximum
Deal Price Per Share/ Book Value Per Share	220%	152%	281%
Deal Price Per Share/Tangible Book Value Per Share	220%	153%	281%
Adjusted Deal Price/6.50% Equity	321%	172%	405%
Deal Price Per Share/Last 12 Months Earnings Per Share	17.9	x	15.2	x	29.8	x
Deal Price/Assets	26.3%	13.8%	32.1%
Premium over Tangible Book Value/Deposits	16.6%	6.7%	33.4%
Deal Price/Deposits	30.5%	17.9%	52.6%

As described above, Stifel’s opinion was one of the many factors taken into consideration by the Merchants board of directors in making its determination to approve the merger.

Pursuant to the terms of Stifel’s engagement, Merchants paid Stifel a nonrefundable cash fee of $100,000 upon the signing of the definitive agreement. In addition, Merchants has agreed to reimburse Stifel for certain out-of-pocket expenses, subject to a maximum of $20,000, and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In addition, Stifel acted as placement agent with respect to Merchants’ two $10.0 million issuances of trust preferred securities in November of 2002 and

May of 2003. Merchants also has engaged Stifel to act as underwriter/financial advisor in the event Merchants issues additional trust preferred stock in connection with financing the merger.

In the ordinary course of business, Stifel actively trades equity securities of Merchants for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

Upon consumption of the merger, Mr. Erich Mildenberg and Mr. Milburn Hahs, Chairman of the Board of Directors and President and Chief Executive Officer of Reedsburg and the Reedsburg Bank, respectively, will be appointed to the Board of Directors of Merchants. Mr. Mildenberg will also serve on the Executive Committee of Merchants.

On or before the effective time of the merger, Mr. Hahs, the President of the Reedsburg Bank, will enter into a three-year employment agreement with Merchants and Mrs. Connie Suemnicht, Senior Lending Officer of the Reedsburg Bank, will enter into a three-year employment agreement with the Reedsburg Bank. The employment agreements provide for one-year renewals on each anniversary date, unless notice of non-renewal is given. In addition to an annual base salary, Mr. Hahs and Mrs. Suemnicht will be entitled to such other benefits as are generally made available to other officers serving in comparable positions at the Reedsburg Bank or other subsidiaries of Merchants. Mr. Hahs’ annual base salary will be $108,000 at commencement of the employment agreement and is subject to adjustment by the Board of Directors or a compensation committee. The employment agreements provide that Mr. Hahs and Mrs. Suemnicht will not compete with the Reedsburg Bank or any affiliate of Merchants during the employment period and for eighteen months after termination of employment as defined in the employment agreements. If the employment agreements are terminated by Merchants or the Reedsburg Bank, as applicable, for reasons other than death, disability or retirement or other than for cause (as defined in the employment agreement) or by Mr. Hahs or Mrs. Suemnicht following a change in control (as defined in the employment agreement) the employees will be entitled to severance payments equal to the base salary, plus cash bonus for the year prior to termination multiplied by the number of years of the remaining employment term.

Mr. Mildenberg is a shareholder in the Milwaukee law firm of Davis & Kuelthau, s.c. Mr. Mildenberg and Davis & Kuelthau have acted a legal counsel for Merchants in various matters not related to the merger. While neither Davis & Kuelthau nor Mr. Mildenberg represent Merchants in the merger, Mr. Mildenberg has abstained from voting on the merger agreement to avoid even the appearance of a conflict of interest.

The Boards of Directors of Merchants and Reedsburg were aware of these interests and took them into account in approving the merger agreement.

Merger Consideration

Upon completion of the merger, each share of Reedsburg common stock outstanding at the effective time of the merger will be converted into the right to receive the merger consideration called for by the merger agreement of $900 per share unless the holder of that share has perfected dissenters’ rights. The total merger consideration will be paid in a combination of cash, 5.35% five-year promissory notes and Merchants common stock. Each share of Reedsburg common stock will be converted into the right to receive $765 of cash and $135 of Merchants common stock, except a holder of shares of Reedsburg common stock may elect to receive a portion of the cash consideration in the form of promissory notes as long as the holder elects to receive at least $50,000 in the form of promissory notes. Merchants will not issue more than $20,000,000 of promissory notes in total and elections will be allocated among the Reedsburg shareholders who elect to receive promissory notes based on the number of shares of Reedsburg common stock owned of record arranged in descending order from the electing shareholder owning the greatest number of shares of Reedsburg common stock to the electing shareholder owning the least number of shares of Reedsburg common stock.

The merger agreement provides a formula for calculating the exchange ratio which will determine the number of shares of Merchants common stock holders of Reedsburg common stock will receive for each share of Reedsburg common stock convertible into Merchants common stock. The number of shares of Merchants common stock to be received for each share of Reedsburg common stock payable in Merchants common stock will equal $135 divided by the Daily Average Price of Merchants common stock.

The Daily Average Price is the daily average of the bid and ask quotations of Merchants common stock as published in the Milwaukee Journal Sentinel (or obtained from another source acceptable to Merchants and Reedsburg if such quotations are not published in the Milwaukee Journal Sentinel) on each of the 20 trading days preceding the fifth day prior to the date on which the merger becomes effective. On each of such 20 trading days, the bid and ask prices will be averaged to calculate the market quotation for that day, and the resulting 20 market quotations will be summed and the result divided by 20 to determine the Daily Average Price. In the event that ask quotations are not listed, or if the ask price exceeds the bid price by more than $4.00 on any of the 20 trading days used to compute the Daily Average Price, then only the bid quotes will be used on those days to calculate the Daily Average Price.

No fractional shares of Merchants common stock will be issued and the holders of such fractional shares will receive cash in an amount equal to multiplying the fraction by the Daily Average Price.

Regulatory Approvals Required

Federal. The merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The Bank Holding Company Act prohibits the Federal Reserve Board from approving the merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. It is highly improbable that the merger poses any antitrust issues. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the subsidiary banks of Merchants and Reedsburg under the Community Reinvestment Act of 1977, as amended. The Community Reinvestment Act requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank’s record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

Under the Bank Holding Company Act, the merger may not be completed until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. Although a challenge is highly improbable, there can be no assurance that the Department of Justice will not challenge the merger or the result of any such challenge if made. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically orders otherwise. The Bank Holding Company Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

Merchants New Merger Corp. and Merchants have filed an application with the Federal Reserve Bank of Chicago on July 15, 2003. Merchants New Merger Corp. and Merchants received approval of their application from the Federal Reserve Bank on August 22, 2003. The Federal Reserve approval is conditional on Merchants’ compliance with the commitments and representations made in the application, including the commitment that Merchants will remain well-capitalized on a consolidated basis upon consummation of the merger in compliance with regulatory guidelines. Merchants is considering various options for complying with such capital requirements, including the issuance of trust preferred securities, preferred stock or common stock. See “RISK FACTORS - Merchants’ future needs for capital may adversely affect earnings and dilute ownership.”

Wisconsin. The merger is also subject to the prior approval by the Wisconsin Department of Financial Institutions, or DFI, under Section 221.0901 of the Wisconsin Statutes which requires that the DFI take into consideration (i) the financial and managerial resources and future prospects of the respective institutions and whether the transaction would be contrary to the best interests of the shareholders or customers of the bank or bank holding company to be acquired; (ii) whether the action would be detrimental to the safety and soundness of the respective institutions or any subsidiary or affiliate of the respective institutions; (iii) the record of performance, management, financial responsibility and integrity, and the Community Reinvestment Act rating of the applicant; and (iv) whether upon completion of the transaction, the applicant would control in excess of 30% of the total amount of deposits of insured depository institutions in Wisconsin as specified under federal banking law.

Merchants New Merger Corp. and Merchants filed an application with the DFI on July 15, 2003. Merchants and Merchants New Merger Corp. are awaiting approval of their application from the DFI. The merger may be completed at any time within one year of the date approval was granted by the DFI (subject to the foregoing federal approvals).

General. The merger cannot proceed in the absence of all requisite regulatory approvals and compliance with any waiting periods contained in such approvals. See “THE MERGER AGREEMENT - Conditions to Completion of the Merger.” In the merger agreement, Merchants and Reedsburg have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the merger, including furnishing information to the Federal Reserve Board or in connection with approvals or filings with other governmental entities. Merchants and Reedsburg have also agreed to take all reasonable action necessary to obtain approvals of the Federal Reserve Board, the DFI and other governmental entities. However, the obligation to take reasonable actions is not to be construed as including an obligation to accept any terms or conditions to an agreement or other approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators or if Merchants in good faith determines that such terms or conditions would have a material adverse effect on its business or financial condition or would materially detract from the value of Reedsburg to Merchants.

Merchants and Reedsburg are not aware of any other governmental approvals or actions that are required for completion of the merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing of obtaining such approvals or actions.

The Effective Time

The merger will become effective as of the later of (a) the date articles of merger are filed with the DFI or (b) the effective date and time of the merger as set forth in the articles of merger. We refer to the time of the effectiveness of the merger as the “effective time.” The filing of the articles of merger with respect to the merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the merger as set forth in the merger agreement. The merger agreement may be terminated by either party if, among other reasons, the merger has not been completed on or before December 31, 2003, unless such condition is waived. Upon completion of the merger, Merchants New Merger Corp. will be merged into Reedsburg, with Reedsburg as the surviving corporation. See “THE MERGER AGREEMENT - Conditions to Completion of the Merger” and “THE MERGER AGREEMENT - Termination.”

Conversion of Shares; Procedure for Exchange of Certificates; Fractional Shares

At the effective time of the merger and without any action on the part of Merchants, Reedsburg or the holders of Reedsburg common stock, each share of Reedsburg common stock issued and outstanding immediately prior to the effective time (other than shares held by Reedsburg shareholders exercising their dissenters rights under the Wisconsin Business

Corporation Law, see “THE MERGER - Dissenters’ Rights”) will be converted into the right to receive cash/promissory notes and shares of Merchants common stock. All shares of Reedsburg common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each stock certificate previously representing any shares of Reedsburg common stock (other than shares held by dissenting shareholders as described above) will thereafter represent the right to receive cash/promissory notes and a certificate representing shares of Merchants common stock into which such Reedsburg common stock has been converted. Certificates previously representing shares of Reedsburg common stock will be exchanged for cash/promissory notes and certificates representing whole shares of Merchants common stock upon the surrender of such certificates as provided below. No fractional shares of Merchants common stock will be issued, and, in lieu of such fractional shares, a cash payment will be made as provided below.

As of the effective time, Merchants will deposit, or cause to be deposited with American Stock Transfer & Trust Company, New York, New York as the exchange agent, for the benefit of the holders of shares of Reedsburg common stock and for exchange in accordance with the terms of the merger agreement, such cash, promissory notes and certificates for shares of Merchants common stock, together with any dividends or distributions with respect thereto issuable under the terms of the merger agreement.

Upon approval of the merger by the shareholders of Reedsburg, Reedsburg will deliver a form of election to each holder of Reedsburg common stock eligible to receive a promissory note in the amount of at least $50,000 permitting each such holder to elect to receive the cash consideration of $765 per share of Reedsburg common stock in any combination of promissory notes or cash. Holders of 65 or less shares of Reedsburg common stock will receive less than $50,000 of cash consideration in the merger and, therefore, will not be eligible to elect to receive promissory notes. Merchants will not issue more than $20,000,000 of promissory notes in total and elections will be allocated among the Reedsburg shareholders who elect to receive promissory notes based on the number of shares of Reedsburg common stock owned of record arranged in descending order from the electing shareholder owning the greatest number of shares of Reedsburg common stock to the electing shareholder owning the least number of shares of Reedsburg common stock.

As soon as reasonably practicable prior to the effective time of the merger, the exchange agent will mail to each holder of record of a certificate which immediately prior to the effective time of the merger represented outstanding shares of Reedsburg common stock whose shares were converted into the right to receive cash/promissory notes and shares of Merchants common stock, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of certificates representing Reedsburg common stock in exchange for cash/promissory notes and certificates representing shares of Merchants common stock. Upon surrender of a certificate previously representing shares of Reedsburg common stock to the exchange agent together with duly executed letter of transmittal, the holder of the certificate will receive in exchange therefor cash/promissory notes and a certificate representing that number of whole shares of Merchants common stock to which such holder is entitled and the certificate so surrendered will be canceled. In the event of a transfer of ownership of shares which is not registered in the transfer records of Reedsburg, the merger consideration may be issued to a transferee if the certificate representing the shares is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of Reedsburg common stock will be deemed at any time after the effective time to represent only the right to receive upon such surrender cash/promissory note and a certificate representing shares of Merchants common stock and cash in lieu of any fractional shares of Merchants common stock as described below.

Reedsburg shareholders should not forward their stock certificates to the exchange agent without a letter of transmittal nor return their stock certificates with the enclosed proxy.

No dividends or other distributions declared or made after the effective time with respect to Merchants common stock with a record date after the effective time will be paid to the holder of any unsurrendered certificate of Reedsburg common stock with respect to the shares of Merchants common stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any such certificate of Reedsburg common stock, the exchange agent will forward to the holder of such Reedsburg common stock without interest (i) the merger consideration in cash/promissory notes and certificates for whole shares of Merchants common stock; (ii) dividends declared on shares of Merchants common stock after the effective time of the merger and (iii) the cash value of the fractional shares, if any, of Merchants common stock.

All cash, promissory notes and shares of Merchants common stock issued upon conversion of the shares of Reedsburg common stock (including any cash paid for fractional shares) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Reedsburg common stock.

No certificates or scrip representing fractional shares of Merchants common stock will be issued upon the surrender for exchange of Reedsburg common stock certificates, and such fractional share interest will not entitle the owner of such interest to vote or to any rights of a shareholder of Merchants. Each holder of a fractional share interest will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled by the daily average of bid and ask prices for Merchants common stock over the 20 trading days preceding the fifth day prior to the effective time of the merger. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the exchange agent will notify Merchants and Merchants will make available such amounts to such holders of such fractional share interests subject to and in accordance with the terms of the merger agreement, as relevant.

Any portion of the cash, promissory notes and shares of Merchants common stock deposited with the exchange agent which remains undistributed to the shareholders of Reedsburg for six months after the effective time will be delivered to Merchants, upon demand, and any shareholders of Reedsburg who have not up to that time complied with the procedures described above will then look only to Merchants for payment of their claim for cash/promissory notes and

Merchants common stock, any cash in lieu of fractional shares of Merchants common stock and any dividends or distributions with respect to Merchants common stock.

Neither Merchants nor Reedsburg will be liable to any holder of shares of Reedsburg common stock for any such shares of Reedsburg common stock (or dividends or distributions with respect thereto), promissory notes or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

Merchants will be entitled to deduct and withhold from any cash consideration payable pursuant to the merger agreement to any holder of shares of Reedsburg common stock such amounts as Merchants is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, or any provision of state, local or foreign tax law.

At the effective time the stock transfer books of Reedsburg will be closed, and there will be no further registration of transfers of shares of Reedsburg common stock on the stock transfer books. From and after the effective time, the holders of certificates of Reedsburg common stock will cease to have any rights with respect to their shares of Reedsburg common stock except as otherwise provided in the merger agreement, or by law. On or after the effective time, any certificate of Reedsburg common stock presented to the exchange agent or Merchants for any reason will be converted into cash/promissory notes and whole shares of Merchants common stock in accordance with the terms of the merger agreement as described above.

Persons who hold Merchants common stock prior to the merger will not need to exchange their existing certificates representing shares of Merchants common stock for new stock certificates.

Description of Merchants Common Stock Issuable in the Merger

The following description of Merchants common stock issuable in the merger is a summary and is qualified in its entirety by reference to the terms of the Merchants common stock, which is incorporated by reference in this document and is set forth in full in Merchants’ Articles of Incorporation. The description set forth below is subject in all respects to the Wisconsin Business Corporation Law and the Merchants Articles of Incorporation.

American Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for all outstanding Merchants common stock.

The following description of Merchants common stock should be read carefully by Reedsburg shareholders since, at the effective time, each issued and outstanding share of Reedsburg common stock will be converted in part into the right to receive shares of Merchants common stock at the exchange ratio described above under “Merger Consideration.”

General. Merchants has one class of common stock, the Merchants common stock. Of the 6,000,000 shares of Merchants common stock authorized, 2,875,555 shares were outstanding as of August 1, 2003, exclusive of shares held in its treasury. Merchants’ Articles of Incorporation authorize the issuance of 250,000 shares of preferred stock, par value $1.00 per share. No shares of preferred stock are issued and outstanding as of the date of this Proxy Statement/Prospectus.

Dividend Rights. Dividends on Merchants common stock are payable out of the assets of Merchants legally available for that purpose as, if and when declared by the Merchants Board of Directors. No share of Merchants common stock is entitled to any preferential treatment with respect to dividends.

Voting Rights. Each holder of Merchants common stock is entitled at each shareholders’ meeting of Merchants, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Merchants common stock registered in his or her name on the stock transfer books of Merchants. Such voting rights are not cumulative.

Rights Upon Liquidation. Subject to the rights of holders of any preferred stock which may be issued from time to time, in the event of liquidation, dissolution or winding up of Merchants, whether voluntary or involuntary, the holders of Merchants common stock will be entitled to receive all assets of Merchants remaining, after payment of or provision for all debts and liabilities, for distribution to its shareholders, on a pro rata basis.

Miscellaneous. Shares of Merchants common stock are not convertible into shares of any other class of capital stock. Shares of Merchants common stock are not entitled to any preemptive or subscription rights. The issued and outstanding shares of Merchants common stock are, and the shares of Merchants common stock issuable in the merger will be, fully paid and nonassessable, except as otherwise provided under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. Section 180.0622(2)(b) of the Wisconsin Business Corporation Law provides that shareholders of Wisconsin corporations are personally liable in an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months’ service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that an equally divided court affirmed the decision. Merchants common stock is not otherwise subject to call or assessment.

Comparison of Shareholder Rights

The following is a summary of the material differences between the rights of holders of Reedsburg common stock and Merchants common stock. Since Reedsburg and Merchants are both incorporated in Wisconsin, the rights of their shareholders are substantially similar. Differences in the rights of shareholders of Reedsburg and Merchants generally arise from the differences between the Merchants Articles of Incorporation and Bylaws and Reedsburg Articles of Incorporation and Bylaws. After completion of the merger, the rights of Reedsburg shareholders who receive Merchants common stock will be governed by the Wisconsin Business Corporation Law and the Articles of Incorporation and Bylaws of Merchants.

Authorized Capital Stock

Merchants. Under Merchants’ Articles of Incorporation, Merchants is authorized to issue 6,000,000 shares of common stock, par value $1.00 per share, and 250,000 shares of preferred stock, par value $1.00 per share. All shares of Merchants common stock are identical in rights and have one vote. For a description of Merchants common stock, see “Description of Merchants Common Stock Issuable in the Merger.” Merchants’ Board of Directors may divide the preferred stock into series and establish the relative rights and preferences of preferred stock issued in the future as specified in Merchants’ Articles of Incorporation without shareholder action and issue such stock in series. As of the date of this Proxy Statement/Prospectus, no shares of any series of Merchants preferred stock are issued and outstanding.

Reedsburg. Under Reedsburg’s Articles of Incorporation, the aggregate number of shares which it is authorized to issue is 160,000 shares of Reedsburg common stock, par value $10.00 per share. All shares of the Reedsburg common stock are identical in rights and have one vote per share. The holders of the Reedsburg common stock are entitled to such dividends as may be declared from time to time by Reedsburg’s Board of Directors from funds legally available therefor and upon liquidation are entitled to receive pro rata all assets of Reedsburg available for distribution to such holders. Reedsburg has no authorized shares of preferred stock and, accordingly, the rights of holders of Reedsburg common stock to receive dividends or payment in the event of voluntary or involuntary dissolution, liquidation or winding up of Reedsburg are not subject to the prior satisfaction of the rights of any other shareholders. Reedsburg’s Articles of Incorporation provide that holders of Reedsburg common stock have preemptive rights with respect to new issuances, sales or transfers of Reedsburg common stock by Reedsburg.

Classified Board of Directors

Merchants. Merchants’ Board of Directors is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. At each annual meeting of Merchants’ shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a plurality of the votes cast, assuming a quorum is present. Merchants’ Board of Directors currently consists of 16 directors.

Reedsburg. Reedsburg’s Board of Directors consists of a single class of not less than 5 directors, each of whom serves for one year or until his or her successor is elected and qualified.

Takeover Vote

Merchants. The Articles of Incorporation of Merchants provide that a vote of at least 80% of the outstanding shares entitled to vote must approve any merger or consolidation of Merchants or any lease, sale or exchange of all or substantially all of the property and assets of Merchants unless a majority of Merchants’ directors approve the transaction prior to the shareholder vote. In that case, the affirmative vote of a majority of the outstanding shares of Merchants common stock is required.

Reedsburg. The Articles of Incorporation of Reedsburg contain no such provision and the Wisconsin Business Corporation Law provides that a vote of more than 50% of the shares entitled to vote must approve such a transaction.

Wisconsin Takeover Statute

Merchants. A number of provisions under the Wisconsin Business Corporation Law regulating “business combinations” apply to Merchants because the Merchants common stock is registered under the Securities Exchange Act of 1934. The Wisconsin Business Corporation Law defines a “business combination” as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. In certain cases, Section 180.1141 of the Wisconsin Business Corporation Law prohibits Merchants from engaging in a business combination with an interested shareholder for a period of three years following the date on which the person became an interested shareholder, unless (i) the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested shareholder, (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount or (iv) the business combination is of a type specifically excluded from the coverage of the statute. An “interested shareholder” is defined as a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years.

Section 180.1150 of the Wisconsin Business Corporation Law provides that in particular circumstances the voting of shares of Merchants held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored under Section 180.1150 if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

In addition, Sections 180.1131 and 180.1132 of the Wisconsin Business Corporation Law sets forth certain fair price provisions which govern mergers and share exchanges with, or sales of substantially all of Merchants’ assets to, a 10% shareholder, mandating that any such transaction meet one of two requirements. The first requirement is that the transaction be approved by 80% of all shareholders and two-thirds of “disinterested” shareholders, which generally exclude the 10% shareholder. The second requirement is the payment of a statutory fair price, which is intended to insure that shareholders in the second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

Further, the Wisconsin Business Corporation Law requires shareholder approval for certain transactions in the context of a tender offer or similar action for in excess of 50% of Merchants common stock. Shareholder approval is required for the acquisition of more than 5% of Merchants common stock at a price above market value, unless Merchants makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets which amount to at least 10% of the market value of Merchants, but this requirement does not apply if the corporation meets certain minimum outside director standards.

Reedsburg. The provisions of the Wisconsin Business Corporation Law described above do not apply to Reedsburg since Reedsburg does not have a class of voting stock registered under the Securities Exchange Act of 1934.

Resale of Merchants Common Stock and Promissory Notes Issuable in the Merger

The Merchants common stock to be issued in the merger will be freely tradeable under the Securities Act except for shares issued to any shareholder of Reedsburg who may be deemed to be an “affiliate” of Reedsburg for purposes of Rule 145 under the Securities Act. Each affiliate identified by Reedsburg will enter into an agreement with Merchants providing that such affiliate will be subject to Rule 145(d) of the Securities Act and will not transfer any Merchants common stock or promissory notes received in the merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of Merchants common stock or promissory notes received by any person who may be deemed to be an affiliate of Reedsburg. These restrictions are expected to apply to the directors and executive officers of Reedsburg. The promissory notes are not transferable except through inheritance, by operation of law, pursuant to an involuntary proceeding such as divorce or bankruptcy, or for transfers to certain family members or affiliates of the holder.

Pre-Merger Dividend Policy

Reedsburg. The merger agreement prohibits Reedsburg from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock except as specified in the merger agreement.

Merchants. Merchants expects to continue to declare, until the effective time of the merger, its regularly scheduled dividends.

Post-Merger Dividend Policy

It is the current intention of the Board of Directors of Merchants to continue to declare cash dividends on the Merchants common stock following the merger. During 2002, Merchants paid a per share dividend of $0.72. During the first and second quarters of 2003, Merchants paid a quarterly dividend of $0.19 per share. Shareholders should note that future dividends will be determined by the Merchants Board of Directors in light of the earnings and financial condition of Merchants and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Merchants is a legal entity separate and distinct from its banking and non-banking subsidiaries, and the principal sources of Merchants’ income are dividends and fees from such subsidiaries. The payment of dividends by Merchants’ banking subsidiaries is subject to certain restrictions under applicable governmental regulations.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Reedsburg has agreed to carry on its business, and the business of its subsidiaries, in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the merger agreement, subject to the covenants and other agreements agreed to by Reedsburg in the merger agreement. See “THE MERGER AGREEMENT - Covenants.”

Material Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to Reedsburg shareholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, as of the date of this Proxy Statement/Prospectus. Legislative, judicial or administrative rules and interpretations are subject to change at any time, possibly on a retroactive basis, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to the Reedsburg shareholders. For purposes of discussion, it is assumed that the shares of Reedsburg common stock are held as capital assets by a “United States person” as defined in the Code and Treasury Regulations promulgated under the Code, which definition includes a citizen or resident of the United States and certain types of domestic entities. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of that shareholder’s personal investment circumstances, or those shareholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities, United States expatriates, foreign corporations and nonresident alien individuals), shareholders who are subject to alternative minimum tax, or shareholders who acquired their shares of Reedsburg common stock through the exercise of stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Reedsburg shareholder.

The receipt of the merger consideration in the merger will result in a taxable transaction for United States federal income purposes and also may result in a taxable transaction under applicable state, local and other income tax laws. In general, under Section 1001 of the Code, a holder of Reedsburg common stock will recognize gain or (subject to the limitations under Section 267 of the Code) loss equal to the difference between his or her adjusted tax basis in the Reedsburg common stock surrendered as determined under Section 1011 of the Code and the fair market value of the cash, Merchants common stock and promissory notes received, if any.

If a Reedsburg shareholder effectively dissents from the merger and receives cash for his or her shares, such cash will be treated as having been received by that shareholder as a distribution in redemption of his or her Reedsburg common stock, subject to the provisions and limitations of Section 302 of the Code, which determines whether a distribution in redemption of stock is treated as a payment in exchange for the stock or as a dividend. Where as a result of such distribution, a shareholder owns no Reedsburg common stock, either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her Reedsburg common stock, and not as a dividend.

Assuming that the shares of Reedsburg common stock have been held as a capital asset, the gain or loss recognized by Reedsburg shareholder generally will constitute a capital gain or loss, other than, with respect to the exercise of dissenters’ rights, amounts, if any, which are treated as a dividend under Section 302 of the Code, or which constitute interest or are deemed to constitute interest for federal income tax purposes, which amounts will be taxable as ordinary income. The gain will constitute short-term capital gain or loss subject to ordinary income tax rates if, at the effective time of the merger, the shares of Reedsburg common stock were held for one year or less. If the shares were held for more than one year, the capital gain or loss would be long-term, subject in the case of individual shareholders, estates and certain trusts to tax at a maximum United States federal income tax rate of 15% for 2003.

A portion of a shareholder’s gain (but not loss) may be spread over the period during which the shareholder receives payments under a promissory note received as part of the merger consideration, rather than being fully taxable in the year of the merger, provided that the shareholder does not elect out of the installment method, and provided that certain other exceptions do not apply, such as those relating to “dealer dispositions” and certain dispositions or pledges of installment obligations. As a condition to the closing of the merger, Boardman, Suhr, Curry & Field LLP, legal counsel to Reedsburg, will render its opinion to the effect that the Reedsburg shareholders (with the exception, for purposes of Wisconsin income tax law, of shareholders under the accrual method of accounting) that receive promissory notes in the merger will qualify for recognition of gain under the installment method under the Code and Wisconsin income tax law. The opinion will be based on the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual statements included in this Proxy Statement/Prospectus. The opinion of Boardman, Suhr, Curry & Field LLP is not binding on the Internal Revenue Service, the Wisconsin Department of Revenue, or the courts. If either the Internal Revenue Service or the Wisconsin Department of Revenue were to successfully assert that the promissory notes do not qualify for installment treatment, then Reedsburg shareholders would not be able to defer the recognition of a portion of their gain during the term of the promissory notes.

The initial tax basis in the Merchants common stock received by a Reedsburg shareholder as part of the merger consideration will be equal to its fair market value, and the shareholder’s holding period for the Merchants common stock will begin the day after the merger.

This section does not discuss all aspects of United States federal income taxation that may be relevant to a particular Reedsburg shareholder in light of the shareholder’s particular circumstances and income tax situation. Reedsburg shareholders should consult their own tax advisors to determine the United States federal, state and local and foreign consequences of the merger to them in view of their own particular circumstances.

Anticipated Accounting Treatment

Merchants will account for the merger for accounting and financial reporting purposes as a “purchase,” as that term is used under accounting principles generally accepted in the United States of America. Under purchase accounting, the assets and liabilities of Reedsburg as of the effective time will be recorded at their fair values and added to those of Merchants. Any excess of the value of the merger consideration over the fair value of Reedsburg’s identifiable net assets will be recorded as goodwill. Financial statements of Merchants issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Reedsburg.

Dissenters’ Rights

Under the provisions of Subchapter XIII of the Wisconsin Business Corporation Law, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit E and which provisions are incorporated in this Proxy Statement/Prospectus by reference, any holder of record or beneficial holder of Reedsburg common stock has the right to dissent from the merger and demand payment of the “fair value” of his or her shares in cash as determined under Subchapter XIII of the Wisconsin Business Corporation Law. Set forth below is a summary of the procedures relating to the exercise of dissenters’ rights. This summary is not to be a complete statement of the provisions of Subchapter XIII of the Wisconsin Business Corporation Law. Any shareholder who wishes to assert dissenters’ rights must deliver a written notice of his or her intent to exercise dissenters’ rights to Reedsburg Bancorporation, Inc., 201 Main Street, Reedsburg, Wisconsin 53959, Attention Secretary, before the vote on the merger agreement is taken at the special meeting. A proxy or vote against the merger agreement will not, by itself, be regarded as a written notice of intent to demand payment for purposes of asserting dissenters’ rights.

A record holder of Reedsburg common stock may assert dissenters’ rights as to fewer than all shares registered in that shareholder’s name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Reedsburg in writing of the names and addresses of each person on whose behalf the shareholder asserts dissenters’ rights.

A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder (i) submits to Reedsburg the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and (ii) asserts dissenters’ rights with respect to all shares of which the shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

If the merger agreement is approved by the requisite vote of holders of Reedsburg common stock, Reedsburg is required to send a dissenters’ notice to all dissenting shareholders containing payment demand and stock certificate surrender information within 10 days after such approval. The return date specified by Reedsburg for receiving the payment demand from dissenting shareholders may not be less than 30 days nor more than 60 days after the date on which the dissenters’ notice was first sent. Upon receipt of the dissenters’ notice, each dissenting shareholder must return his or her payment demand and certificate no later than the payment demand due date as provided in the dissenters’ notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the merger on April 24, 2003. A payment demand may not be withdrawn without Reedsburg’s consent.

Upon effecting the merger, within 60 days after the payment demand due date, Reedsburg will pay each dissenting shareholder who properly complied with the statutory requirements of Subchapter XIII of the Wisconsin Business Corporation Law, the amount that Reedsburg estimates to be the fair value of such dissenting shareholder’s shares, plus accrued interest from the effective time of the merger; provided that, with respect to shares acquired after the first public announcement of the merger, Reedsburg may elect to withhold payment until such shareholder either accepts Reedsburg’s offer of fair value or a court determines the fair value of such shares.

If the merger is not effected within 60 days of the payment demand due date, Reedsburg will return all deposited certificates to dissenting shareholders. If the merger is thereafter effected, Reedsburg will send a new dissenters’ notice within 10 days of effecting the merger and repeat the payment demand procedure described above.

If any dissenting shareholder is dissatisfied with Reedsburg’s determination of “fair value,” such dissenting shareholder may notify Reedsburg in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder must assert this right within 30 days after Reedsburg makes or offers payment for his or her shares or the right is waived. Reedsburg may either accept such dissenting shareholder’s estimate of fair value or commence a proceeding in the Wisconsin Circuit Court of Sauk County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by Reedsburg.

In the event any holder of Reedsburg common stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Subchapter XIII of the Wisconsin Business Corporation Law, he or she will be bound by the terms of the merger agreement and will not be entitled to payment for his or her shares under Subchapter XIII of the Wisconsin Business Corporation Law. Any holder of Reedsburg common stock who wishes to object to the transaction and demand payment in cash for his or her shares should consider consulting his or her own legal advisor.

Because an executed proxy relating to Reedsburg common stock on which no voting direction is made will be voted at the special meeting in favor of the merger, a dissenting shareholder who wishes to have his or her shares of Reedsburg common stock represented by proxy at the special meeting but preserve his or her dissenters’ rights must mark his or her proxy either to vote against the merger or to abstain from voting on the merger, in addition to the foregoing requirements.

Other Related Party Transactions

In the ordinary course of conducting their banking and financial service businesses, each of Merchants, Reedsburg and their respective subsidiaries, may do business and engage in banking transactions with the other party and its subsidiaries, which may include, but not be limited to, interests or participations in loans and interbank advances.

Management After the Merger

In the merger, Merchants New Merger Corp. will be merged into Reedsburg, with Reedsburg as the surviving corporation. Merchants will thereby acquire control of Reedsburg and its subsidiaries. The officers and directors of Merchants New Merger Corp. prior to the merger will continue as officers and directors of the surviving corporation.

THE MERGER AGREEMENT

The following is a brief summary of various material provisions of the merger agreement and plan of merger. Because it is a summary, it does not contain all the information that may be important to you. You should read carefully the entire merger agreement and plan of merger, which are attached as Exhibits A and B to this Proxy Statement/Prospectus and are incorporated in this Proxy Statement/Prospectus by reference, before you decide how to vote.

The Merger

The merger agreement provides that, following the approval of the merger agreement by the shareholders of Reedsburg and the satisfaction or waiver of the other conditions to the merger, Merchants New Merger Corp. will be merged with and into Reedsburg. If the merger agreement is approved by the shareholders of Reedsburg, the merger will become effective as of the later of (a) the date articles of merger are filed with the DFI or (b) the effective date and time of the merger as set forth in the articles of merger. We refer to the time of the effectiveness of the merger as the “effective time.”

The merger agreement provides that, at the effective time, each outstanding share of Reedsburg common stock will be converted into the right to receive a combination of cash/promissory notes and the number of shares of Merchants common stock as described under “THE MERGER - Merger Consideration” above. With regard to the treatment of fractional share interests, see “THE MERGER - Conversion of Shares; Procedure for Exchange of Certificates; Fractional Shares.”

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	each of Merchants’ and Reedsburg’s and their respective subsidiaries’ organization and similar corporate matters;

•	each of Merchants’ and Reedsburg’s capital structure;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and other related matters;

•	documents filed by Merchants with the Securities and Exchange Commission and by Merchants or Reedsburg with the Federal Reserve Board and state banking authorities and the accuracy of information contained in those documents;

•	Reedsburg’s financial statements and the accuracy of the information contained in those financial statements;

•	the accuracy of information supplied by each of Merchants and Reedsburg in connection with the Registration Statement and this Proxy Statement/Prospectus;

•	compliance with laws including employment and lending laws;

•	no material pending or threatened litigation with respect to Merchants and no pending or threatened litigation with respect to Reedsburg, except in each case as otherwise disclosed by Merchants or Reedsburg;

•	filing of tax returns and payment of taxes;

•	material contracts and contracts relating to employment, consulting and benefits matters of Reedsburg;

•	retirement and other employee plans and matters of Reedsburg relating to ERISA;

•	the absence of any burdensome contracts, agreements or restrictions;

•	the absence of material changes or events since December 31, 2002, relating to the occurrence of a material adverse effect in the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Merchants or its subsidiaries, taken as a whole, or Reedsburg or its subsidiaries, taken as a whole;

•	maintenance of books of account and accounting controls, loan documentation and disclosure for Reedsburg;

•	environmental matters relating to the properties of Reedsburg;

•	good title to the properties of Reedsburg and its subsidiaries, free of liens except as specified; and

•	insurance matters for Reedsburg.

Covenants

Reedsburg has agreed in the merger agreement that prior to the effective time of the merger, unless the prior written consent of Merchants is obtained and except as otherwise contemplated in the merger agreement, Reedsburg and its subsidiaries will:

•	operate their business in the usual, regular and ordinary course consistent with past practices;

•	use reasonable efforts to preserve intact their business organization and assets;

•	use reasonable efforts to maintain and keep their properties in good repair and condition;

•	use reasonable efforts to keep all insurance and bonds in full force and effect;

•	perform in all material respects all obligations under all material contracts, leases and documents relating to or affecting the assets, properties and business of Reedsburg and its subsidiaries;

•	purchase and sell securities in accordance with past practices;

•	maintain as of the date on which all conditions have been met and until the effective time, a loan loss reserve of not less than 1.25% of loans;

•	fully expense on its financial statement as of the date on which all conditions to the merger have been met all expenses payable as a result of the completion of the merger;

•	obtain an independent audit of its financial statements for the year ended December 31, 2002 and for such additional years as may be required by governmental agencies; and

•	comply with and perform in all material respects all obligations and duties imposed by all applicable laws.

Reedsburg has also agreed that prior to the effective time of the merger, without the prior written consent of Merchants and except are specifically contemplated by the merger agreement, neither Reedsburg nor its subsidiaries will:

•	grant any increase in compensation or bonuses (other than as specified in the merger agreement) or retirement benefits to any employee or otherwise adopt, enter into, amend or modify any employee benefit plan, or enter into or amend any employment, severance or similar agreement with any director or officer;

•	declare or pay any dividend on its outstanding shares of capital stock except as specified in the merger agreement;

•	redeem, purchase or otherwise acquire any shares of Reedsburg capital stock;

•	merge or consolidate with or into any other corporation or bank;

•	purchase or otherwise acquire any assets or stock of any corporation, bank or other business;

•	liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice;

•	split, combine or reclassify any of the capital stock of Reedsburg or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of Reedsburg common stock or any rights, warrants or options to acquire, any such shares;

•	propose or adopt any amendment to its corporate charter or bylaws in any way materially adverse to Merchants;

•	purchase any shares of Merchants common stock, except in a fiduciary capacity for the account of its customers;

•	change any of its methods of accounting, or methods of reporting income or deductions for federal income tax purposes, in effect at December 31, 2002, except as may be required by law or generally accepted accounting principles;

•	change any lending, investment, liability management or other material policies concerning the business or operations of Reedsburg or any subsidiary in any material respect;

•	organize any new subsidiaries or enter into any new non-bank line of business or make any material changes in its operations;

•	incur or assume any material obligation or liability, or make any loan (excluding loan renewals of a loan not then classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Reedsburg, Reedsburg Bank or banking regulators) not meeting the requirements of the bank’s loan policy or investment (excluding U.S. Treasury Securities and municipal loans) in any amount greater than $100,000;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity;

•	mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon, except (A) liabilities and obligations incurred in the ordinary course of business consistent with past practices and in amounts not material to Reedsburg or its subsidiaries taken as a whole, and (B) as may be required under existing agreements to which Reedsburg or any of its subsidiaries is a party;

•	acquire assets (including equipment) or securities in excess of $25,000 in the aggregate (excluding loans to customers and investments permitted above);

•	enter into any other contract or agreement involving annual payments by Reedsburg or a subsidiary in excess of $20,000;

•	pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000 individually;

•	settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of Reedsburg or its subsidiaries;

•	purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer;

•	take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on Reedsburg or its subsidiaries, taken as whole; or

•	agree in writing to do any of the foregoing.

No Solicitation of Transactions

The merger agreement provides that Reedsburg and its respective subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. Reedsburg must promptly notify Merchants orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. Notwithstanding the foregoing, the Board of Directors of Reedsburg is not prohibited from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to Reedsburg and its subsidiaries or taking any other action if the Board of Directors of Reedsburg, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of Reedsburg to comply with its fiduciary duties to shareholders imposed by law.

For purposes of the merger agreement, a “Competing Transaction” means any of the following involving Reedsburg or any of Reedsburg’ subsidiaries:

•	any merger, consolidation, share exchange, business combination, or other similar transactions;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice;

•	any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock);

•	any tender offer or exchange offer for 10% or more of outstanding shares of capital stock;

•	any solicitation of proxies in opposition to approval by Reedsburg’s shareholders of the merger;

•	the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the Bank Holding Company Act or the Change in Bank Control Act with respect to Reedsburg or its subsidiaries;

•	any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the then outstanding shares of capital stock; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing.

Conditions to Completion of the Merger

The respective obligations of each party to effect the merger are subject to various conditions which include, in addition to other customary closing conditions, the following:

•	the merger shall have been approved by the holders of Reedsburg common stock;

•	the Registration Statement shall have been declared effective by the Securities and Exchange Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and Merchants shall also have received all other federal and state securities permits and authorizations necessary to issue Merchants common stock pursuant to the merger agreement;

•	the merger shall have been approved by the Federal Reserve Board and the DFI, which approvals shall not contain any condition which is not reasonably satisfactory to Merchants or Reedsburg and any waiting periods with respect to the merger shall have expired; and

•	there shall not be any injunction or restraining order preventing the completion of the merger in effect.

In addition, Merchants’ or Reedsburg’s respective obligation to effect the merger is subject to one or more of the following additional conditions (any of which may be waived by such party):

•	the representations and warranties of the other party to the merger agreement shall be true and correct in all material respects and the other party shall have performed in all material respects all agreements and covenants required to be performed by it under the merger agreement and any agreements entered into in connection with the merger agreement, and the other party shall have obtained all material consents and approvals required to complete the merger;

•	there shall not be any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (a) challenging or seeking material damages in connection with the merger or the conversion of Reedsburg common stock into the merger consideration pursuant to the merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Merchants or its subsidiaries of all or any portion of the business or assets of Reedsburg or any of its subsidiaries, which in either case is reasonably likely to have a material adverse effect on either Reedsburg and its subsidiaries, taken as a whole, or Merchants and its subsidiaries, taken as a whole;

•	Reedsburg shall have received the opinion of counsel that promissory notes to be issued in the merger will qualify for installment tax treatment under federal and Wisconsin income tax laws;

•	each party shall have received an opinion of counsel for the other party as to customary legal matters;

•	Merchants shall have received from each affiliate of Reedsburg a signed letter regarding restrictions on the resale of Merchants common stock and promissory notes under Rule 145 of the Securities Act;

•	each party shall have received from McGladrey and Pullen, LLP “comfort letters” dated as of the date of mailing of the Proxy Statement/Prospectus and the Closing Date, covering matters customary in transactions such as the merger;

•	Merchants shall have received from the directors of Reedsburg the Voting Agreement (see “THE VOTING AGREEMENTS”);

•	the absence of material changes or events since the date of the merger agreement relating to the occurrence of a material adverse effect in the business operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Merchants or its subsidiaries, taken as a whole, or Reedsburg or its subsidiaries, taken as a whole; and

•	if anticipated losses from outstanding loans on the books of Reedsburg Bank or charged-off loans pursuant to the mutual agreement of Reedsburg and Merchants shall cause the reserve for losses on loans and leases to be reduced to less than 1.25% of outstanding loans and leases, such reserve shall be replenished to the 1.25% level.

Neither Merchants nor Reedsburg can give assurance that all of the conditions for the merger will be satisfied or waived.

Termination

The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the matters presented in connection with the merger by the shareholders of Reedsburg:

•	by mutual consent of Merchants and Reedsburg;

•	by either Reedsburg or Merchants (a) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the merger agreement, or (b) if any representation or warranty of the non-terminating party shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition (provided that the merger agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect);

•	by either Merchants or Reedsburg if any permanent injunction preventing the completion of the merger shall have become final and nonappealable;

•	by either Merchants or Reedsburg if the Federal Reserve Board or the DFI denies approval of the merger and neither Merchants nor Reedsburg has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

•	by either Merchants or Reedsburg if the merger has not been completed by December 31, 2003, for a reason other than the failure of the terminating party to comply with its obligations under the merger agreement;

•	by either Merchants or Reedsburg if the required approval of the shareholders of Reedsburg has not been obtained; or

•	by either Merchants or Reedsburg if applicable conditions have not been satisfied or waived by December 31, 2003.

In the event of termination of the merger agreement by either Reedsburg or Merchants, other than as a result of a material breach by the non-terminating party, each party will pay its own expenses and the merger agreement will become void and there will be no liability or obligation on the part of Merchants or Reedsburg other than under certain specified provisions of the merger agreement dealing with confidential treatment of non-public information. In the event of termination of the merger agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will reimburse the non-breaching parties their expenses under the merger agreement.

Amendment and Waiver

The merger agreement may be amended at any time prior to the effective time by action taken or authorized by the respective Boards of Directors of Merchants and Reedsburg, except that after the merger agreement shall have been approved by the shareholders of Reedsburg, no amendment may be entered into which would reduce the amount or change the consideration into which each share of Reedsburg common stock shall be converted upon completion of the merger without further shareholder approval. At any time prior to the effective time the parties may extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or conditions contained in the merger agreement.

Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that Merchants and Reedsburg will share equally in the expense of preparing, printing, mailing and filing the Registration Statement and Proxy Statement/Prospectus. If the merger agreement is terminated due to the breach of the merger agreement by either party, then, in addition to other remedies at law or equity for breach of the merger agreement, the party so found to have breached the merger agreement will be obligated to reimburse the other party for its expenses.

Break-up Fee

Provided that Merchants has not breached in any material respect its obligations under the merger agreement, Reedsburg is obligated to pay to Merchants a break-up fee equal to 2% of the aggregate merger consideration, if:

•	the Board of Directors of Reedsburg (i) withdraws, modifies or amends its approval or recommendation of the merger agreement; (ii) does not at the appropriate time recommend that the shareholders of Reedsburg vote in favor of the merger agreement or withdraws or modifies such recommendation or (iii) does not include such voting recommendation in the Proxy Statement/Prospectus; or

•	except as permitted under the merger agreement to comply with the Reedsburg directors’ fiduciary duties, Reedsburg initiates, solicits or encourages or takes any other action to lead to any Competing Transaction, see “THE MERGER AGREEMENT - No Solicitation of Transactions.”

Provided that Reedsburg has not breached in any material respect its obligations under the merger agreement, Merchants is obligated to pay to Reedsburg the break-up fee if:

•	Merchants is unable to obtain approval of the merger from the Federal Reserve Board, unless the failure to obtain Federal Reserve approval is due to imposition of new Federal Reserve requirements which did not exist prior to the date of the merger agreement; or

•	the Securities and Exchange Commission does not declare the Registration Statement to be effective or issues a “stop order” suspending the effectiveness of the Registration Statement, unless the failure to obtain effectiveness is due to imposition of new Securities and Exchange Commission requirements which did not exist prior to the date of the merger agreement.

THE VOTING AGREEMENTS

The following is a brief summary of various material provisions of the voting agreements. Because it is a summary, it does not contain all the information that may be important to you. You should read carefully all of the voting agreements, which are attached as Exhibit C to this Proxy Statement/Prospectus and are incorporated in this Proxy Statement/Prospectus by reference.

Merchants has entered into the voting agreements with each of the current directors of Reedsburg and one former director of Reedsburg who together hold 10,257 shares representing approximately 25.64% of the total voting power of Reedsburg common stock. The voting agreements provide that the directors, in consideration of the substantial expenses incurred by Merchants in connection with the merger agreement and as a condition to Merchants entering into the merger agreement, subject to the exercise of their fiduciary duties as directors of Reedsburg shall vote or cause to be voted or express a written consent with respect to all of such director’s shares:

•	in favor of adoption and approval of the merger agreement and the plan of merger at every meeting of shareholders of Reedsburg at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and

•	against any other Competing Transaction at every meeting of shareholders of Reedsburg at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

The voting agreements also provide that:

•	each of the directors agrees that such director will not, nor will such director permit any entity under such director’s control, to deposit any of such director’s shares in a voting trust or subject any of their shares to any agreement, arrangement or understanding with respect to the voting of such shares inconsistent with the voting agreement; and

•	during the term of the voting agreement, each director agrees not to sell, assign, transfer or dispose (except by means of certain gifts) of such director’s shares.

The Voting Agreements will terminate upon the earlier of (a) the effective time of the merger or (b) the date on which the merger agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities under the voting agreements; provided that termination shall not relieve any party from liability for any breach of the voting agreements prior to such termination.

DESCRIPTION OF PROMISSORY NOTES

General

The following is a summary of various material provisions of the promissory notes. The following summary is not a complete description of all of the terms and provisions of the promissory notes. For more information, we refer you to the form of the promissory notes which is attached as Exhibit D to this document.

A holder of Reedsburg common stock may elect to receive a portion of the cash consideration of $765 per share in the form of promissory notes as long as the holder elects to receive at least $50,000 in the form of promissory notes. Holders of 65 or less shares of Reedsburg common stock will receive less than $50,000 of cash consideration in the merger and, therefore, will not be eligible to elect to receive promissory notes. The promissory notes will be limited to $20,000,000 in principal amount and elections will be allocated among the Reedsburg shareholders who elect to receive promissory notes based on the number of shares of Reedsburg common stock owned of record arranged in descending order from the electing shareholder owning the greatest number of shares of Reedsburg common stock to the electing shareholder owning the least number of shares of Reedsburg common stock. The issuance of the promissory notes will not be registered under the Securities Act in reliance upon the exemption in Section 3(a)(2) of the Securities Act.

Interest Rate and Maturity

The promissory notes will mature on the fifth anniversary of the date of issuance. The promissory notes will bear interest at 5.35% per year, payable quarterly commencing on the last day of the calendar quarter in which the promissory notes are issued. Principal on the promissory notes will be due in five equal installments on the anniversary of the date of issuance in each year from 2004 through 2008. Prepayment of the promissory notes is not permitted.

Letter of Credit

The promissory notes will be secured by an irrevocable letter of credit to be issued by M&I Marshall & Ilsley Bank, or M&I, prior to the issuance of the promissory notes. The amount available under the letter of credit will be sufficient to cover the maximum amount of principal which could become due at any time on or prior to the maturity date of the promissory notes together with up to 180 days of accrued and unpaid interest. We expect that M&I will issue a single letter of credit to a trustee for the benefit of the noteholders. Upon the occurrence of an event of default under the promissory notes, any noteholder may request that the trustee present to M&I a draft for up to a maximum amount equal to the then outstanding principal amount of the holder’s promissory note plus up to 180 days of accrued and unpaid interest. The letter of credit will (unless extended in accordance with its terms) expire on the maturity date of the promissory notes or such earlier date as provided therein. The letter of credit is intended to qualify as a “standby letter of credit” as defined in Temporary Treasury Regulations Section 15A.453-1(b)(3)(iii).

The ability of M&I to honor drawings on the letter of credit is based solely on M&I’s general credit. The noteholders may not assert a claim for federal deposit insurance against the Federal Deposit Insurance Corporation in respect of the promissory notes or the letter of credit, and noteholders should not assume any such insurance coverage is available. In the event of the insolvency of M&I, a claim by the noteholders under the letter of credit would probably be subordinate to the claims of M&I depositors.

Transfer

The promissory notes are not transferable except through inheritance, by operation of law, pursuant to an involuntary proceeding such as divorce or bankruptcy, or for transfers to certain family members or affiliates of the holder. A permitted transfer or exchange of the promissory notes may be made at the designated office or agency of Merchants (which initially will be the corporate office of Merchants, at 19105 West Capitol Drive, Suite 200, Brookfield, Wisconsin 53045) and payments of principal and interest will be made by check mailed to the address of the noteholders as such address appears in the promissory note register which is initially to be maintained by Merchants. A permitted transfer may not result in fractional or multiple notes. As a result of the restrictions on transfer of the promissory notes, we do not expect any market for the promissory notes to develop.

ADDITIONAL INFORMATION CONCERNING MERCHANTS

Description of Business

General. Merchants was incorporated in Wisconsin in 1983 and is a registered bank holding company under the Bank Holding Company Act of 1956. As of June 30, 2003, Merchants had, on a consolidated basis, total assets of $936.6 million, net loans of $708.0 million, deposits of $743.0 million and stockholders’ equity of $72.6 million. Merchants’ executive offices are located at 19105 West Capitol Drive, Suite 200, Brookfield, Wisconsin 53045 (telephone number (262) 790-2120).

Merchants is engaged in the community banking business through its Community BancGroup™, which includes its seven bank subsidiaries. Merchants operates five bank subsidiaries in Wisconsin, including Lincoln State Bank; Grafton State Bank; Franklin State Bank; Community Bank of Oconto County and Fortress Bank of Westby. Merchants also operates two additional bank subsidiaries, Fortress Bank of Cresco and Fortress Bank, N.A., which operate in Iowa and Minnesota, respectively.

Through its banks, Merchants provides a broad range of services to individual and commercial customers. Collectively, its subsidiary banks enjoy the competitive advantages of being able to offer the products, services, operational capacity and the lending limit of a larger institution with the timely personal customer service typically offered by a community bank.

In addition to the traditional bank products, Merchants offers its customers a broad range of residential mortgage services through CBG Mortgage, Inc., a subsidiary of Grafton State Bank, and a full range of investment and life insurance products through CBG Financial Services, Inc. Each of these subsidiaries enable Merchants’ member banks to provide a full range of financial products to their customers as well as contribute significant non-interest income to Merchants.

Merchants also operates four additional non-bank operating subsidiaries: Lincoln Neighborhood Redevelopment Corporation, which was organized in 1988 for the purpose of redeveloping and rehabilitating certain areas located primarily on the near south side of Milwaukee; CBG Services, Inc., which was formed in 1994 to provide operational services to Merchants’ banks; Merchants Merger Corp. was formed in 1999 to facilitate bank acquisitions; and Merchants New Merger Corp. was formed in 2003 solely for the purpose of facilitating the merger with Reedsburg.

Recent Acquisitions. During 2002, Merchants expanded its operations into seven new markets, all of which are located in a 50-mile radius of La Crosse, Wisconsin, through an acquisition. On November 30, 2002, Merchants acquired Fortress Bancshares, Inc. and its wholly-owned subsidiaries, Fortress Bank of Westby, Wisconsin, Fortress Bank of Cresco, Iowa and Fortress Bank, N.A. headquartered in Houston, Minnesota. The purchase price for Fortress was $21.5 million including $9.5 million in cash and 390,000 shares of Merchants common stock valued at $12.1 million based on the average price over the contractual pricing period.

In May 2003, Merchants acquired Keith C. Winters & Associates, Ltd., a tax consulting and tax preparation firm, for $2,000,000 in cash, and Merchants also acquired Integrated Financial Services Inc., an insurance agency.

Proposed Acquisition. On April 24, 2003, Merchants entered into an Agreement and Plan of Merger for the acquisition of Random Lake Bancorp Limited. Random Lake Bancorp serves as a one bank holding company for Wisconsin State Bank. Wisconsin State Bank’s main office is located in Random Lake, just 35 miles northwest of Milwaukee. Wisconsin State Bank also has a location in Belgium, Wisconsin, a few miles east of Random Lake, and two locations in Prairie du Chien, Wisconsin along the Mississippi River. At March 31, 2003, Random Lake Bancorp had, on a consolidated basis, assets of $93 million, net loans of $71 million, deposits of $77 million and stockholders’ equity of $6 million. If the acquisition is completed, shareholders of Random Lake Bancorp will receive cash and shares of Merchants common stock. Based the closing price of $30.40 of Merchants common stock on April 23, 2003, the total purchase price would be approximately $13 million. The proposed acquisition is expected to close in the third quarter of 2003, subject to shareholder and regulatory approvals and other customary closing conditions. Because there are significant conditions remaining to be satisfied with respect to the proposed acquisition, Merchants can make no assurance that the proposed acquisition will be completed or, if completed, that the terms of the proposed acquisition will be as presently contemplated.

Merchants’ Bank Subsidiaries. Merchants currently provides community-oriented, commercial and retail banking services to individuals as well as to small to mid-size businesses in its communities through 34 banking facilities in Wisconsin, Iowa and Minnesota. The banks have consistent products, services and delivery systems and comply with similar regulatory guidance. As such they are not segments as that term is defined in Financial Accounting Standards Board Statement 131. The table below provides information regarding each of Merchants’ banks and their respective markets.

Bank	Year Organized	Year Acquired	Total Assets at December 31, 2002	Communities Served	Number of Facilities
			(dollars in thousands)

Lincoln State Bank	1919	1983	$351,442	Milwaukee, WI Muskego, WI Brookfield, WI Greenfield, WI Hales Corners, WI New Berlin, WI Pewaukee, WI West Allis, WI	8 2 1 2 1 2 1 1

Grafton State Bank	1906	1999	$158,131	Grafton, WI Saukville, WI	2 1

Franklin State Bank	1982	1984	$85,772	Franklin, WI	3

Community Bank of Oconto County	1989	2001	$75,557	Oconto Falls, WI Gillett, WI Little Suamico, WI	1 1 1

Bank	Year Organized	Year Acquired	Total Assets at December 31, 2002	Communities Served	Number of Facilities
			(dollars in thousands)
Fortress Bank of Westby	1992	2002	$112,657	Westby, WI Coon Valley, WI West Salem, WI Chaseburg, WI	1 1 1 1
Fortress Bank of Cresco	1996	2002	$63,366	Cresco, IA	1

Fortress Bank, N.A.	1993	2002	$56,539	Houston, MN Winona, WI	1 1

Lincoln State Bank. Lincoln State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1919. It operates seven full service branch offices in the southeastern Wisconsin communities of Muskego, New Berlin, Brookfield, Pewaukee and Milwaukee. In addition it operates 11 limited hours facilities in Milwaukee and Waukesha Counties. At December 31, 2002, Lincoln State Bank comprised 38.7% of Merchants’ consolidated assets.

Grafton State Bank. Grafton State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1907. Its principal office and a branch office are located in Grafton, Wisconsin and another branch office is located in Saukville, Wisconsin. At December 31, 2002, Grafton State Bank comprised 17.4% of Merchants’ consolidated assets.

Franklin State Bank. Franklin State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1982. Its principal office and a branch office are located in Franklin, Wisconsin. At December 31, 2002, Franklin State Bank comprised 9.4% of Merchants’ consolidated assets. In addition it also operates a limited hours facility in Franklin.

Community Bank of Oconto County. Community Bank of Oconto County is a full service commercial bank serving all of Oconto County and the eastern portion of Shawano County. In addition to the main office in the city of Oconto Falls, which is located approximately 25 miles north of Green Bay, Wisconsin, Community Bank of Oconto County operates two branch offices, one located in the city of Gillett and another located in the town of Little Suamico. At December 31, 2002, Community Bank of Oconto County comprised 8.3% of Merchants’ consolidated assets.

Fortress Bank of Westby. The Fortress Bank of Westby is a full service commercial bank serving the banking needs of LaCrosse County, southeastern Monroe County and northern Vernon County, Wisconsin. Westby has offices in Westby, Coon Valley, Chaseburg, and West Salem. At December 31, 2002, The Fortress Bank of Westby comprised 12.4% of Merchants’ consolidated assets.

Fortress Bank of Cresco. The Fortress Bank of Cresco is a full service commercial bank serving the banking needs of eastern Howard County and western Winneshiek County, Iowa from its office in Cresco, Iowa. At December 31, 2002, The Fortress Bank of Cresco comprised 7.0% of Merchants consolidated assets.

Fortress Bank, N.A. Fortress Bank, N.A., Houston, Minnesota is a full service commercial bank serving the customers in Houston, Minnesota and northeast Winona Counties in Minnesota from offices in Houston and Winona. At December 31, 2002, The Fortress Bank, N.A. comprised 6.2% of Merchants’ consolidated assets.

Merchants’ Operating Subsidiaries

Lincoln Neighborhood Redevelopment Corporation. The Lincoln Neighborhood Redevelopment Corporation was formed in June 1988. The Redevelopment Corporation was established to redevelop and rehabilitate certain areas located on the south-side of Milwaukee by, among other things:

•	providing home mortgage loans to customers with low to moderate income;

•	working with local businesses to keep commercial areas strong and attractive;

•	pursuing means to preserve and create jobs;

•	encouraging appropriate land-use;

•	involving community residents in economic planning; and

•	retaining and attracting businesses.

As of December 31, 2002, the Redevelopment Corporation had assets of $901,000, $574,000 in liabilities and equity of $327,000.

CBG Services, Inc. M&M Services was formed in January 1994 and changed its name to CBG Services, Inc. in 2002. CBG Services provides operational services to Merchants’ banks. These services include, but are not limited to:

•	human resources;

•	auditing;

•	marketing;

•	financial analysis;

•	loan document preparation;

•	loan credit analysis;

•	item processing;

•	compliance;

•	training; and

•	operations.

Merchants Merger Corp. Merchants Merger Corp. was formed in 1999 to facilitate mergers and future acquisitions..

Merchants New Merger Corp. Merchants New Merger Corp. was formed in 2003 solely for the purpose of facilitating the merger with Reedsburg.

CBG Financial Services, Inc. was formed in 2002 to provide non-insured investment and insurance products to customers of Merchants’ bank subsidiaries. For the twelve months ended December 31, 2002, CBG Financial Services had revenues of $215,000.

CBG Mortgage, Inc. was formed in 2002 to act as Merchants’ mortgage broker. As of December 31, 2002, CBG Mortgage services $135.0 million of residential mortgages.

Other Subsidiaries. Lincoln State Bank, Grafton State Bank, Community Bank of Oconto County and Fortress Bank of Westby each have a wholly owned subsidiary. In 1991 an investment subsidiary known as M&M - Lincoln Investment Corporation was formed to manage the majority of Lincoln State Bank’s investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $13 million of mortgage-backed and other investment securities from Lincoln State Bank in exchange for 100% of the stock of the subsidiary. In 1992 an investment subsidiary known as Westby Investment Company, Inc. was formed to manage the majority of the Fortress Bank of Westby’s investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $10 million of municipal and other investment securities from the Fortress Bank of Westby in exchange for 100% of the stock of the subsidiary. In 1996 an investment subsidiary known as GSB Investments, Inc. was formed to manage the majority of Grafton State Bank’s investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $10 million of mortgage-backed and other investment securities from Grafton State Bank in exchange for 100% of the stock of the subsidiary. In 2001 an investment subsidiary known as CBOC Investments, Inc. was formed to manage the majority of the Community Bank of Oconto County’s investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $11 million of municipal and other investment securities from Community Bank of Oconto County in exchange for 100% of the stock of the subsidiary. These subsidiaries are an intrinsic component of their respective parent banks and assets thereof are included in the total assets of the respective Merchants bank subsidiaries above.

Competition. Merchants’ banks serve their surrounding communities in their respective markets located in Wisconsin, Iowa and Minnesota. There are presently in excess of one hundred other financial institutions in Merchants’ service areas that directly compete with one or more of its banks. Merchants’ banks compete with other commercial banks, savings banks, credit unions, mortgage brokers, small-loan companies, insurance companies, investment banking firms and large retail companies.

The principal methods of competition include interest rates paid on deposits and charged on loans, personal contacts and efforts to obtain deposits and loans, types and quality of services provided and convenience of the locations.

Employees. At December 31, 2002, Merchants (along with its subsidiaries) employed 281 full-time and 122 part-time employees. Merchants provides a wide range of benefits to employees, including educational activities, and considers its employee relations to be excellent. Merchants conducts extensive training programs in order to enhance job-related knowledge and skills of its people and to train its employees with a sales-oriented approach to customers.

Eligible employees participate in a 401(k) plan as well as group life and major medical insurance programs. None of Merchants’ employees are represented by a labor union.

Supervision and Regulation. Merchants is extensively regulated under both federal and state laws. Laws and regulations to which Merchants and its banks are subject govern, among other things, the scope of business, investments, reserve levels, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers and consolidations and the payment of dividends. These laws and regulations are intended to protect Merchants’ depositors. Any change in applicable laws or regulations may have a material effect on Merchants’ business and prospects, and legislative and policy changes may affect Merchants’ operations. Merchants cannot predict the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, economic controls or new federal or state legislation may have in the future.

The following references to statutes and regulations affecting Merchants and its banks are brief summaries only and do not claim to be complete and are qualified in their entirety by reference to the statutes and regulations.

Recent Legislation. In 2001, Congress enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act. The USA PATRIOT Act is designed to deny terrorists and criminals the ability to obtain access to the United States financial system, and has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The USA PATRIOT Act mandates or will require financial services companies to implement additional policies and procedures with respect to, or additional measures designed to address, any or all of the following matters, among others: money laundering, terrorist financing, identifying and reporting suspicious activities and currency transactions, and currency crimes.

On July 30, 2002, President Bush signed the Sarbanes-Oxley Act of 2002. This legislation impacts corporate governance of public companies, affecting their officers and directors, their audit committees, their relationships with their accountants and the audit function itself. Certain provisions of the Sarbanes-Oxley Act became effective on July 30, 2002. Others will become effective as the SEC adopts appropriate rules. The Sarbanes-Oxley Act implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation includes:

•	the creation of an independent accounting oversight board to oversee the audit of public companies and auditors who perform such audits;

•	auditor independence provisions which restrict non-audit services that independent accountants may provide to their audit clients;

•

additional corporate governance and responsibility measures, including (i) requiring a company’s chief executive officer and chief financial officer to certify financial statements; (ii) prohibiting trading of securities by officers and directors during periods in which certain employee benefit plans are prohibited from trading; (iii) requiring a company’s chief executive officer and chief financial officer to forfeit salary and bonuses, including profits on the sale of company securities, in certain situations; and (iv) protecting whistleblowers and informants;

•	expansion of power of the audit committee, including the requirements that the audit committee: (i) have direct control of the engagement of the outside auditor; (ii) be able to hire and fire the auditor; and (iii) approve all non-audit services; and

•	expanded disclosure requirements, including accelerated reporting of stock transactions by insiders and the prohibition of most loans to directors and executive officers of non-financial institutions; mandatory disclosure by analysts of potential conflicts of interest; and a range of enhanced penalties for fraud and other violations.

The earnings and business of Merchants and its bank subsidiaries also are affected by the general economic and political conditions in the United States and abroad and by monetary and fiscal policies of various federal agencies. The Federal Reserve Board impacts the competitive conditions under which Merchants operates by determining the cost of funds obtained from money market sources for lending and investing and by exerting influence on interest rates and credit conditions. In addition, legislative and economic factors can be expected to have an ongoing impact on the competitive environment within the financial services industry. The impact of fluctuating economic conditions and federal regulatory policies on the future profitability of Merchants’ organization cannot be predicted with certainty.

Bank Holding Company Regulation. Merchants is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Under the Bank Holding Company Act, Merchants is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require.

Investments and Activities. A bank holding company must obtain approval from the Federal Reserve before:

•	acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of the shares of the bank or bank holding company (unless it already owns or controls the majority of the shares);

•	acquiring all or substantially all of the assets of another bank or bank holding company; or

•	merging or consolidating with another bank holding company.

The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors in reviewing acquisitions or mergers.

With certain exceptions, a bank holding company is also prohibited from:

•	acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company; and

•	engaging, directly or indirectly, in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries.

Bank holding companies may, however, engage in businesses found by the Federal Reserve to be closely related to the business of banking or of managing or controlling banks. These activities include:

•	making or servicing loans and certain types of leases;

•	engaging in certain insurance and discount brokerage activities;

•	performing certain data processing services;

•	acting in certain circumstances as a fiduciary or investment or financial advisor;

•	owning savings associations; and

•	making investments in corporations or projects designed to promote community welfare.

Merchants is also authorized to engage in the expanded activities permitted under the Gramm-Leach-Bliley Act since Merchants elected to become a “financial holding company” and to otherwise qualify for financial holding company status.

Finally, subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, and the Federal Reserve’s implementing regulations, require Federal Reserve approval prior to any acquisition of “control” of a bank holding company, such as Merchants. In general, a person or company is presumed to have acquired control if it acquires as little as 5% of the outstanding shares of a bank or bank holding company and is conclusively determined to have acquired control if it acquires 25% or more of the outstanding shares of a bank or bank holding company.

Source of Strength. The Federal Reserve expects Merchants to act as a source of financial strength and support for its bank subsidiaries and to take measures to preserve and protect the banks in situations where additional investments in the banks may not otherwise be warranted. The Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

Capital Requirements. The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies and banks. If the capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses. The Federal Reserve’s capital guidelines establish a risk-based requirement expressed as a percentage of total risk-weighted assets and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of stockholders’ equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for strong bank holding companies and for bank holding companies that have implemented the Federal Reserve’s risk based capital measure for market risk (otherwise the minimum ratio is 4%).

The risk-based and leverage standards presently used by the Federal Reserve are minimum requirements, and higher capital levels may be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, which is Tier 1 capital less all intangible assets, well above the minimum levels.

Dividends. The Federal Reserve has issued a policy statement concerning the payment of cash dividends by bank holding companies. The policy statement provides that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company’s financial health, such as by borrowing. Also, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Description of Properties

In 2002 Merchants relocated its corporate headquarters to an office building located in Brookfield, Wisconsin. Merchants leases approximately 5,000 square feet from the building’s owner. At this location, Merchants maintains its corporate operations and personnel.

The main office of Lincoln State Bank is at located at 3131 South 13th Street, Milwaukee, Wisconsin in a one-story building. Lincoln State Bank also operates branch offices at 2266 South 13th Street and 5400 West Forest Home Avenue. Both of these offices are located in Milwaukee. Other branches of Lincoln State Bank are located in a one-story, 1,700 square foot building at 13510 Janesville Road, Muskego, Wisconsin and at 14000 West National

Avenue, New Berlin, Wisconsin. The New Berlin branch is approximately 7,000 square feet. In 1995 Lincoln State Bank opened two other full-service branches one located Brookfield, Wisconsin and the other in Pewaukee, Wisconsin. In 2002, Lincoln State Bank moved its Brookfield location to Merchants’ new headquarters building. In 2003, Lincoln State Bank opened a branch in the lobby of a multi-story office building in downtown Milwaukee. Lincoln State Bank owns all of its facilities except the New Berlin and the downtown Milwaukee branches, which are leased from the buildings’ owners.

In addition, Lincoln State Bank operates limited hour facilities at Villa St. Francis located at South 20th and Ohio Streets in Milwaukee, at Clement Manor located at South 92nd Street and West Howard Avenue in Milwaukee, at Friendship Village located at North 73rd and West Dean Road in Milwaukee, at Stoney Creek Adult Community in Muskego, at the Milwaukee Protestant Home located on North Downer Avenue in Milwaukee, at the Milwaukee Catholic Home located on North Prospect Avenue in Milwaukee at Forest Ridge located in Hales Corners, Wisconsin, at the Landmark located in West Allis, Wisconsin, at Deer Creek located in New Berlin, Wisconsin and at Lexington Village located in the City of Greenfield, Wisconsin. Lincoln State Bank leases facilities at all of the limited hour locations.

Grafton State Bank’s main office is located at 101 Falls Road, Grafton, Wisconsin in a seven-story building. Portions of the building that are not used by Grafton State Bank are leased to various tenants. Grafton State Bank owns the facility. Grafton State Bank also operates two branch facilities. One branch of Grafton State Bank is located at 112 North Port Washington Road in Grafton, while the other is located at 524 East Green Bay Avenue in Saukville, Wisconsin. Grafton State Bank owns the Saukville location while it leases the other branch facility.

Franklin State Bank’s main office is located in a three-story building at 7000 South 76th Street in Franklin, Wisconsin. The bank leases 5,700 square feet from the building’s owner. The building was sold in 1999 to a group of investors and subsequently sub-leased back to Merchants. Portions of the building that are not used by Franklin State Bank are leased to various tenants. In 1998 Franklin State Bank opened a branch facility at 9719 South Franklin Drive in the Franklin Business Park, Franklin, Wisconsin. Franklin State Bank owns the facility. In addition, Franklin State Bank operates a limited hour facility at Brenwood Park, also located in Franklin. Franklin State Bank leases its limited hour facility.

The Community Bank of Oconto County’s main office is located in a one-story building at 500 Cherry Avenue, Oconto Falls, Wisconsin. Community Bank of Oconto County operates branch facilities at 202 East Main Street, Gillett, Wisconsin and at 1288 East Frontage Road, in the town of Little Suamico, Wisconsin. The Community Bank of Oconto County owns all of its facilities.

The Fortress Bank of Westby’s main office is located in a two-story building at 100 North Main Street, Westby, Wisconsin. The Fortress Bank of Westby also operates branch offices in the Wisconsin communities of Coon Valley, Chaseburg and West Salem. The Fortress Bank of Westby owns all of its properties.

The Fortress Bank of Cresco’s main office is located in a one-story building at 130 North Park Place, Cresco, Iowa. The Fortress Bank of Cresco owns its facility.

The Fortress Bank, N.A. main office is located in a two-story building at 225 Lafayette, Houston, Minnesota. Fortress Bank, N.A. also operates a branch office in the Minnesota community of Winona. The Fortress Bank, N.A. owns both facilities.

Legal Proceedings

From time to time, Merchants and its subsidiaries are party to legal proceedings arising out of its general lending activities and other operations. However, as of the date of this Proxy Statement/Prospectus, there are no pending legal proceedings to which Merchants or its subsidiaries are a party, or to which their property is subject, which, if determined adversely to Merchants, would individually or in the aggregate have a material adverse effect on Merchants’ consolidated financial position.

Voting Securities and Principal Holders

On August 1, 2003, there were 2,875,555 shares of Merchants common stock outstanding. No person is known to Merchants to own beneficially more than 5% of the outstanding shares of Merchants common stock. For additional ownership information, see “Security Ownership of Management.”

Management of Merchants

The information presented below as to principal occupation and directorships is based in part on information received from the respective persons and in part on the records of Merchants.

Directors.

The Board of Directors of Merchants currently consists of 16 persons, divided into three classes designated Class I, II and III, with each class of directors serving staggered three-year terms.

Class I Directors (Term Expiring in 2005)

Name, Age	Principal Occupation and Directorships
J. Michael Bartels Age: 63	President of Bartels Management Services, Inc., Milwaukee, WI, a real estate development company, since 1977; director of Merchants since 1995; director of Franklin State Bank from 1982 to present; appointed director of CBG Financial Services, Inc. in 2002.

Thomas Sheehan Age: 64	Chairman and Chief Executive Officer of Grafton State Bank since 2002; President and Chief Executive Officer of Grafton State Bank from 1989 to 2002; appointed director and vice chairman of Merchants in 2000; appointed director of Lincoln State Bank and Franklin State Bank in 2000; appointed director of CBG Mortgage, Inc. in 2002.

Rodney Goodell Age: 63	President of Goodell Rentals Inc., a rental property management firm since 1993; director of Community Bank of Oconto County since 1987; appointed director of Merchants in 2002.

James Sass Age: 60	President, Max A. Sass Funeral Home since 1975; director of Lincoln Community Bank from 1987 to February 19, 2002, the effective date of the merger of Lincoln Community Bank and Lincoln State Bank; appointed director of Lincoln State Bank in 2002; director of Merchants from 1993 to present.

Michael Judge Age: 55	Attorney, Judge & Krzewinski, S.C., Oconto, WI, since 2001; director of Community Bank of Oconto County since 1994; appointed director of Merchants in 2001.

Class II Directors (Term Expiring in 2006)

Name, Age	Principal Occupation and Directorships
James Bomberg Age: 59	President of Merchants from 1994 to present; Chief Executive Officer of Merchants since 1998; director and president of Lincoln State Bank, from 1991 to 1993; director and president of CBG Services, from 1994 to 1996; director of Merchants from 1994 to present. Appointed director of Lincoln State Bank and Franklin State Bank in 2000.

Casimir S. Janiszewski Age: 50	President, Superior Die Set Corporation, Oak Creek, WI, since 1985; director of Merchants from 1995 to present; director of Franklin State Bank from 1982 to 1991; director of Lincoln State Bank from 1991 to present.

Donald Zellmer Age: 70	Owner of Ridgeview Farms, Inc., New Glarus, Wisconsin; retired from the accounting firm of Ernst & Young LLP in 1990; served as Chairman of the Board of Directors and Chief Executive Officer of Fortress Bancshares, Inc. from 2000 to 2002; appointed director of Merchants in 2002.

Duane Bluemke Age: 68	Chief Executive Officer and Chairman of the Board of Directors of USCS Equipment Technology Solutions, Inc., an equipment asset management firm, since 1969; appointed director of Merchants in 2002; director of Fortress Bancshares, Inc. from 1992 to 2002.

Jerome Sarnowski Age: 61	Retired President, Vishay Cera-Mite Corporation, Grafton, WI, a manufacturing company; director of Grafton State Bank from 1990 to present; appointed director of Merchants in 2000.

Class III Directors (Term Expiring in 2004)

Name, Age	Principal Occupation and Directorships
Michael J. Murry Age: 57	Chairman of the Board of Directors of Merchants since 1992; Chief Executive Officer of Merchants from 1982 to 1998 and director of Merchants since 1982; director of Lincoln State Bank since 1983; director of Franklin State Bank since 1992; director Grafton State Bank since 2000; appointed director of Community Bank of Oconto County in 2002.

Conrad Kaminski Age: 68	Executive officer of Merchants since 1998; President of Lincoln State Bank from 1994 to 1998 and reelected as President in 2003; director of Lincoln State Bank from 1992 to present; President of Lincoln Community Bank from 1997 to 1998; director of Lincoln Community Bank from 1997 to February 19, 2002, the effective date of the merger of Lincoln Community Bank and Lincoln State Bank; director of Merchants from 1991 to present; president of Merchants from 1991 to 1993; executive vice president of Merchants from 1982 to 1991.

Nicholas Logarakis Age: 62	President, The Logarakis Group, Inc., Franklin, WI, a manufacturing holding company, since 1982; director of Lincoln State Bank from 1977 to present; director of Merchants from 1982 to present; appointed director of CBG Financial Services, Inc. in 2002.

Keith Winters Age: 64	President, Keith C. Winters & Associates Ltd., Franklin, WI, a tax consulting and tax preparation firm, since 1993; director of Franklin State Bank from 1982 to present; director of Merchants from 1989 to present.

James Kacmarcik Age: 41	President, Kapco, Inc., Grafton, WI, a manufacturing corporation, since 1985; director of Grafton State Bank from 1990 to present; appointed director of Merchants in 2000; appointed director of CBG Mortgage, Inc. in 2002.

Duane Cherek Age: 58	Auto dealer, Cherek Lincoln-Mercury, Greenfield, WI, since 1983; director of Lincoln Community Bank from 1987 to February 19, 2002, the effective date of the merger of Lincoln Community Bank and Lincoln State Bank; appointed director of Lincoln State Bank in 2002; director of Merchants since 1993.

Lincoln State Bank, Milwaukee, WI; Grafton State Bank, Grafton, WI; Franklin State Bank, Franklin, WI; Community Bank of Oconto County, Oconto Falls, WI; CBG Services, Inc, New Berlin, WI; and CBG Financial Services, Inc., New Berlin, Wisconsin are wholly owned subsidiaries of Merchants. CBG Mortgage, Inc. was formed in 2001 and is a wholly owned subsidiary of Grafton State Bank. In 2002 Lincoln Community Bank and Lincoln State Bank merged with Lincoln State Bank remaining as the surviving corporation. In 2002 M&M Services changed its name to CBG Services.

Pursuant to the merger agreement, Messrs. Erich Mildenberg and Milburn Hahs will be appointed to the Board of Directors upon completion of the merger. For information with respect to Messrs. Mildenberg and Hahs, see “ADDITIONAL INFORMATION CONCERNING REEDSBURG - Management.

Executive Officers

The information provided below with respect to executive officers of Merchants who are not directors of Merchants.

Executive Officers

Name, Age	Principal Occupation
Edward Cichurski Age: 61	President, CBG Financial Services, Inc. since 2000; partner with the accounting firm of PricewaterhouseCoopers, LLP from 1978 to 2000.

Frederick Klug Age: 31	Vice President of Business Development and Finance of Merchants since 2001; Investment Banking Associate with Robert W. Baird & Co. Incorporated from 1994 to 2001

John Krawczyk Age: 46	Executive Vice President, Secretary and General Counsel of Merchants since 1993; Executive Vice President of Lincoln Savings Bank from 1987 to 1993.

James Mroczkowski Age: 42	Executive Vice President and Chief Financial Officer of Merchants since 1994; Chief Financial Officer of Merchants from 1983 to 1993.

Security Ownership of Management

The following table sets forth, as of August 1, 2003, information as to the beneficial ownership of common stock of each director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of Merchants, as a group.

The following table is based on information supplied to us by the directors and officers described above. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of August 1, 2003, are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 2,875,555 shares outstanding.

Name and Other Position with Merchants	Common Stock Beneficially Owned as of August 1, 2003		Percent of Shares Outstanding
J. Michael Bartels	34,558	(2)	1.20
Duane Bluemke	32,262	(3)	1.12
James Bomberg (President & CEO)	28,733	(1),(4)	1.00
Duane Cherek	22,026	(5)	*
Edward Cichurski (Subsidiary President)	2,847	(6)	*
Rodney Goodell	47,470	(7)	1.65
Casimir Janiszewski	6,566	(8)	*
Michael Judge	861		*
James Kacmarcik	2,952		*
Conrad Kaminski	50,214	(1),(9)	1.75
Nicholas Logarakis	27,669	(10)	*
Michael Murry (Chairman)	27,128	(1),(11)	*
Jerome Sarnowski	23,044	(12)	*
James Sass	11,614	(13)	*
Thomas Sheehan (Vice Chairman)	48,159	(14)	1.67
Keith Winters	18,819		*
Donald Zellmer	10,823	(15)	*
Directors and Executive Officers	439,315	(1)	15.27

*	denotes less than 1% ownership

(1)	Includes shares issuable pursuant to incentive stock option plans exercisable within sixty days of August 1, 2003 as follows: Mr. Bomberg, 2,450 shares, Mr. Kaminski, 4,300 shares, Mr. Murry, 6,900 shares, and all directors and executive officers, 21,900 shares.
(2)	Includes 8,418 shares held in joint tenancy with Mr. Bartels’ wife.
(3)	Includes 22,576 shares held in trust of which Mr. Bluemke is trustee.
(4)	Includes 11,902 shares allocated to Mr. Bomberg under the 401(k) Plan.
(5)	Includes 727 shares held in joint tenancy with Mr. Cherek’s wife and 11,050 shares held in Mr. Cherek’s wife’s name.
(6)	Includes 536 shares allocated to Mr. Cichurski under the 401(k) Plan and 2,311 shares held in joint tenancy with Mr. Cichurski’s wife.
(7)	Consists of 47,470 shares held in trust of which Mr. Goodell is trustee.
(8)	Includes 2,349 shares held in joint tenancy with Mr. Janiszewski’s wife, 100 shares in Mr. Janiszewski’s wife’s name and 3,235 shares held in the name of Superior Die Set Corporation, of which Mr. Janiszewski is President.
(9)	Includes 12,354 shares allocated to Mr. Kaminski under the 401(k) Plan, 247 shares held in joint tenancy with Mr. Kaminski’s wife and 225 shares held in joint tenancy with Mr. Kaminski’s children.
(10)	Includes 495 shares held in Mr. Logarakis’ wife’s name.
(11)	Includes 11,689 shares allocated to Mr. Murry under the 401(k) Plan.
(12)	Includes 19,646 shares held in joint tenancy with Mr. Sarnowski’s wife.
(13)	Includes 1,611 shares held in joint tenancy with Mr. Sass’ wife and 972 shares held in Mr. Sass’ wife’s name.
(14)	Includes 2,070 shares held Mr. Sheehan’s wife’s name.
(15)	Includes 2,010 shares held in Mr. Zellmer’s wife’s name and 4,568 shares held in trust of which Mr. Zellmer is trustee.

Director Compensation

Directors of Merchants who are not employees of Merchants or any of its subsidiaries are paid a fee of $50.00 for each Board of Directors meeting and $200.00 for each committee meeting. Fees are only paid for actual attendance at such meetings. Directors of Merchants are also directors of the subsidiary banks of Merchants. As directors of the subsidiary banks, the directors of Merchants receive compensation from the subsidiary banks in varying amounts based on the director compensation schedules of such subsidiary banks.

Executive Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered in all capacities to Merchants and its affiliates for the fiscal years ended December 31, 2002, 2001 and 2000 of the person who was, on December 31, 2002, the Chief Executive Officer of Merchants and of the four highest paid executive officers whose annual compensation exceeded $100,000 in 2002.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Securities Underlying Options/SARs(#)	All Other Compensation
Michael Murry Chairman of the Board of Directors of Merchants	2002 2001 2000	$ $ $	279,067 278,808 180,683	$ $ $	100,000 75,000 75,000	— — —	— — —	$ $ $	19,325 17,227 13,005	(2) (3) (4)
James Bomberg President and Chief Executive Officer of Merchants	2002 2001 2000	$ $ $	180,385 159,315 155,970	$ $ $	55,000 55,000 50,000	— — —	— — —	$ $ $	9,302 8,436 8,120	(1) (1) (1)
Thomas Sheehan Vice Chairman of the Board of Directors of Merchants	2002 2001 2000	$ $ $	175,291 170,356 122,626	$ $ $	55,000 25,000 25,725	— — —	— — —	$ $ $	9,200 7,800 4,520	(1) (1) (1)
Conrad Kaminski President of Merchants Milwaukee Division	2002 2001 2000	$ $ $	147,420 142,648 137,922	$ $ $	25,000 25,000 20,000	— — —	— — —	$ $ $	6,761 6,577 6,201	(1) (1) (1)
Edward Cichurski (5) President CBG Financial Services	2002 2001 2000	$ $ $	170,254 154,418 65,263	$ $	25,000 10,000 —	— — —	— — —		$7,400 — —	(1)

(1)	Contributions to the Corporation’s Defined Contribution 401(k) Plan.
(2)	Contributions to the Corporation’s Defined Contribution 401(k) Plan of $15,639 and life insurance policy premium of $3,686.
(3)	Contributions to the Corporation’s Defined Contribution 401(k) Plan of $13,989 and life insurance policy premium of $3,238.
(4)	Contributions to the Corporation’s Defined Contribution 401(k) Plan of $10,138 and life insurance policy premium of $2,867.
(5)	Mr. Cichurski joined Merchants in July 2000. The amounts presented for 2000 represent the compensation from his hire to December 31, 2000.

Employment Agreements

In February of 1996, Merchants entered into employment agreements with Messrs. Murry, Bomberg, Kaminski, Krawczyk and Mroczkowski. Messrs. Murry, Bomberg, Kaminski, Krawczyk and Mroczkowski serve as chairman of the board of directors, president and chief executive officer, president Milwaukee division, executive vice president and general counsel, and executive vice president and chief financial officer, respectively, of Merchants.

With the exception of the Employment Agreements with Messrs. Murry and Mroczkowski, all of the Employment Agreements replace previous employment agreements with the respective officers.

On April 1, 1999, Grafton State Bank (which became a wholly owned subsidiary of Merchants as of December 31, 1999) entered into an employment agreement with Mr. Sheehan to serve as Chief Executive Officer.

On September 8, 2000, Merchants entered into an employment agreement with Mr. Edward Cichurski to serve as President of CBG Financial Services, Inc.

Except for the Employment Agreement with Mr. Murry, all of the Employment Agreements have terms of three years. Mr. Murry’s Employment Agreement has a term of five years. Each Employment Agreement is automatically extended on its anniversary date for an additional year, unless either party has given advance notice that the Agreement will not be extended, in which case the Agreement expires at the end of its then-remaining term.

Duties to be performed under the Agreements are set forth in the respective Bylaws and are determined by the respective Board of Directors.

Compensation for services rendered under the Employment Agreements consists of the Base Salary, as defined in the Agreements, and participation in bonus and other benefit plans.

If the Agreements are terminated by the employer prior to their expiration for reasons other than the employee’s death, retirement, disability, or other than for cause as defined in the Agreements, or if the employee terminates the Agreement for cause as defined in the Agreement or after a change in control, as defined in the Agreements, then the employee will receive severance payments equal to the sum of the Base Salary in effect at termination plus the cash bonus, if any, for the year prior to termination times the number of years of the remaining employment term. In addition, the employee will receive fringe benefits during such remaining term.

If termination occurs because of death, retirement or for cause, or if the employee terminates without cause, then the employer is obligated to pay the compensation and benefits only through the date of termination.

If termination occurs due to disability, as defined in the Employment Agreements, the employee will be entitled to payment of his Base Salary at 100% for one year and at 75% for the remaining portion of the employment term, adjusted by payments received by the employee pursuant to disability insurance and social security and workers compensation programs.

The Employment Agreements provide that during the employment period and for one year thereafter, the employee will not accept employment with any Significant Competitor, as that term is defined in the Employment Agreements, of the Corporation or its affiliates.

Stock Options

Merchants did not grant stock options in 2002 to any of the officers named in the Summary Compensation Table.

The following table summarizes for each of the officers named in the Summary Compensation Table the number of shares of Merchants common stock acquired upon exercise of options during the fiscal year ended December 31, 2002; the aggregate dollar value realized upon exercise of options; the total number of unexercised options held at the end of the fiscal year ended December 31, 2002; and the aggregate dollar value of in-the-money unexercised options held at the end of the fiscal year ended December 31, 2002. Value realized upon exercise is the difference between fair market value of the underlying stock on the exercise date and the exercise price of the option. Value of unexercised in-the-money options at the fiscal year-end is the difference between exercise price and the fair market value of the underlying stock on December 31, 2002, which was $29.50 per share. These values, unlike any amount which may be set forth in the column headed “Value Realized” have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; the actual gains, if any, on exercise will depend on the value of Merchants common stock on the date of exercise. As of December 31, 2002, all unexercised options were exercisable.

Aggregated Option Exercises in Fiscal Year 2002

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized $	Number of Unexercised Options on December 31, 2002 (#)	Value of Unexercised In-the-Money Options On December 31, 2002 ($)
Michael Murry	—	—	6,900	—
James Bomberg	—	—	2,450	—
Thomas Sheehan	—	—	—	—
Conrad Kaminski	—	—	4,300	—
Edward Cichurski	—	—	—	—

Benefit Plans

Merchants maintains a 401(k) Profit Sharing Plan for the benefit of all employees who have attained the age of 20- 1/2 years and have completed 12 months of service as of the 401(k) Profit Sharing Plan anniversary date, July 1 or January 1. A participating employee may elect to defer a portion of his or her compensation (between 1% and 50% of base compensation, subject to certain limitations, in 1% increments) and contribute this amount to the 401(k) Profit Sharing Plan. Deferrals of up to 6% of compensation which are contributed to a trust set up under the 401(k) Profit Sharing Plan may be deducted by Merchants for federal income tax purposes. Merchants may make either or both of the following types of contributions out of its net profits to the 401(k) Profit Sharing Plan (i) matching contributions up to 1% of base compensation; or (ii) discretionary contributions which are based on consolidated earnings of Merchants. Employees of Merchants are fully vested in all amounts contributed to their account under matching and discretionary contributions made by Merchants. Total contributions amounted to $319,000 in 2002. Contributions for Messrs. Murry, Bomberg, Sheehan, Kaminski and Cichurski (the persons listed in the Summary Compensation Table) were $15,639, $9,302, $9,200, $6,761 and $7,400 respectively. With respect to the investment of individual accounts, a participant may direct the Trustee in writing to invest the vested portion of his/her account in specific assets, including Merchants’ securities.

Merchants has established a Salary Continuation Plan to provide retirement income for President James Bomberg. The Salary Continuation Plan is a non-qualified executive benefit plan in which Merchants agrees to pay the executive additional benefits at retirement in return for continued satisfactory performance. The Salary Continuation Plan provides for annual retirement benefits of $60,700 for Mr. Bomberg commencing at age 65 and continuing for a period of 15 years. The Salary Continuation Plan is unfunded (no specific assets are set aside by Merchants in connection with the Plan). If the covered executive leaves Merchants’ employ, either voluntarily or involuntarily, the agreement under the Salary Continuation Plan terminates and the executive receives no benefits unless obligations under the Plan are assumed by a subsidiary of Merchants, because of the executive’s employment status with such subsidiary. The Salary Continuation Plan is informally linked with a single premium universal life insurance policy. The executive is the insured under the policy, but Merchants is the owner and beneficiary of the policy. The executive has no claim on the insurance policy, its cash value or the proceeds thereof.

Grafton State Bank has entered into a Salary Continuation Agreement with Mr. Sheehan. Pursuant to the Salary Continuation Agreement Grafton State Bank will pay annual retirement benefits of $72,000 for Mr. Sheehan commencing at age 65 and continuing for life.

Lincoln State Bank and Franklin State Bank have adopted a Deferred Compensation Plan. Participating directors of the banks may elect to defer the directors’ fees paid to them until retirement with no income tax payable by the director until retirement benefits are received. The deferral agreement provides for full vesting since the covered director is setting aside his current compensation. Payments begin in the first year following retirement.

Certain Transactions and Reports

Various executive officers and directors of Merchants, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions, including loans, with one or more of Merchants’ subsidiary banks in the ordinary course of each such bank’s business during 2002. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Merchants’ subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features.

On May 1, 2003, Merchants acquired Keith C. Winters and Associates, Ltd., a wholly owned business of Director Winters, for $2,000,000 in cash. Keith C. Winters and Associates, Ltd. provides tax consulting and tax preparation services to the public. The purchase price was determined using industry multiples of gross revenue and cash flow. The determination as to the price was made by the Board of Directors of Merchants with the assistance of independent outside sources.

Pursuant to a lease agreement dated September 30, 1999, the 7000 LLC leases the office building housing the Franklin State Bank main office, located at 7000 South 76th Street, Franklin, Wisconsin to Merchants. The 7000 LLC is a Wisconsin limited liability company in which Merchants’ Directors Bartels, Cherek, Logarakis and Sass hold members’ interests. The annual base rent for the facility amounts to $292,080. The terms of the lease agreement were negotiated between Merchants and 7000 LLC on an arms-length basis, and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.

Pursuant to a lease agreement dated December 28, 2000, the 14000 LLC leases the office buildings housing the Lincoln State Bank New Berlin branch office, located at 14000 West National Avenue, New Berlin, Wisconsin and the CBG Services, Inc. offices, along with certain amenities, located at 14100 West National Avenue, New Berlin, Wisconsin, to Merchants. The 14000 LLC is a Wisconsin limited liability company in which Merchants’ Directors Bartels, Cherek, Logarakis, Sass, Sarnowski and Kacmarcik hold members’ interests. The annual base rent for the facilities amounts to $392,016. The terms of the lease agreement were negotiated between Merchants and 14000 LLC on an arms-length basis, and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.

Pursuant to a lease agreement dated June 7, 2002, Delta Holdings LLC leases the office building housing the Lincoln State Bank Brookfield office and Merchants corporate headquarters located at 19105 West Capitol Drive, Brookfield, Wisconsin to Merchants. Delta Holdings LLC is a Wisconsin limited liability company in which Director Logarakis holds a membership interest. The annual base rent for the facilities amounts to $251,748. The terms of the lease agreement were negotiated between Merchants and Delta Holdings LLC on an arms-length basis and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.

ADDITIONAL INFORMATION CONCERNING REEDSBURG

Nature of Business

Reedsburg is a bank holding company incorporated under the laws of the State of Wisconsin with its principal office in Reedsburg, Wisconsin. Reedsburg owns all of the issued and outstanding stock of the Reedsburg Bank. As of June 30, 2003, Reedsburg had, on a consolidated basis, total assets of $143.0 million, net loans of $101.1 million, deposits of $119.4 million and stockholders’ equity of $18.0 million. The Reedsburg Bank is a full-service bank.

The Reedsburg Bank serves the banking needs of Sauk County and portions of Juneau, Richland and Adams Counties, Wisconsin. The Reedsburg Bank has offices in Reedsburg, Lime Ridge and North Freedom, Wisconsin.

The Reedsburg Bank provides commercial banking services and products, including savings and demand deposits, real estate, commercial and consumer loans, collection and safe deposit services and other services tailored to meet the needs of the individual and business customer.

The Reedsburg Bank is not dependent upon a single or a few customers, the loss of which would have a material adverse effect on the Reedsburg Bank. No material portion of the Reedsburg Bank’s business is seasonal. At June 30, 2003, the Reedsburg Bank employed approximately 56 full-time and 4 part-time employees.

Ownership of Reedsburg Common Stock

The following table sets forth information regarding the beneficial ownership of the Reedsburg common stock as of August 1, 2003 by each director, each executive officer named in the Summary Compensation Table below, all directors and executive officers of Reedsburg as a group and each person who is known by Reedsburg to be the beneficial owner of more than 5% of the Reedsburg common stock. Directors and executive officers are deemed to own all shares of the Reedsburg common stock reported below which may be owned in joint tenancy, by a spouse, in the names of minor children or in revocable trusts for which the individual has voting and investment power. The address for each of the directors is the executive offices of Reedsburg.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Steven Blakeslee	1,348	3.37%
Robert Gavin	1,965	4.91
Milburn Hahs	50	*
Charles Hamburg	2,850	7.12

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Erich Mildenberg	3,400	8.50
Ronald Schroeder	384	*
All officers and directors as a group (7 persons)	9,997	24.99
Others with more than 5% holdings:
Donald Proper Family Trust	3,189	7.97

*	less than 1%

Directors and Executive Officers of Reedsburg

All of the persons listed below have served as directors of Reedsburg since its formation in 1998. They are elected for one-year terms. Current terms expire in 2004.

Name Age	Position With Reedsburg	Principal Occupation and Directorships
Steven Blakeslee 53	Director, Vice President	Owner and operator of Blakeslee Septic, Inc.; Director of the Reedsburg Bank since 1994.

Robert Gavin 54	Director, Vice President	Auctioneer, Real Estate Broker; Director of the Reedsburg Bank since 1997.

Milburn Hahs 55	Director, President, Treasurer	President and CEO of the Reedsburg Bank since 1995; prior to 1995, bank officer at First Nationwide Bank; Director of the Reedsburg Bank since 1996.

Charles Hamburg 73	Vice Chairman of the Board of Directors	Retired President and CEO of the Reedsburg Bank; Director of the Reedsburg Bank since 1971

Name Age	Position With Reedsburg	Principal Occupation and Directorships
Erich Mildenberg 73	Chairman of the Board of Directors	Attorney; Director of the Reedsburg Bank since 1981.

Ronald Schroeder 69	Director	Retired Senior Loan Officer of the Reedsburg Bank; Director of the Reedsburg Bank since 1981.

The Board of Directors of Reedsburg held 4 meetings in 2002. The Strategic Planning Committee held 17 meetings in 2002. All members of the Board of Directors serve on the Strategic Planning Committee. All members of the Board of Directors and the Strategic Planning Committee attended at least 75% of the respective meetings.

Director Compensation

Directors of Reedsburg receive no fees for serving on Reedsburg’s Board of Directors or for attending regular meetings of the Board. Directors of Reedsburg are paid $125 for each special meeting of the Board attended. Members of the Strategic Planning Committee who are not full-time employees of Reedsburg or its subsidiaries are paid $125 for each meeting attended.

All Directors of Reedsburg also serve as directors of the Reedsburg Bank and as members of various directors’ committees of the Reedsburg Bank. Members of the Board of Directors of the bank receive a retainer of $500 per month, and members of certain committees who are not full-time employees of the bank receive a fee of $125 for each committee meeting attended

Executive Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to Reedsburg for the fiscal years ended December 31, 2002, 2001 and 2000 for the person who was on December 31, 2002, the chief executive officer of Reedsburg and the bank. No other executive officer of Reedsburg received annual compensation which exceeded $100,000 in 2002.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(1)		All Other Compensation
Milburn Hahs Director, President and Chief Executive Officer of Reedsburg and the Reedsburg Bank	2002 2001 2000	$ $ $	102,000 98,000 93,000	$ $ $	12,000 10,000 7,500	$ $ $	6,000 6,000 6,000	$ $ $	20,637 19,438 18,005	(2)(3) (2)(3) (2)(3)

(1)	Retainer for service as a director of the Reedsburg Bank
(2)	Contributions to the bank’s 401(k) Plan for the fiscal years of 2002, 2001 and 2000, respectively, of $5,325, $5,300 and $4,950.
(3)	Accruals under the Executive Employee Salary Continuation Agreement entered into by Mr. Hahs and the bank for the fiscal years 2002, 2001 and 2000, respectively, of $15,312, $14,138 and $13,055.

The Reedsburg Bank maintains a 401(k) Profit Sharing Plan for the benefit of all employees who have attained the age of 18 and have completed 12 months of service. A participating employee may elect to defer a portion of his or her compensation, subject to certain limitations. The bank makes matching contributions up to 1% of base compensation and a base contribution of 4% of compensation.

The Reedsburg Bank has entered into an Executive Employee Salary Continuation Agreement with Mr. Hahs. The Salary Continuation Agreement is a non-qualified benefit agreement in which the bank agrees to pay Mr. Hahs (or his beneficiary) additional benefits at retirement in return for continued satisfactory performance. The Salary Continuation Agreement provides for annual payments of $30,000 commencing at age 65 and continuing for life with a minimum of 14 years of payments. The Salary Continuation Agreement is informally linked with a single premium life insurance policy. Mr. Hahs is the insured under the policy, but the bank is the owner and beneficiary of the policy.

The foregoing is a brief summary of the 401(k) Plan and the Salary Continuation Agreement and does not contain all of the terms and conditions of the Plan and the Salary Continuation Agreement. For additional information, please contact Vice President Susan Rabuck at the Reedsburg Bank.

EXPERTS

The consolidated financial statements of Merchants as of December 31, 2002 and 2001 and for each of the three years in the period ending December 31, 2002 have been audited by McGladrey & Pullen, LLP, independent auditors. Such consolidated financial statements are incorporated by reference in this Proxy Statement/Prospectus and in the registration statement in reliance on the report of McGladrey & Pullen, LLP, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Reedsburg as of December 31, 2002 and for the year ended December 31, 2002 have been audited by McGladrey & Pullen, LLP, independent auditors. Such consolidated financial statements are included in this Proxy Statement/Prospectus and in the registration statement in reliance on the report of McGladrey & Pullen, LLP, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Reedsburg has retained Boardman, Suhr, Curry & Field LLP, Madison, Wisconsin to render an opinion on the installment tax treatment with respect to the promissory notes issued in the merger and in connection with such opinion, Boardman, Suhr, Curry & Field LLP has reviewed the discussion in this Proxy Statement/Prospectus entitled “THE MERGER - Material Federal Income Tax Consequences.”

The validity of the shares issued in connection with the merger will be passed upon for Merchants by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin. Certain other legal matters in connection with the merger will be passed upon for Merchants by Reinhart Boerner Van Deuren s.c. and for Reedsburg by Boardman, Suhr, Curry & Field LLP.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, shareholders of Reedsburg will become shareholders of Merchants. Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, Merchants shareholders may present proper proposals for inclusion in Merchants’ proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Merchants in a timely manner. Shareholders of Reedsburg who become shareholders of Merchants may present proposals for inclusion in Merchants’ proxy statement for its 2004 annual meeting on or before January 9, 2004. All stockholder proposals submitted in Merchants’ proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and Wisconsin law. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after March 24, 2004 and Merchants will not be required to present any such proposal at the next regularly scheduled annual meeting of shareholders. If Merchants’ Board of Directors decides to present a proposal despite its untimeliness, the people named in the proxies solicited by Merchants’ Board of Directors for the next regularly scheduled annual meeting of shareholders will have the right to exercise discretionary voting power with respect to such proposal.

WHERE YOU CAN FIND MORE INFORMATION

Merchants is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street NW, Judiciary Plaza, Room 1024, Washington, DC 20549. You can also obtain copies of this material at prescribed rates by mail by writing to the Securities and Exchange Commission, Attention: Public Records Branch, 450 Fifth Street NW, Washington, DC 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto covering the securities offered hereby which Merchants has filed with the Securities and Exchange Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission, and to which portions reference is hereby made for further information with respect to Merchants and the securities offered hereby. This document is part of that Registration Statement and constitutes a prospectus of Merchants and a proxy statement for Reedsburg’s special meeting of shareholders. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

The Securities and Exchange Commission allows us to “incorporate by reference” information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information that we incorporate by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Merchants has previously filed with the Securities and Exchange Commission. These documents contain important information about Merchants and its financial condition.

Merchants Commission Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2003
Quarter ended June 30, 2003
Description of the Merchants Common Stock set forth in Merchants’ Registration Statement pursuant to Section 12 of the Exchange Act

Merchants also is incorporating by reference all additional documents that it will file with the Securities and Exchange Commission between the date of this Proxy Statement/Prospectus and the date of the special meeting.

All information concerning Merchants included or incorporated by reference in this Proxy Statement/Prospectus has been furnished by Merchants, and all information concerning Reedsburg included in this Proxy Statement/Prospectus has been furnished by Reedsburg.

Documents which Merchants incorporates by reference are available from Merchants without charge, excluding all exhibits, unless Merchants has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Reedsburg shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Merchants at the following address:

Merchants and Manufacturers Bancorporation, Inc.

19105 West Capitol Drive, Suite 200

Brookfield, WI 53045

Attention: Michael J. Murry, Chairman of the Board

Telephone: (262) 790-2120

If you would like to request documents from Merchants, please do so by [            ], 2003 to receive them before the special meeting.

No person is authorized to give any information or make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, the information or representation should not be relied upon as having been authorized by Merchants or Reedsburg. This Proxy Statement/Prospectus does not constitute an offer to sell or solicitation of an offer to purchase the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Merchants or Reedsburg since the date of this Proxy Statement/Prospectus.

EXHIBIT A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

MERCHANTS NEW MERGER CORP.

AND

REEDSBURG BANCORPORATION, INC.

DATED AS OF APRIL 24, 2003

TABLE OF CONTENTS / PAGE

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 24, 2003, (the “Agreement”), among Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation (“Merchants”), Merchants New Merger Corp., a Wisconsin corporation, (“Merger Corp.”), and Reedsburg Bancorporation, Inc., a Wisconsin corporation, (“Company”).

WITNESSETH:

WHEREAS, the Company is a bank holding company, the wholly-owned subsidiary of which is the Reedsburg Bank, a commercial bank chartered under the laws of the State of Wisconsin, located in Reedsburg, Wisconsin (the “Bank”); and

WHEREAS, Merger Corp., a wholly-owned subsidiary of Merchants, upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Act (“Wisconsin Law”), will merge with and into the Company (the “Merger”) and for the conversion at the date the Merger becomes effective, of each of the 40,000 shares of Company Common Stock (as that term is defined in Section 1.06) into the right to receive the Merger Consideration (as that term is defined in Section 1.06) from Merchants; and such Merger Consideration will be paid in accordance with the terms and conditions of a Plan of Merger between Merchants, Merger Corp. and the Company that is in substantially the form attached hereto as Exhibit A (the “Plan of Merger”), together with this Agreement (the “Agreements”); and

WHEREAS, the Company and its Board of Directors have determined that the Merger will enhance the ability of the Bank to better serve its customers and increase the financial strength of the Bank; and

WHEREAS, the Board of Directors of the Company believes that the Merger will benefit the shareholders of the Company and the employees and customers of the Bank; and

WHEREAS, the respective Board of Directors of Merchants, Merger Corp. and the Company have determined that the Merger pursuant and subject to the terms and conditions of the Agreements is fair to and in the best interests of the respective corporations and their shareholders, and have approved and adopted the Agreements and the transactions contemplated thereby; and

WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

WHEREAS, as a condition and inducement to Merchants’ willingness to enter into the Agreements, Merchants and certain shareholders of the Company are concurrently with the execution and delivery hereof, entering into a Voting Agreement dated as of the date hereof (the

“Voting Agreement”), pursuant to which such shareholders shall make certain agreements with respect to the voting of their shares of Company Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merchants, Merger Corp. and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in the Agreements, and in accordance with Wisconsin Law, at the Effective-Time (as defined in Section 1.02) Merger Corp. shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Corp. shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the “Articles of Merger”) with the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of Wisconsin Law and shall take all such further actions as may be required by law to make the Merger effective.

The later of the date and time of the filing of the Articles of Merger or the effective date and time of the Merger as set forth in such Articles of Merger is hereinafter referred to as the “Effective Time.”

SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Corp. and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Corp. and the Company shall become the debts, liabilities and duties of the Surviving Corporation in accordance with applicable laws.

SECTION 1.04. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Merger Corp., as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

SECTION 1.05. Directors and Officers. The directors of Merger Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merchants, Merger Corp., the Company, or the holders of any of the following securities:

(a) Each share of the common stock $1.00 par value, of the Company (“Company Common Stock”) (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Merchants, Merger Corp. or the Company or any direct or indirect subsidiary of Merchants, Merger Corp. or the Company and (ii) any Dissenting Shares (as defined in Section 1.06 (e)) shall be canceled and extinguished and be converted into and become a right to receive $900.00 per share (the “Merger Consideration”), to be paid in the manner provided in Section 1.06 (c) below.

(b) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Merchants, Merger Corp. or the Company or any direct or indirect subsidiary of Merchants, Merger Corp. or the Company shall be canceled and extinguished and no payment shall be made with respect thereto.

(c) The Merger Consideration of $900.00 per share of Company Common Stock shall be paid with a combination of cash, promissory notes in the form of Exhibit 1.06(c) (the “Notes”) and shares of $1.00 par value common stock of Merchants (“Merchants Common Stock”). The Notes will be secured by a letter of credit in form and substance satisfactory to the Company and issued by a commercial bank approved by the Company. The aggregate amount of cash to be paid or Notes to be issued to the shareholders of the Company (the “Cash Consideration”) will equal thirty million six hundred thousand dollars ($30,600,000.00) of the aggregate Merger Consideration, and the remaining five million four hundred thousand dollars ($5,400,000.00) of the aggregate Merger Consideration (the “Non-Cash Merger Consideration”) will be paid with shares of Merchants Common Stock; provided that the aggregate amount of the Notes shall not exceed twenty million dollars ($20,000,000.00). Each shareholder of the Company will receive for each of his or her shares of Company Common Stock Cash Consideration equal in amount to seven hundred sixty-five dollars ($765.00) and Non-Cash Merger Consideration equal in amount to one hundred thirty-five dollars ($135.00) for a total Merger Consideration of nine hundred dollars ($900.00) for each share of Company Common Stock. Each shareholder of the Company who owns of record at least 325 shares of Company Common Stock will be entitled to elect the portion of the Cash Consideration to be paid in cash and the portion of the Cash Consideration to be paid in Notes. Only those shareholders of the Company who own of record at least 325 shares of Company Common Stock may elect to receive Cash Consideration in the form of Notes. Those shareholders of the Company who do not own of record at least 325 shares of Company Common Stock shall receive the Cash Consideration portion of the Merger Consideration in cash. The number of shares of Merchants Common Stock to be received by shareholders of the Company for each share of Company Common Stock for which Non-Cash Merger Consideration is payable shall be determined as follows:

Each portion of a share of Company Common Stock payable in Non-Cash Merger Consideration will be exchanged for the number of shares of Merchants Common Stock equal to $135.00 divided by the Daily Average Price.

The Daily Average Price of a share of Merchants Common Stock will be equal to the daily average of the “bid” and “ask” quotations of Merchants Common Stock as published in the Milwaukee Journal/Sentinel (or obtained from another source acceptable to Merchants and the Company if such quotations are not published in the Milwaukee Journal/Sentinel) on each of the twenty (20) trading days preceding the fifth (5th) day prior to the Effective Time. On each of the twenty (20) trading days prior to the fifth (5th) day before the Effective Time, all “bid” and “ask” quotations will be averaged to calculate the market quotation for that day (the “Average Quote”). The resulting twenty (20) Average Quotes will be used to calculate an arithmetic, unweighted average. The twenty (20) Average Quotes will be summed and the result divided by twenty (20) to determine the Daily Average Price of Merchants Common Stock to be used for purposes of the payment of the Non-Cash Merger Consideration. In the event that “ask” quotations are not available, or if the “ask” price exceeds the “bid” price by more than $4.00 on any of the twenty (20) trading days used to compute the Daily Average Price, then the “bid” quotes shall be used on those days to calculate the Daily Average Price.

(d) Upon approval of the Merger by the shareholders of the Company, the Company will deliver a form of election to the shareholders of the Company who own of record at least 325 shares of Company Common Stock permitting them to elect the form of Cash Consideration to be received in payment of the Merger Consideration. In the event that there is an over subscription of Notes, the Company will allocate such consideration in proportion to the elections of the shareholders of the Company based upon the number of shares of Company Common Stock owned by such shareholders, provided, however, that the amount of the Notes to be issued will not exceed twenty million dollars ($20,000,000.00), and the remaining ten million six hundred thousand dollars ($10,600,000.00) of the Cash Consideration will be paid in cash.

(e) No fractional shares of Merchants Common Stock and no certificates or scrip certificates therefore shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount pursuant to Section 1.07(e) hereof.

(f) Each Share which shall be issued and outstanding as of the Effective Time and held by a shareholder who has validly perfected dissenter’s rights in accordance with Wisconsin Law, shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Section 1.06 (all such Shares are hereinafter called “Dissenting Shares”). The Company shall give Merchants prompt notice upon receipt by the Company of any written notice from any such shareholder of the Company (“Dissenting Shareholder”). The Company agrees that prior to the Effective Time, it will not, except with prior written consent of Merchants, voluntarily make any payment with respect to, or settle or offer to settle, any request for withdrawal pursuant to the exercise of dissenter’s rights. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her Shares shall receive payment therefore from Merchants (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to receive the value of his or her Shares, his or her Shares shall be thereupon be deemed to have been canceled as of the Effective Time and converted into the right to receive the Merger Consideration in accordance with the provisions of this Section 1.06.

SECTION 1.07. Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Merchants shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (the “Exchange Agent”), and such deposit shall be solely for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article I through the Exchange Agent, the aggregate Merger Consideration consisting of certificates representing the shares of Merchants Common Stock, cash and Notes (such certificates for shares of Merchants Common Stock, cash, and Notes together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable or payable, as the case may be, pursuant to Section 1.06 in exchange for outstanding shares of Company Common Stock.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.06 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Merchants may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable amount and form of Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the applicable amount and form of the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the proper Merger Consideration may be delivered (or cash may be paid in lieu of fractional shares, if applicable), to a transferee if the Certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for the Merger Consideration until Merchants has received a written agreement from such person as provided in Section 4.04 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable amount and form of the Merger Consideration and cash in lieu of any fractional shares of Merchants Common Stock as contemplated by Section 1.07(e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Merchants Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered

Certificate with respect to the shares of Merchants Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Merchants Common Stock issued in exchange therefore, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Merchants Common Stock to which such holder is entitled pursuant to Section 1.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Merchants Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Merchants Common Stock.

(d) No Further Rights in the Shares. All shares of Merchants Common Stock issued, cash paid or Notes issued, as the case may be, upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Merchants Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Merchants. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Merger Consideration.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to Merchants, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Merchants for payment of their claim to the applicable amount and form of the Merger Consideration, any cash in lieu of fractional shares of Merchants Common Stock and any dividends or distributions with respect to Merchants Common Stock.

(g) Liability. Neither Merchants, Merger Corp. nor the Company shall be liable to any holder of Shares for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(h) Withholding Rights. Merchants shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Merchants is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Merchants, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Merchants.

SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Merchants for any reason shall be converted into shares of Merchants Common Stock, cash or Notes, as the case may be, in accordance with this Article I.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of any representation, warranty, covenant, agreement or statement of the Company or its subsidiaries in this Agreement, the term “Company and Subsidiaries” or “Company or Subsidiaries” shall mean the Company, the Bank, or any other subsidiary. A true and complete list of the Company’s directly and indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary’s outstanding capital stock or other equity interest owned by the Company or another subsidiary of the Company is set forth on Schedule 2.03.

The term “Subsidiary” (or its plural) as used in this Agreement with respect to the Company shall mean any corporation, partnership, joint venture or other legal entity of which the Company, either alone or together with any other subsidiary, owns directly or indirectly, twenty-five percent (25%) or more of the stock or other equity interest the holders of which are generally entitled to vote for the election of the directors or other governing body of such corporation or other legal entity.

Except as set forth in the Disclosure Schedule attached hereto (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Merchants and Merger Corp. as of the date of this Agreement, that:

SECTION 2.01. Organization and Qualification of the Company; Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Reedsburg Bank is a duly organized and validly existing Wisconsin bank. Reedsburg Investment Corp. is duly organized and validly existing under the laws of the State of Nevada. The Bank is the only subsidiary of the Company. Reedsburg Investment Corp. is the only subsidiary of the Bank. The Company and Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate their respective properties and to carry on their business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries, taken as a whole. The term “Material Adverse Effect” as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party’s business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities). Neither the Company nor the Subsidiaries have received notice of proceedings relating to the revocation or modification of any Approvals. The Company and its Subsidiaries are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). In addition to the Bank the Company holds interests, either directly or indirectly, in other entities, all of which are duly organized and validly existing under the laws of their respective state of organization and each of which has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate its property and to carry on its business as is now being conducted.

SECTION 2.02. Articles of Incorporation and Bylaws. The Company and Subsidiaries have heretofore furnished to Merchants a complete and correct copy of the Articles of Incorporation and the Bylaws, as amended or restated, of each entity and such Articles of Incorporation and Bylaws are in full force and effect and none of the entities is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

SECTION 2.03. Capitalization.

(a) Capitalization of the Company. The authorized capital stock of the Company consists of 160,000 shares of Common Stock, par value $1.00 per share. As of the date of this Agreement, (i) 40,000 shares of the Company’s Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable (except as provided in section 180.0622(2)(b) of the Wisconsin Business Corporation Law), and all of which have been issued in compliance with applicable securities laws, and (ii) no shares of the Company’s Common Stock are held in the Company’s treasury. Except as set forth in the Company’s Disclosure Schedule at Section 2.03(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company’s Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(b) Capitalization of the Bank. The authorized capital stock of the Bank consists of 40,000 shares of common stock, par value $10.00 per share. As of the date of this Agreement, (i) 40,000 shares of the Bank’s common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in Section 220.07 of the Wisconsin Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) the Company owns all of the Bank’s capital stock. Except as set forth in the Company’s Disclosure Schedule at Section 2.03(b), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Bank or obligating the Bank to issue or sell any shares of capital stock of, or other equity interests in the Bank. There are no obligations, contingent or otherwise, of the Bank to repurchase, redeem or otherwise acquire any shares of the Bank’s capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) Capitalization of Reedsburg Investment Corp. (“RIC”). The authorized capital stock of RIC consists of 1,000 shares of common stock, par value $1.00 per share. As of the date of this Agreement, (i) 1,000 shares of RIC’s common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in the Nevada Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) the Bank owns all of RIC’s capital stock. Except as set forth in the Company’s Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of RIC or obligating RIC to issue or sell any shares of capital stock of, or other equity interests in RIC. There are no obligations, contingent or otherwise, of RIC to repurchase, redeem or otherwise acquire any shares of RIC’s capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

SECTION 2.04. Authority. The Company has the requisite corporate power and authority to execute and deliver the Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreements by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Agreements or to consummate the transactions contemplated thereby (other than, with respect to the Merger, the approval and adoption of the Agreements by the holders of a majority of the outstanding shares of the Company’s Common Stock in accordance with Wisconsin Law and the Company’s Articles of Incorporation and Bylaws). The Agreements have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merchants, and Merger Corp., constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

SECTION 2.05. No Conflict; Required Filings and Consents.

(a) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of the Agreements by the Company does not, and the performance of the Agreements by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company and its Subsidiaries, (ii) conflict with or violate any domestic (federal, state or local) law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Company and its Subsidiaries, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company and its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company and its Subsidiaries is a party or by which the Company and its Subsidiaries or its or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of the Agreements by the Company does not, and the performance of the Agreements by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange of 1934, as amended (the “Exchange Act”), state securities or blue sky laws (“Blue Sky Laws”), BHCA, the state and federal banking laws and regulations, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under the Agreements, and would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

SECTION 2.06. Compliance; Permits. To the best knowledge of the Company after inquiry of its executive officers, neither the Company nor the Subsidiaries are in conflict with, or in default or violation of, (a) any law applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

SECTION 2.07. Banking Reports and Financial Statements.

(a) The Company and the Subsidiaries have timely filed all forms, reports and documents required to be filed with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Wisconsin Department of Financial Institutions, and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Company Reports”). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law in all material respects and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) delivered to Merchants whether or not contained in the Company Reports (the “Financial Statements”), including, but not limited to, any Company Reports filed since the date of this Agreement and prior to or at the Effective Time, have been prepared in accordance with generally accepted accounting principles or bank regulatory accounting principles, as applicable, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) Except as and to the extent set forth on the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2002 and March 31, 2003, including all notes thereto (the “Company Balance Sheet”), neither the Company nor the Bank has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business, that would not, individually or in the aggregate have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, or (ii) as otherwise reflected in the reports referred to in Section 2.07(a) hereof.

SECTION 2.08. Absence of Certain Changes or Events. Except as disclosed in the Financial Statements or in the Disclosure Schedules pursuant to this Agreement, since December 31, 2002, to the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2002, there has not been (a) any change in the financial condition, results of operations or business of the Company or its Subsidiaries having a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or its Subsidiaries having a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, (c) any change by the Company or its Subsidiaries in their accounting methods, principles or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board, (d) any revaluation by the Company or its Subsidiaries of any of their material assets in any material respect, (e) any entry by the Company or its Subsidiaries into any commitment or transactions material to the Company or its Subsidiaries, taken as a whole, other than in the ordinary course and other than this Agreement, (f) any declaration, setting aside or payment of any dividends (other than dividends paid in the ordinary course, consistent with past practice) or distributions in respect of shares of the Company’s Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of the Subsidiaries, or (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company or its Subsidiaries, other than in the ordinary course consistent with past practice or as disclosed in Disclosure Schedule 2.8.

SECTION 2.09. Absence of Litigation. Except as disclosed in the Company’s Disclosure Schedule at Section 2.09, (a) neither the Company nor the Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or its Subsidiaries as a result of the examination by any regulatory authority.

SECTION 2.10. Employee Benefit Plans.

(a) The Company Disclosure Schedule at Section 2.10 lists all “employee pension benefit plans,” as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 (ERISA) without regard to any exemptions from any requirements there under issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or its Subsidiaries (the “Pension Plans”). The term “Pension Plan” shall also include any terminated “employee pension benefit plan” previously maintained, sponsored or contributed to by the Company or its Subsidiaries which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

(b) The Company Disclosure Schedule at Section 2.10 lists all “employee welfare benefit plans,” as defined in ERISA section 3(1) without regard to any exemptions from any requirements there under issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or its Subsidiaries (the “Welfare Plans”). The term “Welfare Plans” shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company or its Subsidiaries which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

(c) The Company has made available to Merchants true and complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

(d) The Company Disclosure Schedule at Section 2.10 lists all plans or programs to provide fringe benefits to the Company’s and its Subsidiaries’ employees (other than Pension Plans and Welfare Plans) including, but not limited to vacation, sick leave, disability, medical, hospitalization, life insurance and other insurance plans or related benefits (the “Fringe Benefit Plans”).

(e) The Company has made available to Merchants true and complete copies of the documents governing each Fringe Benefit Plan.

(f) The Company has no direct or indirect, formal or informal, plan, fund or program to change any Pension Plan, Welfare Plan or Fringe Benefit Plan that would affect any of the Company’s or its Subsidiaries’ employees. Neither the Company nor its Subsidiaries has made a material modification, within the meaning of ERISA Section 102 and the regulations there under, to any existing Pension Plan, Welfare Plan or Fringe Benefit Plan which is not set forth in the Pension Plan, Welfare Plan or Fringe Benefit Plan documents provided to Merchants.

(g) For purposes of this Section 2.10, “Company” shall include the Company, the Bank and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA Section 4001), any group of trades or businesses under common control (within the meaning of Code Section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA Section 4001) and any affiliated service group (within the meaning of Code Section 414(m) and relevant Treasury Regulations and proposed Treasury Regulations) of which the Company or any Subsidiary is a member.

(h) Neither the Company nor its Subsidiaries has ever been obligated to contribute to any multi-employer plan within the meaning of ERISA Section 3(37).

(i) To the Company’s knowledge, the Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts and other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans have been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws. To the Company’s knowledge, the Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts or other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans meet all applicable requirements, in form and in operation required for favorable tax treatment under the Code. All required contributions pursuant to the Pension Plans, Welfare Plans and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. There are no pending or, to the Company’s knowledge, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans or Fringe Benefit Plans or the assets of any of the trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans. To the Company’s knowledge, no representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Company’s or its Subsidiaries’ employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Effective Time.

(j) With respect to any Welfare Plan which is a “group health plan” as defined in Code Section 4980B, to the Company’s knowledge, the Company and its Subsidiaries have complied with the continuation coverage requirements of Code Section 4980B for any periods prior to the Effective Time.

(k) The Company has furnished to Merchants copies of all documents relating to the Pension Plans, Welfare Plans or Fringe Benefit Plans, including, but not limited to, the following: any service provider agreements, any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee there under, all of which are true and complete.

(1) To the Company’s knowledge, no fiduciary of the Pension Plans or Welfare Plans has engaged in any “prohibited transaction” (as defined in ERISA Section 406 or Code Section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Pension Plans or Welfare Plans.

(m) The Company has no knowledge of the occurrence of any event with respect to any Pension Plan which could result in a liability of the Company, any Subsidiary or any member of the Company’s controlled group to the Pension Benefit Guaranty Corporation (“PBGC”), other than the timely payment of premiums, if any, pursuant to Section 4007 of ERISA. All required PBGC premiums, if any, have been paid for the periods through the Effective Time.

(n) Except as set forth in the Company’s Disclosure Schedule at Section 2.10, no Welfare Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired employees of the Company or its Subsidiaries, other than benefits required to be provided pursuant to Code Section 4980B.

SECTION 2.11. Employment Contracts; Material Contracts. Except as set forth in the Company Disclosure Schedule at Section 2.11, neither the Company nor its Subsidiaries is a party to or bound by (a) any employment or consulting contract; (b) any contract or commitment for capital expenditures in excess of $10,000.00 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement.

SECTION 2.12. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/ Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the Securities and Exchange Commission (the “SEC”) or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Company’s shareholders meeting (pursuant to Section 6.02) (the “Meeting”) shall be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting.

SECTION 2.13. Title to Property. The Company Disclosure Schedule at Section 2.13 correctly identifies all real property owned and leased by the Company and its Subsidiaries. The Company and its Subsidiaries each has good and defensible title to all of their properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and borrowings from the Federal Home Loan Bank, repurchase agreements and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole; and all leases pursuant to which the Company or its Subsidiaries leases from others real or personal property including, without limitation, leases for branch offices are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or its Subsidiaries has not taken adequate steps to prevent such a default from occurring). The Company’s and its Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. To the Company’s knowledge, none of the buildings, structures or appurtenances owned or leased by the Company or its Subsidiaries for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non-conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

SECTION 2.14. Compliance with Environmental Laws.

(a) The term “Company’s Property” shall mean any real property and improvements currently owned, leased, used, operated or occupied by the Company or its Subsidiaries, including properties acquired by foreclosure, properties which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Banks who have received written notification of default, or properties held or operated in a fiduciary or managerial capacity;

(b) The term “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or Environmental Permit;

(c) The term “Environmental Laws” shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

(d) The term “Environmental Permits” shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

(e) The term “Hazardous Substances” shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

(f) The Environmental Permits (if any) are in full force and effect and, to the Company’s knowledge, constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company’s and its Subsidiaries’ businesses and the use of the Company’s Property (as presently conducted and used) in compliance with Environmental Laws.

(g) The Company and its Subsidiaries have filed all reports, returns and other filings required to be filed with respect to the Company’s Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a material adverse effect on the Company’s or Subsidiaries’ businesses or financial condition, taken as a whole.

(h) Except as set forth in the Company’s Disclosure Schedule at Section 2.14(h), to the Company’s knowledge, the business of the Company and its Subsidiaries and the Company’s Property have been and are being operated by the Company and its Subsidiaries in accordance with all Environmental Laws and Environmental Permits and neither the Company nor its Subsidiaries has received any written notice nor does the Company or its Subsidiaries have knowledge that the Company’s Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the Company’s knowledge, threatened.

(i) Except as set forth in the Company’s Disclosure Schedule at Section 2.14(i), there are no actions pending, or to the Company’s knowledge, threatened against the Company or any of the Subsidiaries (naming the Company or its Subsidiaries), which in any case assert or allege (i) the Company or its Subsidiaries (naming the Company or its Subsidiaries) violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) the Company or its Subsidiaries is required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on the Company’s Property or elsewhere; or (iii) the Company or its Subsidiaries is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release of any Hazardous Substance by the Company, its Subsidiaries or others. The Company, its Subsidiaries, and the Company’s Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

(j) Except as set forth in the Company’s Disclosure Schedule at Section 2.14(j), with respect to the period during which the Company or its Subsidiaries occupied the Company’s Property (i) no Hazardous Substances have been treated, recycled or disposed of by the Company or its Subsidiaries (intentionally or unintentionally) on, under or at the Company’s Property; (ii) there has been no release or threatened release by the Company or the Subsidiaries of any Hazardous Substance from the Company’s Property; (iii) to the Company’s knowledge, there have been no activities on the Company’s or its Subsidiaries Property which would subject Merchants, its subsidiaries, or any subsequent occupier of the Company’s Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability.

SECTION 2.15. Absence of Agreements. Neither the Company nor its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or its Subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or its Subsidiaries may carry on its business), or in any manner relates to its capital adequacy, its credit policies or its management nor has the Company or its Subsidiaries been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

SECTION 2.16. Taxes. The Company and its Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and its Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto, and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the “IRS”) or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of the Company’s knowledge, threatening to assert against the Company or its Subsidiaries any deficiency or claim for additional Taxes. Neither the Company nor its Subsidiaries has granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of any tax. There are no tax liens on any assets of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Company’s Balance Sheet are adequate to cover all Taxes accruable by the Company and its Subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in the Company Disclosure Schedule at Section 2.16, no agreements relating to allocating or sharing of Taxes exist between the Company and its Subsidiaries.

SECTION 2.17. Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers’ compensation and other similar forms of insurance owned or held by the Company and its Subsidiaries have been delivered to Merchants. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other-than retrospective premiums which may be payable with respect to workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the best knowledge of the Company, the insurance policies to which the Company or its Subsidiaries are parties are sufficient for compliance with all material requirements of law and all material agreements to which the Company or its Subsidiaries are parties and will be maintained by the Company and its Subsidiaries until the Effective Time. Neither the Company nor its Subsidiaries has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

SECTION 2.18. Absence of Adverse Agreements. Neither the Company nor its Subsidiaries is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or its Subsidiaries, taken as a whole.

SECTION 2.19. Internal Controls and Records. The Company and its Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management’s general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any agreement, collateral document or security which is not fully reflected in the books and records of the Company or its Subsidiaries.

SECTION 2.20. Loans. Except as disclosed in the Company Disclosure Schedule at Section 2.20, (a) its Subsidiaries are not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Company or its Subsidiaries or banking regulators; (b) neither the Company nor its Subsidiaries is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or its Subsidiaries, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (c) to the Company’s knowledge, neither the Company nor its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole.

SECTION 2.21. Labor Matters.

(a) To the Company’s knowledge, the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or its Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting the Company or its Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefore has been asserted against the Company or its Subsidiaries; and (e) neither the Company nor its Subsidiaries is experiencing any material work stoppage.

SECTION 2.22. Brokers. Except as set forth in the Company’s Disclosure Schedule at Section 2.22, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or in connection with any other transaction, whether consummated or not, based upon arrangements made by or on behalf of the Company or its Subsidiaries.

SECTION 2.23. Accounting and Tax Matters. To the best knowledge of the Company, neither the Company nor its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent Merchants from accounting for the business combination to be effected by the Merger as a purchase transaction.

SECTION 2.24. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of the Company to Merchants in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

SECTION 2.25. Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of the Company’s Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company’s or its Subsidiaries’ capital stock necessary to approve the Merger and the transactions contemplated thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MERCHANTS

AND MERGER CORP.

Except as set forth in the Disclosure Schedule attached hereto (the “Merchants Disclosure Schedule”), Merchants and Merger Corp. hereby represent and warrant to the Company that:

SECTION 3.01. Organization and Qualification. Merchants and Merger Corp. are financial holding companies duly organized and validly existing under the laws of the State of Wisconsin. Merchants and Merger Corp. are registered with the Federal Reserve Board as financial holding companies under the BHCA. Merchants and Merger Corp. have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the “Merchants Approvals”) necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority and Merchants Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Merchants or Merger Corp. taken as a whole. Merchants or Merger Corp. have not received any notice of proceedings relating to the revocation or modification of any such Merchants Approvals. Merchants and Merger Corp. are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Merchants or Merger Corp.

SECTION 3.02. Articles of Incorporation and Bylaws. Merchants and Merger Corp. have heretofore made available to the Company a complete and correct copy of their Articles of Incorporation and Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Merchants and Merger Corp. are not in violation of any of the provisions of their Articles of Incorporation or Bylaws.

SECTION 3.03. Capitalization. The outstanding capital stock of Merchants is, and the shares of Merchant’s Common Stock to be issued pursuant to the Merger, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable, (except as provided in Section 180.0622(2)(b) of Wisconsin Business Corporation Law) fully registered under the Securities Act and have not, and will not have, been issued in violation of the preemptive rights of any person. As of January 31, 2003 the issued and outstanding shares of Merchants Common Stock totaled 2,875,155.

SECTION 3.04. Authority. Merchants and Merger Corp. have the requisite corporate power and authority to execute and deliver the Agreements and to perform their obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreements by Merchants and Merger Corp. and the consummation by Merchants and Merger Corp. of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Merchants and Merger Corp. and no other corporate proceedings on the part of Merchants or Merger Corp. are necessary to authorize the Agreements or to consummate the transactions so contemplated thereby. The Agreements have been duly and validly executed and delivered by Merchants and Merger Corp. and, assuming the due authorization, execution and delivery by the Company, constitute the legal, valid and binding obligations of Merchants and Merger Corp.

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) To the best knowledge of Merchants and Merger Corp., after inquiry of its executive officers, the execution and delivery of the Agreements by Merchants and Merger Corp. does not, and the performance of the Agreements by Merchants and Merger Corp. shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Merchants or Merger Corp., (ii) conflict with or violate any laws applicable to Merchants and Merger Corp. or by which their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Merchants or Merger Corp. pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merchants or Merger Corp. is a party or by which Merchants or Merger Corp. or their properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Merchants and/or Merger Corp.

(b) To the best knowledge of Merchants and Merger Corp., after inquiry of its executive officers, the execution and delivery of the Agreements by Merchants and Merger Corp. does not, and the performance of the Agreements by Merchants or Merger Corp. shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the federal and state banking laws and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Merchants and Merger Corp. from performing their obligations under the Agreements, and would not have a Material Adverse Effect on Merchants and/or Merger Corp.

SECTION 3.06. Compliance; Permits. To the best knowledge of Merchants and Merger Corp., after inquiry of its executive officers, Merchants and Merger Corp. are not in conflict with, or in default or violation of (a) any Law applicable to Merchants or Merger Corp. or by which their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merchants or Merger Corp. is a party or by which Merchants or Merger Corp. or any of their properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Merchants and/or Merger Corp.

SECTION 3.07. Securities Reports; Financial Statements.

(a) As of the date of this Agreement, Merchants has made available to the Company in the form filed with the SEC(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2001, 2000 and 1999, respectively, (ii) Quarterly Report on Form 10-Q for the periods ended March 31, 2003 (iii) all definitive proxy statements relating to Merchants meetings of shareholders (whether annual or special) held since December 31, 1999, (iv) all Reports on Form 8-K filed by Merchants with the SEC since December 31, 1999, (v) all other reports or registration statements filed by Merchants with the SEC since December 31, 1999, and (vi) all amendments and supplements to all such reports and registration statements filed by Merchants with the SEC since December 31, 1999, (collectively, the “Merchants SEC Reports”). The Merchants’ SEC Reports, including all Merchants SEC Reports filed after the date of this Agreement, (i) were or will comply as to form in all material respects with the requirements of the Securities and Exchange Act of 1934 and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Merchants SEC Reports, including any SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Merchants and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) Except as set forth on the consolidated balance sheet of Merchants and its subsidiaries as of December 31, 2002, including all notes thereto, neither Merchants nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2002, that would not have a Material Adverse Effect on Merchants.

SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Merchants SEC Reports filed prior to the date of this Agreement, since December 31, 2002, to the date of this Agreement, Merchants and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2002, there has not been (a) any change in the financial condition, results of operations or business of Merchants or its subsidiaries having a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Merchants or its subsidiaries having a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, (c) any change by Merchants in its accounting methods, principles or practices, (d) any revaluation by Merchants of any of its material assets in any material respect, or (e) to the date of this Agreement, any entry by Merchants or any of its subsidiaries into any commitment or transactions material to Merchants or its subsidiaries, taken as a whole.

SECTION 3.09. Absence of Litigation. Except as disclosed in the Merchants Disclosure Schedule at Section 3.09, there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Merchants or any of Merchants’ subsidiaries pending or, to the knowledge of Merchants, threatened, except for matters which will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Merchants or its subsidiaries taken as a whole, and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Merchants or any of Merchants’ subsidiaries as a result of an examination by any regulatory authority.

SECTION 3.10. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Merchants for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the shareholder meeting (as provided for in Section 6.02) shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholder meeting (as provided for in Section 6.02). All documents filed with the SEC or other regulatory authority by Merchants in connection with the Merger shall comply as to form in all material respects with the provisions of applicable law.

SECTION 3.11. Absence of Agreements. Neither Merchants nor any of its subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Merchants or its subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Merchants or its subsidiaries may carry on their business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to their capital adequacy, their credit policies or management, except for those the existence of which has been disclosed to the Company prior to the date of this Agreement, nor has Merchants or any of its subsidiaries been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

SECTION 3.12. Taxes. Merchants and its subsidiaries have timely filed all Tax Returns required to be filed by them, and Merchants and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Merchants is maintaining reserves adequate for their payment. To the best knowledge of Merchants, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the best of Merchants’ knowledge, threatening to assert against Merchants or any of its subsidiaries any deficiency or claim for additional Taxes. Neither Merchants nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Merchants or any of its subsidiaries. Neither Merchants nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Merchants Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as set forth in Merchants Disclosure Schedule, at Section 3.12, no agreements relating to allocating or sharing of Taxes exist among Merchants and its subsidiaries and no tax indemnities given by Merchants or its subsidiaries in connection with a sale of stock or assets remain in effect. Except as disclosed in the Merchants Disclosure Schedule at Section 3.12, neither Merchants nor any of its subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code, or (ii) any installment sale gain. Neither Merchants nor any of its subsidiaries has made an election under Section 341(f) of the Code.

SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merchants or Merger Corp.

SECTION 3.14. Accounting and Tax Matters. To the best knowledge of Merchants, neither Merchants nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent Merchants from accounting for the business combination to be effected by the Merger as a purchase transaction.

SECTION 3.15. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Merchants to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.

SECTION 3.16. Vote Required. Pursuant to applicable provisions of Wisconsin law, no vote of the shareholders of Merchants is required to approve the Merger.

SECTION 3.17. Absence of Adverse Agreements. Merchants is not a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or regulatory authority which materially and adversely affects or in the future may have a Material Adverse Affect on Merchants or its subsidiaries, taken as a whole.

ARTICLE IV

COVENANTS OF THE COMPANY

SECTION 4.01. Affirmative Covenants. The Company hereby covenants and agrees with Merchants and Merger Corp. that prior to the Effective Time, unless the prior written consent of Merchants shall have been obtained and except as otherwise contemplated herein, it will and/or it will cause each of its Subsidiaries to:

(a) Operate its/their business only in the usual, regular and ordinary course consistent with past practices;

(b) Use reasonable efforts to preserve intact its/their business organization and assets, to maintain its/their rights and franchises, to retain the services of its/their officers and key employees and to maintain its relationships with customers;

(c) Use reasonable efforts to maintain and keep its/their properties in as good repair and condition as at present, ordinary wear and tear excepted;

(d) Use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it/them;

(e) Perform in all material respects all obligations required to be performed by it/them under all material contracts, leases, and documents relating to or affecting its/their assets, properties, and business;

(f) Purchase and sell securities and make loans in accordance with past practices and in accordance with paragraph 4.02(j);

(g) With respect to the Bank, maintain as of the date on which all of the conditions set forth in Article VII have been satisfied or waived and thereafter a loan loss reserve of not less than 1.25% of loans and leases after certain loans, if any, have been charged-off pursuant to mutual agreement of the Company and Merchants;

(h) Use reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

(i) Obtain an independent audit of its financial statements for the year ended December 31, 2002 and for such additional years as may be required by governmental agencies;

(j) Fully expense as of the date on which all conditions set forth in Article VII have been satisfied or waived all expenses (including fees) incurred in connection with the consummation of the transaction contemplated hereby.

(k) Confer with Merchants to report on operational matters of a material nature and report on the general status of the ongoing operations of the business of the Company and its subsidiaries.

SECTION 4.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or permit its Subsidiaries to do, without the prior written consent of Merchants, any of the following:

(a) (i) Except as set forth on Schedule 4.02, grant any increase in compensation or grant any bonuses (incentive or special) to its employees as a class, or to its officers or directors, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers.

(b) Except as set forth on Schedule 4.02, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock;

(c) (i) Redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(d) Issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

(e) Initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or its Subsidiaries to take any such action, and the Company shall promptly notify Merchants orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; provided, however, that nothing contained in this subsection (e) shall prohibit the Board of Directors of the Company from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representative to furnish information to any party that requests information as to the Company and its Subsidiaries or taking any other action if the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by law. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving the Company or its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company’s shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to the Company or its Subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated there under) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the then outstanding shares of capital stock of the Company or any of its Subsidiaries; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing;

(f) Propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Merchants;

(g) Except in their fiduciary capacities for the account of customers, purchase any shares of Merchants Common Stock;

(h) Change any of its methods of accounting in effect at December 31, 2002, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2002, except as may be required by law or generally accepted accounting principles;

(i) Change any lending, investment, liability management or other material policies concerning the business or operations of the Company or its Subsidiaries in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable Federal or state law, or make any material changes in its operations;

(j) (i) Incur or assume any material obligation or liability, including without limitation any obligation for borrowed money, except for borrowings from the Federal Home Loan Bank in accordance with the Banks’ line of credit, disclosed in Schedule 4.02, whether or not evidenced by a note, bond, debenture or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Company, the Bank or banking regulators) which shall not meet the requirements of the Bank’s loan policy in effect as of December 31, 2002 or investment (excluding U.S. Treasury Securities and municipal obligations) in an amount greater than $100,000.00 per investment, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices or in amounts not material to the Company or its Subsidiaries; and (B) as may be required under existing agreements to which the Company or its Subsidiaries is a party; (iv) acquire assets (including equipment) or securities in excess of $25,000.00 in the aggregate (excluding loans to customers and investments permitted in (i) above; (v) enter into any other contract or agreement involving annual payments by the Company or its Subsidiaries or the other party or parties thereto in excess of $20,000.00; (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000.00 individually; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000.00 or in any manner which would restrict in any material respect the operations or business of the Company or its Subsidiaries; (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole; or

(k) Agree in writing or otherwise to do any of the foregoing.

SECTION 4.03. Access and Information.

(a) Upon reasonable notice, and without unreasonable disruption to the business carried on by the Company or its Subsidiaries, the Company shall (and shall cause its Subsidiaries to) afford to Merchants’ officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Merchants (i) a copy of each Company Report filed by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available; (ii) the monthly financial statements of the Bank; (iii) the audited financial statements of the Company and its Subsidiaries for the year ended December 31, 2002, if required by the SEC; (iv) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company and its Subsidiaries; and (v) all other information concerning the business, properties and personnel of the Company or its Subsidiaries as Merchants may reasonably request.

(b) Any information provided by the Company to Merchants whether prior to or subsequent to the date of this Agreement shall be kept confidential by the representatives of Merchants and its subsidiaries (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by Merchants in any document required to be filed with any government authority or agency.

SECTION 4.04. Affiliates; Accounting and Tax Treatment. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Merchants a letter identifying all persons who are then “affiliates” of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act, and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, and shall obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.04. The Company shall obtain from any person who becomes an affiliate of the Company after the Company’s delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.04 as soon as practicable after attaining such status.

SECTION 4.05. Expenses.

(a) Except as provided in Section 8.02, below, all Expenses (as described below) incurred by Merchants and the Company shall be borne solely and entirely by the party which has incurred the same. Without limiting the Company’s obligations pursuant to the preceding sentence, the Company shall be responsible for expenses in connection with the preparation of audited financial statements as of the year ended December 31, 2002, and related schedules for the Company and its Subsidiaries. Merchants and the Company shall share equally in the expense of preparing, printing, mailing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC regulatory filing fees incurred in connection therewith.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the preparation of the Registration Statement and Proxy Statement/Prospectus, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

SECTION 4.06. Delivery of Shareholder List. The Company shall or shall arrange to have its transfer agent deliver to Merchants or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Merchants may reasonably request.

ARTICLE V

COVENANTS OF MERCHANTS

SECTION 5.01. Affirmative Covenants. Merchants hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise contemplated herein it will and will cause Merger Corp. to:

(a) Maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Merchants’ financial Statements applied on a consistent basis;

(b) Conduct its business in a manner that does not violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole; and

(c) Will, to the best of its ability and in all material respects, (i) comply with applicable Blue Sky Laws and regulations, the Securities Act, and the Exchange Act, and (ii) remain qualified under the Exchange Act and the rules and regulations there under.

SECTION 5.02. Access and Information.

(a) After the date of this Agreement and prior to the Effective Time, Merchants shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each Merchants SEC Report filed by it or received by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, and (ii) all other information concerning the business, properties and personnel of Merchants or its subsidiaries as the Company may reasonably request.

(b) Any information provided to the Company by Merchants or its subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by the Company in any document required to be filed with any government agency. Upon any termination of this Agreement pursuant to

Article VIII hereof, the Company agrees to promptly return all information and documents that it has obtained from Merchants in connection herewith.

SECTION 5.03. Registration Statement. Merchants will use reasonable commercial efforts to cause the Registration Statement to be declared effective by the SEC under the Securities Act and to obtain all other federal and state securities permits and other authorizations necessary to issue Merchants Common Stock in exchange for the Company Common Stock and to consummate the Merger.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Registration Statement. As promptly as reasonably practicable after the execution of this Agreement, Merchants shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the “Registration Statement” and the prospectus and proxy materials contained therein are defined as the “Proxy Statement/Prospectus”) with the SEC covering the Merchants Common Stock to be issued in the Merger (subject to the immediately following sentence), with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. Merchants does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Merchants Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Merchants all information concerning the Company, its Subsidiaries and Affiliates required to be set forth in the Registration Statement and Merchants will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Proxy Statement/Prospectus. Merchants and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatement or omission. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders (a) the Proxy Statement/Prospectus, and (b) as promptly as practicable after approval thereof by Merchants and the Company, such other supplementary proxy materials as may be necessary to make the Proxy Statement/Prospectus comply with the applicable requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Merchants, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitute a “prospectus” within the meaning of the Securities Act. Merchants shall also take any action required to be taken under any applicable Blue Sky Law in connection with the issuance of the shares of Merchants Common Stock to be issued as set forth in this Agreement and the Company and its Subsidiaries shall furnish all information concerning the Company and its Subsidiaries, and the holders of the Company’s Common Stock and other assistance as Merchants may reasonably request in connection with such action.

SECTION 6.02. Meeting of the Shareholders. The Company shall: (a) cause a shareholders meeting to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provision of applicable law, and (b) subject to the exception for the exercise of its fiduciary duties in Section 4.02(e), submit the Agreements to the shareholders together with a majority recommendation for approval by the Board of Directors of the Company, solicit the approval thereof by the shareholders of the Company by mailing or delivering to each shareholder a combined Proxy Statement/Prospectus, and use its best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company’s shareholders.

SECTION 6.03. Appropriate Action; Consents; Filings. The Company and Merchants and Merger Corp. shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Agreements; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of the Agreements and the consummation by them of the transactions contemplated thereby, including, without limitation, the Merger; and (c) make all necessary filings, and thereafter make any other required submissions, with respect to the Agreements and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations there under, and any other applicable federal and state securities law, (ii) any applicable federal or state banking laws and (iii) any other applicable law; provided that Merchants, Merger Corp. and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Merchants shall furnish all information required on any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration statement) in connection with the transactions contemplated by the Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Agreements, the proper officers and directors of each party to the Agreements shall use all reasonable efforts to take all such necessary action.

SECTION 6.04. Notification of Certain Matters. The Company shall give prompt notice to Merchants, and Merchants shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Merchants, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.05. Public Announcements. Merchants and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and without mutual consent of both parties, except as may be required by law.

SECTION 6.06. Environmental Matters. In the event Merchants or its environmental consultants discover or determine the existence of any environmental condition (including, without limitation, a spill, discharge or contamination) the result of which may require investigative or remedial action pursuant to any federal, state, or local law, statute or regulation or may be the basis for the assertion of any third-party claims, including the claims of governmental entities, Merchants shall promptly notify the Company thereof and the Company shall, at its sole cost and expense, proceed with due diligence to take reasonably appropriate action in response thereto.

SECTION 6.07. Break-Up Fee.

(a) Provided that neither party has breached in any material respect its obligations under this Agreement, as a condition and inducement to both parties’ willingness to enter into and perform this Agreement, a fee (“Break-Up Fee”) equal to two percent (2%) of the aggregate Merger Consideration as defined in Section 1.06 of this Agreement shall be payable as outlined in Section 6.07 (b), (c) and (d) below.

(b) The Break-Up Fee shall be payable by the Company to Merchants only if:

(i) (A) The Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement/Prospectus, or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing; or

(ii) The Company violates Section 4.02(e) hereof.

(c) The Break-Up Fee shall be payable by Merchants to the Company only if:

(i) Merchants is unable to obtain the regulatory approvals from the Federal Reserve Board necessary to complete the Merger, unless such inability to obtain said approval is due to new regulatory requirements imposed by the Federal Reserve Board which up to the date of this Agreement had not been in effect; or

(ii) The SEC does not declare the Registration Statement to be effective or the SEC issues a stop order suspending the effectiveness of the Registration Statement under the Securities Act, unless such action by the SEC is due to new regulatory requirements imposed by the SEC which up to the date of this Agreement had not been in effect.

(d) The Break-Up Fee shall be paid within three (3) days subsequent to a termination of this Agreement and shall be considered liquidated damages and shall be payable in addition to any other damages, fees or expenses to which Merchants or the Company, as applicable, may be entitled pursuant to the terms of this Agreement or remedies at law or equity.

SECTION 6.08. Directors of Merchants. Merchants shall recommend to its shareholders the election of two (2) directors from the Company to the Merchants’ Board of Directors at the first annual shareholder meeting of Merchants following the date of this Agreement, or the immediately following shareholders meeting thereafter if inclusion of such directors’ nominations in the proxy statement is not practical due to time constraints. Until such shareholder meeting, the Board of Directors of Merchants shall appoint these persons to the Merchants’ Board of Directors. The Directors from the Company to be so appointed are Erich Mildenberg and Mel Hahs. The Chairman of the Board of the Company will be appointed to the Executive Committee of Merchants.

SECTION 6.09. Insurance. Merchants shall obtain coverage under either Merchants’ or Company’s Directors and Officers Liability and Financial Institutions Bond insurance policies for the purpose of insuring the Company, its subsidiaries, directors and officers, as the case may be, as of the consummation of the Merger. Prior acts coverage with respect to activities of the Company, its subsidiaries, directors and officers, including, but not limited to, actions taken in connection with this Agreement and the transactions contemplated in this Agreement, with respect to the policies delineated above shall be obtained by either the Company or by Merchants depending upon which policy offers the most complete coverage and taking into consideration the cost of said coverage. The Company agrees to cooperate with Merchants in so combining such coverages.

SECTION 6.10. Employee Benefit Plans. Merchants agrees to make available to the Bank and its employees all of the benefit plans which either are currently available to the employees of the Bank and its subsidiaries or are available to the employees of Merchants and its subsidiaries, each including but not limited to compensation and bonus programs, pension, 401(k), medical, dental, disability, life insurance, and accidental death and dismemberment; provided, however, that in no case shall the benefit plans made available to the Bank and its employees provide less coverage and benefits than those currently available to the employees of the Bank and its subsidiaries. The Bank agrees to cooperate with Merchants in combining such benefit plans.

SECTION 6.11. Bank Charter, Name, Board and Structure. Merchants agrees to retain the charter and name of the Bank, and not branch the Bank from a subsidiary bank of Merchants. With respect to the Bank, Merchants agrees to use its best efforts to elect and re-elect as directors of the Bank persons nominated by the Board of Directors of the Bank, maintain local Bank Board of Director authority, including without limitation lending authority, maintain current Bank Board of Director membership, committee structure and meeting schedule, and maintain compensation of directors at no less than the present level. Merchants agrees that the provisions of this Section 6.11 are designed to assure continuing local control and governance for the benefit of the Bank’s employees, customers and local community and that such provisions shall be changed only by majority vote of the Bank’s Board of Directors.

SECTION 6.12. Termination of Employment. Merchants agrees that it shall be within the sole discretion of the Board of Directors of the Company or the Company’s subsidiaries to decide upon the hiring or termination of any employee so employed by the Company or its subsidiaries.

SECTION 6.13. Payment of Dividend by Bank. Subject to the requirements of applicable law and regulatory requirements, the Bank shall declare a special dividend to the Company in the amount of six million dollars ($6,000,000.00) immediately prior to the Effective Time, in a form satisfactory to Merchants and in such a manner that will, in Merchants’ opinion maximize the treatment for accounting and tax purposes to Merchants.

SECTION 6.14. Employment Contracts. Not later than the Effective Time, the Bank will offer employment agreements (the “Employment Agreements”) to Milburn M. Hahs and Connie Suemnicht with compensation and benefits substantially the same as they currently receive with additional terms mutually agreeable to the Bank and the employees, each Employment Agreement with an initial term of three (3) years following the Effective Time and annually renewable for additional 1-year periods to restore each Employment Agreement to a full 3-year term following each such annual renewal.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Merchants or the Company, threatened by the SEC. Merchants shall have received all other federal or state securities permits and other authorizations necessary to issue Merchants Common Stock in exchange for the Company Common Stock and to consummate the Merger.

(b) Shareholder Approval. The Agreements and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

(c) Regulatory Approvals. The Agreements and the transactions contemplated therein shall have been approved by the Federal Reserve Board and other appropriate banking agencies having jurisdiction over the transaction, which approval shall not contain any conditions which are not reasonably satisfactory to Merchants, Merger Corp. or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

(d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by the Agreements.

SECTION 7.02. Additional Conditions to Obligations of Merchants and Merger Corp. The obligation of Merchants and Merger Corp. to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time. Merchants shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by the Agreements to be performed or complied with by it on or prior to the Effective Time.

(c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company and its Subsidiaries for the authorization, execution and delivery of the Agreements and the consummation by it of the transactions contemplated thereby shall have been obtained and made by the Company and its Subsidiaries.

(d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any governmental agency or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Merchants or its subsidiaries of all or any portion of the business or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or its Subsidiaries, taken as a whole, or Merchants or its subsidiaries, taken as a whole.

(e) Opinion of Counsel. Merchants shall have received from independent counsel for the Company reasonably satisfactory to Merchants, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Merchants which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Merchants.

(f) No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect on the Company or its Subsidiaries, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on the Company or its Subsidiaries.

(g) Affiliate Agreements. Merchants shall have received from each person who is identified in the affiliate letter as an “affiliate” of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.04.

(h) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company, or Merchants or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreements as to render inadvisable the consummation of the Merger. The failure of this condition shall not limit or affect the obligations of Merchants pursuant to Section 6.07(c).

(i) Voting Agreement. Concurrently with the execution and delivery of this Agreement, Merchants and certain shareholders of the Company shall have executed and delivered the Voting Agreement in the form of Exhibit 7.02(i).

(j) Comfort Letters. Merchants shall have received from McGladrey and Pullen, LLP “comfort letters” dated as of the date of mailing of the Proxy Statement/Prospectus and the Effective Time, respectively, in form, scope and substance reasonably satisfactory to Merchants, and as are customary for letters delivered by independent public accountants in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Company contained in registration statements similar to the Proxy Statement/Prospectus and the other matters contemplated by AICPA Statement No. 72, as amended and customarily included in comfort letters relating to transactions similar to transactions such as those contemplated by the Agreements.

(k) Loan Losses. If anticipated losses from outstanding loans on the books of the Bank or charged-off loans pursuant to the mutual agreement of the Company and Merchants shall cause the reserve for losses on loans and leases to be reduced to less than 1.25% of outstanding loans and leases, such reserve shall be replenished to the 1.25% level.

(l) Audit. Merchants shall have received from McGladrey and Pullen, LLP a report of an independent audit performed by them for the year ended December 31, 2002 which is reasonably satisfactory to Merchants in form and which contains an unqualified opinion as to the condition of the Company. This condition shall be deemed satisfied unless Merchants exercises its rights under Section 8.01(a)(vii) within twenty (20) days following Merchants’ receipt of the report of the independent audit performed by McGladrey & Pullen, LLP.

(m) Fairness Opinion. Merchants shall have received a fairness opinion from Stifel, Nicolaus & Co. delivered to the Board of Directors of Merchants prior to the execution of this Agreement by Merchants to the effect that the Merger is fair, from a financial point of view, to shareholders of Merchants, and such fairness opinion shall not have been withdrawn, amended or modified in any material respect at or prior to the Effective Time.

SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Merchants and Merger Corp. contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time. The Company shall have received a certificate of the Chairman of the Board of Merchants to that effect.

(b) Agreements and Covenants. Merchants and Merger Corp. shall have performed or complied in all material respects with all agreements and covenants required by the Agreements to be performed or complied with by them on or prior to the Effective Time.

(c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Merchants and Merger Corp. for the authorization, execution and delivery of the Agreements and the consummation by them of the transactions contemplated thereby shall have been obtained and made by Merchants and Merger Corp.

(d) Opinion of Counsel. The Company shall have received from independent counsel for Merchants reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company which opinion shall be based on such assumptions and contains such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

(e) Tax Opinion As To Installment Notes. The Company shall have received an opinion of independent counsel for the Company, to the effect that the Notes issued in the Merger as Merger Consideration qualify for installment income tax treatment under Federal and Wisconsin income tax laws.

(f) Comfort Letters. The Company shall have received from McGladrey and Pullen, LLP “comfort letters” dated as of the date of mailing of the Proxy Statement/Prospectus and the Effective Time, respectively, in form, scope and substance reasonably satisfactory to the Company, and as are customary for letters delivered by independent public accountants in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Merchants contained in registration statements similar to the Proxy Statement/Prospectus and the other matters contemplated by AICPA Statement No. 72, as amended and customarily included in comfort letters relating to transactions similar to transactions such as those contemplated by the Agreements.

(g) Fairness Opinion. The Company shall have received a fairness opinion from Marshall Financial Consulting LLC, delivered to the Board of Directors of the Company prior to the execution of this Agreement by the Company and updated as of the date of the Proxy Statement/Prospectus used to solicit shareholder approval of the Merger, to the effect that the Merger is fair, from a financial point of view, to the shareholders of the Company, and such fairness opinion shall not have been withdrawn, amended or modified in any material respect at or prior to the Effective Time.

(h) No Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect on Merchants or its subsidiaries, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that may reasonably be expected to result in such a Material Adverse Effect on Merchants or its subsidiaries.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination.

(a) The Agreements may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, the failure to meet any particular condition described below shall not limit or affect the obligations of Merchants or the Company pursuant to Section 6.07(b) or (c), as applicable:

(i) By mutual written consent of Merchants, Merger Corp. and the Company.

(ii) By Merchants, Merger Corp. or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Merchants or Merger Corp., on the other hand, respectively, set forth in the Agreements, or (B) if any representation or warranty of the Company, on the one hand, or Merchants, or Merger Corp. on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition, provided, however, the Agreements may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect.

(iii) By either Merchants, Merger Corp. or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and non-appealable.

(iv) By either Merchants, Merger Corp. or the Company if the merger shall not have been consummated before December 31, 2003, for a reason other than the failure of the terminating party to comply with its obligations under the Agreements.

(v) By either Merchants, Merger Corp. or the Company if the Federal Reserve Board or any other government agency authorized to act in the matter has denied approval of the Merger and neither Merchants, Merger Corp. nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law.

(vi) By either Merchants, Merger Corp. or the Company if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof.

(vii) By either Merchants or Merger Corp. if any condition set forth in Section 7.01 or 7.02 has not been satisfied or waived in writing by December 31, 2003.

(viii) By the Company if any of the conditions set forth in Section 7.01 or 7.03 has not been satisfied or waived in writing by December 31, 2003.

(b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to other party, which notice shall specifically describe the basis for such termination.

SECTION 8.02. Effect of Termination.

(a) If the merger is not consummated as the result of termination of the Agreements caused otherwise than by breach of a party hereto, the Company and Merchants each shall pay its Expenses in accordance with the terms and conditions under paragraph 4.05(a) and as the term “Expenses” is defined in paragraph 4.05(b) above and the Agreements shall immediately terminate, except as set forth in Section 9.01 hereof, and neither the Company nor Merchants shall have any liability under the Agreements for damages or otherwise, except for payment of the Break-up Fee under Section 6.07, if applicable.

(b) If termination of the Agreements shall have been caused by breach of the Agreements by any party hereto, then, in addition to other remedies at law or equity for breach of the Agreements, the party so found to have breached the Agreements shall promptly (but not later than five (5) business days after receipt of notice from the non-breaching party) pay the non-breaching party for its documented out-of-pocket expenses and fees incurred in connection with or related to the Merger.

(c) The foregoing subsections (a) and (b) of this Section 8.02 are in addition to and shall not limit the obligations of the Company and Merchants pursuant to Section 6.07 of this Agreement.

SECTION 8.03. Amendment. The Agreements may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would change the amount or type of consideration into which each Share of Company Common Stock shall be converted pursuant to the Agreements upon consummation of the Merger. The Agreements may not be amended except by an instrument in writing signed by the parties thereto.

SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of the Agreements pursuant to Article VIII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Sections 4.03(b), 4.05, 5.02(b), 8.02 and Article IX hereof shall survive termination indefinitely.

SECTION 9.02. Disclosure Schedules. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

SECTION 9.03. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

(a)	If to Merchants or Merger Corp.:

Merchants & Manufacturers Bancorporation, Inc.
19105 West Capitol Drive
Brookfield, WI 53045
Telecopier: (262) 790-9275
Attention: John Krawczyk

With	a copy to:

Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.

1000 North Water Street

Suite 2100

Milwaukee, WI 53202

Telecopier: (414) 298-1000

Attention: James Bedore

(b)	If to Company:

Reedsburg Bancorporation, Inc.

201 Main Street

Reedsburg, WI 53959

Telecopier: (608) –524-8375

Attention: Mel Hahs

With a copy to:

Boardman Law Firm

1 South Pinckney Street

4th Floor

Madison, WI 53703

Telecopier: (608) 283-1709

Attention: John Knight

SECTION 9.04. Certain Definitions. For purposes of the Agreements, the term:

(a) “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of five percent (5%) or more;

(b) “Beneficial owner” with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warranties or options, or otherwise, or (B) the right to vote pursuant to any agreement  , arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any Shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated there under;

(c) “Business day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

(d) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

(e) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the “Exchange Act”).

SECTION 9.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.07. Entire Agreement. The Agreements together with the Disclosure Schedules and Exhibits hereto constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter thereof and, except as otherwise expressly provided therein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 9.08. Assignment. The Agreements shall not be assigned by operation of law or otherwise, except that Merchants may assign all or any of its rights thereunder to any affiliate with the prior written consent of the Company, which consent shall not be unreasonably withheld provided that no such assignment shall relieve the assigning party of its obligations thereunder, and the assignee agrees to be bound by the terms and conditions of the Agreements including the requirement of conversion and delivery of the Merger Consideration pursuant to Section 1.06 hereof.

SECTION 9.09. Parties in Interest. The Agreements shall be binding upon and inure solely to the benefit of each party thereto, and nothing in the Agreements, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the Agreements.

SECTION 9.10. Governing Law. The Agreements shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under the applicable principles of conflicts of law.

SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, Merchants, Merger Corp. and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.

By:	/s/ Michael J. Murry
Name: Michael J. Murry
Title: Chairman of the Board of Directors

MERCHANTS NEW MERGER CORP.

By:	/s/ Michael J. Murry
Name: Michael J. Murry
Title: Chairman of the Board of Directors

REEDSBURG BANCORPORATION, INC.

By:	/s/ Mel Hahs
Name: Mel Hahs
Title: President

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

This Amendment (the “Amendment”) dated as of May 15, 2003, amends that certain Agreement and Plan of Reorganization dated as of April 24, 2003 (the “Agreement”) and entered into by and among Merchants and Manufacturers Bancorporation, Inc. (“Merchants”), Merchants New Merger Corp. (“Merger Corp.”) and Reedsburg Bancorporation, Inc. (“Company”).

The parties have determined it is in their respective best interests to amend the Agreement as set forth below. Any capitalized term used in this Amendment, but not defined in this Amendment, shall have the meaning given to it in the Agreement.

In consideration of the mutual covenants of the parties made in this Amendment and in the Agreement and the mutual benefits to be derived from the Agreement, it is hereby agreed as follows:

1. Section 1.06(c) is hereby amended to read in its entirety as follows:

(c) The Merger Consideration of $900.00 per share of Company Common Stock shall be paid with a combination of cash, promissory notes in the form of Exhibit 1.06(c) (the “Notes”) and shares of $1.00 par value common stock of Merchants (“Merchants Common Stock”). The Notes will be secured by a letter of credit in form and substance satisfactory to the Company and issued by a commercial bank approved by the Company. The aggregate amount of cash to be paid or Notes to be issued to the shareholders of the Company (the “Cash Consideration”) will equal thirty million six hundred thousand dollars ($30,600,000.00) of the aggregate Merger Consideration, and the remaining five million four hundred thousand dollars ($5,400,000.00) of the aggregate Merger Consideration (the “Non-Cash Merger Consideration”) will be paid with shares of Merchants Common Stock; provided that the aggregate amount of the Notes shall not exceed twenty million dollars ($20,000,000.00). Each shareholder of the Company will receive for each of his or her shares of Company Common Stock Cash Consideration equal in amount to seven hundred sixty-five dollars ($765.00) and Non-Cash Merger Consideration equal in amount to one hundred thirty-five dollars ($135.00) for a total Merger Consideration of nine hundred dollars ($900.00) for each share of Company Common Stock. Each shareholder of the Company will be entitled to elect the portion of the Cash Consideration to be paid in cash and the portion of the Cash Consideration to be paid in Notes in accordance with the election procedures described below, provided, however, that (i) the aggregate amount of the Notes shall not exceed twenty million dollars ($20,000,000.00) and (ii) the minimum amount for which a shareholder may elect Cash Consideration in the form of Notes is fifty thousand dollars ($50,000.00). The Notes shall be allocated among the shareholders who elect to receive Notes based on the number of shares of Company Common Stock owned of record by each of the electing shareholders arranged in descending order from the electing shareholder owning the greatest number of shares of Company Common Stock to the electing shareholder owning the least number of shares of Company Common Stock until the aggregate amount of the Notes allocated to the electing shareholders equals the lesser of (i) twenty million dollars ($20,000,000.00) or (ii) the actual total aggregate amount allocated to all of the electing shareholders. Those shareholders of the Company who do not elect to receive Cash Consideration in the form of Notes or who are not eligible to receive Cash Consideration in the form of Notes under the above-described election procedures shall receive the Cash Consideration portion of the Merger Consideration in cash.

The number of shares of Merchants Common Stock to be received by shareholders of the Company for each share of Company Common Stock for which Non-Cash Merger Consideration is payable shall be determined as follows:

Each portion of a share of Company Common Stock payable in Non-Cash Merger Consideration will be exchanged for the number of shares of Merchants Common Stock equal to $135.00 divided by the Daily Average Price.

The Daily Average Price of a share of Merchants Common Stock will be equal to the daily average of the “bid” and “ask” quotations of Merchants Common Stock as published in the Milwaukee Journal/Sentinel (or obtained from another source acceptable to Merchants and the Company if such quotations are not published in the Milwaukee Journal/Sentinel) on each of the twenty (20) trading days preceding the fifth (5th) day prior to the Effective Time. On each of the twenty (20) trading days prior to the fifth (5th) day before the Effective Time, all “bid” and “ask” quotations will be averaged to calculate the market quotation for that day (the “Average Quote”). The resulting twenty (20) Average Quotes will be used to calculate an arithmetic, unweighted average. The twenty (20) Average Quotes will be summed and the result divided by twenty (20) to determine the Daily Average Price of Merchants Common Stock to be used for purposes of the payment of the Non-Cash Merger Consideration. In the event that “ask” quotations are not available, or if the “ask” price exceeds the “bid” price by more than $4.00 on any of the twenty (20) trading days used to compute the Daily Average Price, then the “bid” quotes shall be used on those days to calculate the Daily Average Price.

2. Section 1.06(d) is hereby amended to read in its entirety as follows:

(d) Upon approval of the Merger by the shareholders of the Company, the Company will deliver a form of election to those shareholders of the Company who are eligible to receive Notes in the amount of $50,000 or more as required under Section 1.06(c) above permitting them to elect the form of Cash Consideration to be received in payment of the Merger Consideration. In the event that there is an over subscription of Notes, the Company will allocate such consideration to the shareholders of the Company electing Notes in the manner described in Section 1.06(c) above, provided, however, that the amount of the Notes to be issued will not exceed twenty million dollars ($20,000,000.00), and the remaining ten million six hundred thousand dollars ($10,600,000.00) of the Cash Consideration will be paid in cash.

The Agreement, as amended by this Amendment, shall remain in full force and effect.

[Signatures on following page]

In witness whereof, the parties to this Amendment have caused it to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.

By:	/s/ Michael J. Murry
Name: Michael J. Murry
Title: Chairman of the Board of Directors

MERCHANTS NEW MERGER CORP.

By:	/s/ Michael J. Murry
Name: Michael J. Murry
Title: Chairman of the Board of Directors

REEDSBURG BANCORPORATION, INC.

By:	/s/ Mel Hahs
Name: Mel Hahs
Title: President

EXHIBIT B

PLAN OF MERGER

This Plan of Merger (the “Plan of Merger”) dated as of April 24, 2003, is entered into by and between Merchants New Merger Corp., a Wisconsin corporation (“Merger Corp.”), and Reedsburg Bancorporation, Inc. (“Company”), a Wisconsin corporation, and joined in by Merchants & Manufacturers Bancorporation, Inc., a Wisconsin corporation (“Merchants”) for certain limited purposes.

Company is a corporation duly organized and existing under the laws of Wisconsin with authorized capital stock of 160,000 shares of Common Stock, $1.00 par value, of which 40,000 shares are validly issued (“Company Common Stock”).

Merger Corp. is a corporation duly organized and existing under the laws of Wisconsin with authorized capital stock of 9,000 shares of Common Stock, no par value, of which 1,000 shares are validly issued and outstanding, and are owned by Merchants.

Merchants is a corporation duly organized and existing under the laws of Wisconsin.

Concurrently with the execution and delivery of this Plan of Merger, Merchants, Company and Merger Corp. have entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement” and, together with this Plan of Merger, the “Agreements”) that contemplates the merger of Merger Corp. with and into Company (the “Merger”), on the Closing Date, as defined in Section 11 of this Plan of Merger, upon the terms and conditions provided in this Plan of Merger.

The Boards of Directors of Company and Merger Corp. deem it fair and equitable to, and in the best interests of, their respective shareholders, that Merger Corp. be merged with and into Company with Company being the surviving corporation, on the terms and conditions herein set forth under and pursuant to the Wisconsin Business Corporation Law. The Board of Directors of Company has approved this Plan of Merger, has authorized its execution and delivery and has directed that this Plan of Merger and the Merger be submitted to its shareholders for approval. The Board of Directors of Merger Corp. has approved this Plan of Merger and has authorized its execution and delivery. Merchants Merger Corp. (“Merchants Merger Corp.”) as sole shareholder of Merger Corp. has approved this Plan of Merger and the Merger.

The Board of Directors of Merchants and Merchants Merger Corp. have authorized the execution and delivery of this Plan of Merger.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect.

1. Merger. Merger Corp. will be merged with and into Company, which will be the surviving corporation (hereinafter called the “Surviving Corporation” whenever reference is made to it as of the Closing Date or thereafter). Such Merger will be pursuant to the provisions of and with the effect provided in the Wisconsin Business Corporation Law.

2. Name. The name of the Surviving Corporation will be “Merchants New Merger Corp.”.

3. Board of Directors; Officers. The Board of Directors of the Surviving Corporation at the Closing Date will consist of all the persons who are directors of Merger Corp. immediately prior to the Closing Date. Such directors will serve as directors of the Surviving Corporation until the next annual meeting of the Surviving Corporation or until such time as their successors have been elected and have qualified. The officers of Merger Corp. immediately prior to the Closing Date will be the officers of the Surviving Corporation until their successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation.

4. Articles of Incorporation. The Articles of Incorporation of Merger Corp. as in effect immediately prior to the Closing Date will, from and after the Closing Date, be the Articles of Incorporation of the Surviving Corporation until further amended as provided by law.

5. Bylaws. The Bylaws of Merger Corp. as in effect immediately prior to the Closing Date will, from and after the Closing Date, be the Bylaws of the Surviving Corporation until the same are altered, amended or rescinded as therein provided or as provided in the Articles of Incorporation of the Surviving Corporation.

6. Effect of the Merger. At the Closing Date, Merger Corp. will merge into Company which will be the Surviving Corporation, and the separate existence of Merger Corp. shall cease as provided in §180.1106 of the Wisconsin Business Corporation Law. The title to all property owned by each corporation shall be vested in the Surviving Corporation without reversion or impairment and all liabilities of each corporation shall become those of the Surviving Corporation. Any civil, criminal, administrative or investigatory proceeds pending against either corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in the proceeding.

7. Conversion of Common Stock of Merger Corp.. At the Closing Date, the shares of Merger Corp. Common Stock validly issued and outstanding immediately prior to the Closing Date will, by virtue of the Merger and without any action by their holders, be converted into 1,000 shares of Common Stock, $1.00 par value, of the Surviving Corporation so that all shares of Common Stock of the Surviving Corporation will be owned by Merchants. The outstanding certificates representing shares of Common Stock of Merger Corp. will, after the Closing Date, be deemed to represent the number of shares of the Surviving Corporation into which they have been converted and may be exchanged for new certificates of the Surviving Corporation upon the request of their holder.

8. Conversion of Common Stock of Company. On the Closing Date, each share of Company Common Stock validly issued and outstanding immediately prior to the Closing Date

(each a “Share”, and collectively the “Shares”)(and not held by any dissenting shareholder exercising such shareholder’s rights under §180.1301 et seq. of the Wisconsin Business Corporation Law) will by virtue of the Merger and without any action by the holder thereof be canceled and extinguished and be converted into and become a right to receive nine hundred dollars ($900.00) per Share (the “Merger Consideration”), to be paid in the manner provided in Section 8(a) below:

(a) The Merger Consideration of $900.00 per share of Company Common Stock shall be paid with a combination of cash, promissory notes in the form of Exhibit 1.06(c) to the Reorganization Agreement (the “Notes”) and shares of $1.00 par value common stock of Merchants (“Merchants Common Stock”). The Notes will be secured by a letter of credit in form and substance satisfactory to the Company and issued by a commercial bank approved by the Company. The aggregate amount of cash to be paid or Notes to be issued to the shareholders of the Company (the “Cash Consideration”) will equal thirty million six hundred thousand dollars ($30,600,000.00) of the aggregate Merger Consideration, and the remaining five million four hundred thousand dollars ($5,400,000.00) of the aggregate Merger Consideration (the “Non-Cash Merger Consideration”) will be paid with shares of Merchants Common Stock; provided that the aggregate amount of the Notes shall not exceed twenty million dollars ($20,000,000.00). Each shareholder of the Company will receive for each of his or her shares of Company Common Stock Cash Consideration equal in amount to seven hundred sixty-five dollars ($765.00) and Non-cash Merger Consideration equal in amount to one hundred thirty-five dollars ($135.00) for a total Merger Consideration of nine hundred dollars ($900.00) for each share of Company Common Stock. Each shareholder of the Company who owns of record at least 325 shares of Company Common Stock will be entitled to elect the portion of the Cash Consideration to be paid in cash and the portion of the Cash Consideration to be paid in Notes. Only those shareholders of the Company who own of record at least 325 shares of Company Common Stock may elect to receive Cash Consideration in the form of Notes. Those shareholders of the Company who do not own of record at least 325 shares of Company Common Stock shall receive the Cash Consideration portion of the Merger Consideration in cash. The number of shares of Merchants Common Stock to be received by shareholders of the Company for each share of Company Common Stock for which Non-Cash Merger Consideration is payable shall be determined as follows:

Each portion of a share of Company Common Stock payable in Non-Cash Merger Consideration will be exchanged for the number of shares of Merchants Common Stock equal to $135.00 divided by the Daily Average Price.

The Daily Average Price of a share of Merchants Common Stock will be equal to the daily average of the “bid” and “ask” quotations of Merchants Common Stock as published in the Milwaukee Journal/Sentinel (or obtained from another source acceptable to Merchants and the Company if such quotations are not published in the Milwaukee Journal/Sentinel) on each of the twenty (20) trading days preceding the fifth (5th) day prior to the Effective Time. On each of the twenty (20) trading days prior to the fifth (5th) day before the Effective Time, all “bid” and “ask” quotations will be averaged to calculate the market quotation for that day (the “Average Quote”). The resulting twenty (20) Average Quotes will be used to calculate an arithmetic, unweighted average. The twenty (20) Average Quotes will be summed and the result divided by twenty (20) to determine the Daily Average Price of Merchants Common Stock to be used for purposes of the payment of the Non-Cash Merger Consideration. In the event that “ask” quotations are not available, or if the “ask” price exceeds the “bid” price by more than $4.00 on any of the twenty (20) trading days used to compute the Daily Average Price, then the “bid” quotes shall be used on those days to calculate the Daily Average Price.

(b) Upon approval of the Merger by the shareholders of the Company, the Company will deliver a form of election to the shareholders of the Company who own of record at least 325 shares of Company Common Stock permitting them to elect the form of Cash Consideration to be received in payment of the Merger Consideration. In the event that there is an over subscription of Notes, the Company will allocate such consideration in proportion to the elections of the shareholders of the Company based upon the number of shares of Company Common Stock owned by such shareholders, provided, however, that the amount of the Notes to be issued will not exceed twenty million dollars ($20,000,000.00), and the remaining ten million six hundred thousand dollars ($10,600,000.00) of the Cash Consideration will be paid in cash.

(c) No fractional shares of Merchants Common Stock and no certificates or scrip certificates therefore shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount pursuant to Section 1.07(e) of the Reorganization Agreement.

(d) Each Share issued and outstanding immediately prior to the Effective Time and owned by Merchants, Merger Corp. or the Company or any direct or indirect subsidiary of Merchants, Merger Corp. or the Company shall be canceled and extinguished and no payment shall be made with respect thereto.

At the Closing Date, the holders of Shares will cease to have any rights with respect to such stock other than the rights to receive the Merger Consideration as provided in this Plan of Merger or the fair value of the stock as provided by law.

9. Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Merchants shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (the “Exchange Agent”), and such deposit shall be solely for the benefit of the holders of Shares, for exchange in accordance with Section 8 through the Exchange Agent, the aggregate Merger Consideration consisting of certificates representing the shares of Merchants Common Stock, cash and Notes (such certificates for shares of Merchants Common Stock, cash, and Notes together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable or payable, as the case may be, pursuant to Section 8 in exchange for outstanding Shares.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 8 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Merchants may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable amount and form of Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the applicable amount and form of the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the proper Merger Consideration may be delivered (or cash may be paid in lieu of fractional shares, if applicable), to a transferee if the Certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for the Merger Consideration until Merchants has received a written agreement from such person as provided in Section 4.04 of the Reorganization Agreement hereof. Until surrendered as contemplated by this Section 9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable amount and form of the Merger Consideration and cash in lieu of any fractional shares of Merchants Common Stock as contemplated by Section 1.07(e) of the Reorganization Agreement.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Merchants Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merchants Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Merchants Common Stock issued in exchange therefore, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Merchants Common Stock to which such holder is entitled pursuant to Section 1.07(e) of the Reorganization Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Merchants Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Merchants Common Stock.

(d) No Further Rights in the Shares. All shares of Merchants Common Stock issued, cash paid or Notes issued, as the case may be, upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e) of the Reorganization Agreement) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Merchants Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Merchants. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Merger Consideration.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company for six (6) months after the Effective Time shall be delivered to Merchants, upon demand, and any shareholders of Company who have not theretofore complied with this Section shall thereafter look only to Merchants for payment of their claim to the applicable amount and form of the Merger Consideration, any cash in lieu of fractional shares of Merchants Common Stock and any dividends or distributions with respect to Merchants Common Stock.

(g) Liability. Neither Merchants, Merger Corp. nor Company shall be liable to any holder of Shares for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(h) Withholding Rights. Merchants shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Merchants is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Merchants, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Merchants.

10. Shareholder Approval. This Plan of Merger will be submitted to the shareholders of Company for ratification, confirmation and adoption by consent or at meetings to be called and held in accordance with the applicable provisions of law and its Articles of Incorporation and Bylaws. Company and Merger Corp. will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger and the other transactions contemplated hereby and by the Reorganization Agreement on the terms herein and therein provided.

11. Effective Date of the Merger. The Merge shall become effective on the date on which all of the following actions shall have been taken (the “Closing Date”):

(a) All of the conditions precedent set forth in Article VII of the Reorganization Agreement shall have been satisfied or waived and

(b) Articles of Merger (with this Agreement attached as part thereof) with respect to the Merger, setting forth the information required by the Wisconsin Business

Corporation Law, shall be executed by the appropriate officers of Company, and shall be filed in the office of the Department of Financial Institutions, Division of Corporations, of the State of Wisconsin in accordance with the Wisconsin Business Corporation Law.

12. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of Company and Merger Corp. at any time prior to the Closing Date. If the Reorganization Agreement is terminated in accordance with Article VIII thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by Company or Merger Corp.

13. Waivers; Amendments. Either Company or Merger Corp. may, at any time prior to the Closing Date, by action taken by its Board of Directors or officers thereunto authorized, waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Plan of Merger or agree to the amendment or modification of this Plan of Merger by an agreement in writing executed in the same manner as this Plan of Merger, provided, however, that after a favorable vote by or consent of the shareholders of Company any such action will be taken by Company only if, in the opinion of the Board of Directors, such waiver, amendment or modification will not have any material adverse effect on the benefits intended under this Plan of Merger for the shareholders of Company and will not require resolicitation of any proxies from such shareholders.

14. Captions. The captions in this Plan of Merger are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision in this Plan of Merger. This Plan of Merger may be executed in several counterparts, each of which will constitute one and the same instrument.

15. Governing Law. This Plan of Merger is to be construed and interpreted in accordance with the laws of the State of Wisconsin.

16. Notices. All notices given hereunder shall be in writing (including a telecopy) and shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed follows:

(a) If to Merchants, Merchants Merger Corp. or Merger Corp., to:

Merchants & Manufacturers Bancorporation, Inc.

19105 West Capitol Drive

Brookfield, WI 53045

Telecopier:     262/790-9275

Attention:       John Krawczyk

with a copy to:

Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C.

100 N. Water Street, Suite 2100

Milwaukee, WI 53202

Telecopier:     414/298-1000

Attention:       James Bedore

(b) If to Company, to:

Reedsburg Bancorporation, Inc.

201 Main Street

Reedsburg, WI 53959

Telecopier:     608/524-8375

Attention:       Mel Hahs

with a copy to:

Boardman Law Firm LLP

One So. Pinckney Street

4th Floor

Madison, WI 53703

Telecopier:     608/283-1709

Attention:       John Knight

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed as of the date first above written.

Merchants & Manufacturers Bancorporation, Inc.

By:	/s/ Michael J. Murry
	Name:	Michael J. Murry
	Title:	Chairman of the Board of Directors

Merchants Merger Corp.

By:	/s/ Michael J. Murry
	Name:	Michael J. Murry
	Title:	Chairman of the Board of Directors

Merchants New Merger Corp.

By:	/s/ Michael J. Murry
	Name:	Michael J. Murry
	Title:	Chairman of the Board of Directors

Reedsburg Bancorporation, Inc.

By:	/s/ Mel Hahs
	Name:	Mel Hahs
	Title:	President

AMENDMENT TO PLAN OF MERGER

This Amendment (the “Amendment”) dated as of May 15, 2003, amends that certain Plan of Merger dated as of April 24, 2003 (the “Plan of Merger”) and entered into by and among Merchants and Manufacturers Bancorporation, Inc. (“Merchants”), Merchants New Merger Corp. (“Merger Corp.”) and Reedsburg Bancorporation, Inc. (“Company”).

The parties have determined it is in their respective best interest to amend the Plan of Merger as set forth below. Any capitalized term used in this Amendment, but not defined in this Amendment, shall have the meaning given to it in the Plan of Merger.

In consideration of the mutual covenants of the parties made in this Amendment and in the Plan of Merger and the mutual benefits to be derived from the Plan of Merger, it is hereby agreed as follows:

1. Section 8.(a) is hereby amended to read in its entirety as follows:

(a) The Merger Consideration of $900.00 per share of Company Common Stock shall be paid with a combination of cash, promissory notes (the “Notes”) and shares of $1.00 par value common stock of Merchants (“Merchants Common Stock”). The Notes will be secured by a letter of credit in form and substance satisfactory to the Company and issued by a commercial bank approved by the Company. The aggregate amount of cash to be paid or Notes to be issued to the shareholders of the Company (the “Cash Consideration”) will equal thirty million six hundred thousand dollars ($30,600,000.00) of the aggregate Merger Consideration, and the remaining five million four hundred thousand dollars ($5,400,000.00) of the aggregate Merger Consideration (the “Non-Cash Merger Consideration”) will be paid with shares of Merchants Common Stock; provided that the aggregate amount of the Notes shall not exceed twenty million dollars ($20,000,000.00). Each shareholder of the Company will receive for each of his or her shares of Company Common Stock Cash Consideration equal in amount to seven hundred sixty-five dollars ($765.00) and Non-Cash Merger Consideration equal in amount to one hundred thirty-five dollars ($135.00) for a total Merger Consideration of nine hundred dollars ($900.00) for each share of Company Common Stock. Each shareholder of the Company will be entitled to elect the portion of the Cash Consideration to be paid in cash and the portion of the Cash Consideration to be paid in Notes in accordance with the election procedures described below, provided, however, that (i) the aggregate amount of the Notes shall not exceed twenty million dollars ($20,000,000.00) and (ii) the minimum amount for which a shareholder may elect Cash Consideration in the form of Notes is fifty thousand dollars ($50,000.00). The Notes shall be allocated among the shareholders who elect to receive Notes based on the number of shares of Company Common Stock owned of record by each of the electing shareholders arranged in descending order from the electing shareholder owning the greatest number of shares of Company Common Stock to the electing shareholder owning the least number of shares of Company Common Stock until the aggregate amount of the Notes allocated to the electing shareholders equals the lesser of (i) twenty million dollars ($20,000,000.00) or (ii) the actual total aggregate amount allocated to all of the electing shareholders. Those shareholders of the Company who do not elect to receive Cash Consideration in the form of Notes or who are not eligible to receive Cash Consideration in the form of Notes under the above-described election procedures shall receive the Cash Consideration portion of the Merger Consideration in cash.

The number of shares of Merchants Common Stock to be received by shareholders of the Company for each share of Company Common Stock for which Non-Cash Merger Consideration is payable shall be determined as follows:

Each portion of a share of Company Common Stock payable in Non-Cash Merger Consideration will be exchanged for the number of shares of Merchants Common Stock equal to $135.00 divided by the Daily Average Price.

The Daily Average Price of a share of Merchants Common Stock will be equal to the daily average of the “bid” and “ask” quotations of Merchants Common Stock as published in the Milwaukee Journal/Sentinel (or obtained from another source acceptable to Merchants and the Company if such quotations are not published in the Milwaukee Journal/Sentinel) on each of the twenty (20) trading days preceding the fifth (5th) day prior to the Effective Time. On each of the twenty (20) trading days prior to the fifth (5th) day before the Effective Time, all “bid” and “ask” quotations will be averaged to calculate the market quotation for that day (the “Average Quote”). The resulting twenty (20) Average Quotes will be used to calculate an arithmetic, unweighted average. The twenty (20) Average Quotes will be summed and the result divided by twenty (20) to determine the Daily Average Price of Merchants Common Stock to be used for purposes of the payment of the Non-Cash Merger Consideration. In the event that “ask” quotations are not available, or if the “ask” price exceeds the “bid” price by more than $4.00 on any of the twenty (20) trading days used to compute the Daily Average Price, then the “bid” quotes shall be used on those days to calculate the Daily Average Price.

2. Section 8.(b) is hereby amended to read in its entirety as follows:

(b) Upon approval of the Merger by the shareholders of the Company, the Company will deliver a form of election to those shareholders of the Company who are eligible to receive Notes in the amount of $50,000 or more as required under Section 8.(a) above permitting them to elect the form of Cash Consideration to be received in payment of the Merger Consideration. In the event that there is an over subscription of Notes, the Company will allocate such consideration to the shareholders of the Company electing Notes in the manner described in Section 8.(a) above, provided, however, that the amount of the Notes to be issued will not exceed twenty million dollars ($20,000,000.00), and the remaining ten million six hundred thousand dollars ($10,600,000.00) of the Cash Consideration will be paid in cash.

The Plan of Merger, as amended by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties to this Amendment have caused it to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.

By:	/s/ Michael J. Murry
	Name:	Michael J. Murry
	Title:	Chairman of the Board of Directors

MERCHANTS MERGER CORP.

By:	/s/ Michael J. Murry
	Name:	Michael J. Murry
	Title:	Chairman of the Board of Directors

MERCHANTS NEW MERGER CORP.

By:	/s/ Michael J. Murry
	Name:	Michael J. Murry
	Title:	Chairman of the Board of Directors

REEDSBURG BANCORPORATION, INC.

By:	/s/ Mel Hahs
	Name:	Mel Hahs
	Title:	President

EXHIBIT C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of April 24, 2003, among the undersigned shareholders (the “Shareholders”) of REEDSBURG BANCORPORATION, INC., a Wisconsin corporation (the “Company”), and MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., a Wisconsin corporation (“Merchants”), and MERCHANTS NEW MERGER CORP., a Wisconsin corporation, (“Merger Corp.”).

RECITALS

The Shareholders, the Company, Merchants and Merger Corp. acknowledge the following:

A. Concurrent with the execution of this Agreement, the Company, Merchants and Merger Corp. have entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), providing for the business combination transaction contemplated therein pursuant to which the Merger Corp. will merge with and into the Company pursuant to the terms and conditions of the Merger Agreement (“Merger”).

B. Upon consummation of the Merger, the Shareholders will receive shares of Merchants Common Stock or cash or notes for each share of Company Common Stock, par value $1.00 per share (the “Company Common Stock”), owned by them.

C. The Shareholders own the shares of Company Common Stock set forth opposite such Shareholder’s respective names on Exhibit A hereto (such shares set forth on Exhibit A, and together with all shares of Company Common Stock subsequently acquired by any Shareholder during the term of this Agreement, being referred to as the “Shares”).

D. In order to induce Merchants to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Merchants in connection therewith, the Shareholders have agreed to enter into and perform this Voting Agreement.

AGREEMENT

In consideration of the Recitals and the mutual agreements, which follow, Shareholders, the Company, Merchants and Merger Corp. agree as follow:

1. Agreement to Vote Shares. Subject to the exercise of their fiduciary duties as directors, in the case of those shareholders who are also directors, as provided below, each of the Shareholders shall vote or cause to be voted, or express a written consent with respect to, all of such Shareholder’s Shares (a) in favor of adoption and approval for the Merger Agreement and the Merger at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and (b) against any proposal for a Competing Transaction (as such term is defined in the Merger Agreement) at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto. The obligations under this paragraph 1 of the Shareholders who are also directors and who, after consultation with their independent legal counsel, determine, in good faith, they are required to comply with their respective fiduciary duties to Shareholders imposed by law shall be relieved from their obligations under this Agreement. As of the date hereof, such Shareholder/Directors (a) intend to recommend approval of the Merger Agreement and Merger to the shareholders of the Company and (b) are aware of no facts or circumstances existing as of the date hereof that could cause or reasonably be expected to cause any such Shareholder/Director to change such recommendation.

2. No Voting Trusts. Each of the Shareholders agrees that such Shareholder will not, nor will such Shareholder permit any entity under such Shareholder’s control to, deposit any of such Shareholder’s Shares in a voting trust or subject any of their Shares to any agreement, arrangement or understanding with respect to the voting of such Shares inconsistent with this agreement.

3. Limitation on Sales. During the term of this Agreement, each Shareholder agrees not to sell, assign, transfer or dispose of any such Shareholder’s Shares. Notwithstanding the foregoing, any Shareholder may, during the term of this Agreement, make gifts of Shares to the charitable organization of his or her choice or to members of his or her immediate family, provided any such charitable organization or family member agrees in writing to be bound to the terms of this Agreement.

4. Shareholders’ Representations. Each shareholder severally represents that: (a) subject to the terms of paragraph 1, such Shareholder has the complete and unrestricted power and unqualified right to enter into and perform the terms of this Agreement; (b) this Agreement constitutes a valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms; and (c) such Shareholder owns the number of Shares indicated opposite such Shareholder’s name on Exhibit A hereto, has the sole and unrestricted voting power with respect to such Shares and such Shares are all of the Shares directly or indirectly held by such Shareholder.

5. Specific Performance and Remedies. The parties hereto acknowledge that it will be impossible to measure in money the damage to the other party(ies) if a party hereto fails to comply with the obligations imposed by this Agreement and that, in the event of such failure, the other party(ies) will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure. No party will oppose the granting of such relief on the basis that the other party(ies) have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

In addition to all other rights or remedies which any party hereto may have against any other party hereto who defaults in the performance of such party’s obligations under the Agreement, such defaulting party shall be liable to the nondefaulting party for all litigation costs and attorneys’ fees incurred by the nondefaulting party(ies) in connection with the enforcement of any of the nondefaulting party’s rights or remedies against the defaulting party.

6. Term of the Agreement; Termination. The term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earlier to occur of (a) the Effective Time (as defined in the Merger Agreement) or (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Merchants or Merger Corp.:

Merchants & Manufacturers Bancorporation, Inc.

19105 West Capitol Drive

Brookfield, WI 53045

Telecopier: (262) 790-2122

Attention: John Krawczyk

With a copy to:

Reinhart, Boerner, Van Deuren, Norris & Reiselbach, S.C.

1000 North Water Street

Suite 2100

Milwaukee, WI 53202

Telecopier: (414) 298-1000

Attention: James Bedore

If to a Shareholder, to the address or telecopy number set forth for such Shareholder on the signature page hereof:

With a copy to:

Boardman Law Firm LLP

P.O. Box 927

Madison, WI 53701

Telecopier: (608) 283-1709

Attention: John Knight

9. Miscellaneous.

(a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Wisconsin, without reference to its conflicts of law principles.

(b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be construed with the invalid or unenforceable provision deleted and the remainder of this Agreement shall not be affected.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) In the event any Shareholder acquires any additional Shares during the term of this Agreement, then such Shareholder agrees that the provisions of this Agreement shall apply to such additional Shares.

(f) This Agreement shall be binding upon and inure to the benefit of Merchants, Merger Corp. and their successors, and each Shareholder, and Shareholder’s spouse, and their respective executors, personal representatives, administrators, heirs, legatees, guardians, trustees and other legal representatives.

(g) This Agreement is effective as of April 24, 2003, regardless of when this Agreement is signed by the parties.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MERCHANTS NEW MERGER CORP.		MERCHANTS & MANUFACTURERS BANCORPORATION

/s/ Michael J. Murry		/s/ Michael J. Murry
By:	Michael J. Murry	By:	Michael J. Murry
Its:	Chairman	Its:	Chairman

SHAREHOLDERS:

/s/ Erich Mildenberg
Erich Mildenberg

/s/ Ronald C, Schroeder
Ronald C. Schroeder

/s/ Charles B. Hamburg
Charles B. Hamburg

/s/ Steven R. Blakeslee
Steven R. Blakeslee

/s/ Robert J. Gavin
Robert J. Gavin

/s/ Mel M. Hahs
Mel M. Hahs

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MERCHANTS NEW MERGER CORP.		MERCHANTS & MANUFACTURERS BANCORPORATION

/s/ Michael J. Murry		/s/ Michael J. Murry
By:	Michael J. Murry	By:	Michael J. Murry
Its:	Chairman	Its:	Chairman

SHAREHOLDERS:

/s/ Nancy Hahs
Nancy Hahs

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MERCHANTS NEW MERGER CORP.		MERCHANTS & MANUFACTURERS BANCORPORATION

/s/ Michael J. Murry		/s/ Michael J. Murry
By:	Michael J. Murry	By:	Michael J. Murry
Its:	Chairman	Its:	Chairman

SHAREHOLDERS:

/s/ Lu Ann Blakeslee
Lu Ann Blakeslee

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MERCHANTS NEW MERGER CORP.		MERCHANTS & MANUFACTURERS BANCORPORATION

/s/ Michael J. Murry		/s/ Michael J. Murry
By:	Michael J. Murry	By:	Michael J. Murry
Its:	Chairman	Its:	Chairman

SHAREHOLDERS:

/s/ Alice Hamburg
Alice Hamburg

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MERCHANTS NEW MERGER CORP.		MERCHANTS & MANUFACTURERS BANCORPORATION

/s/ Michael J. Murry		/s/ Michael J. Murry
By:	Michael J. Murry	By:	Michael J. Murry
Its:	Chairman	Its:	Chairman

SHAREHOLDERS:

/s/ Bernard H. Fearing
Bernard H. Fearing

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MERCHANTS NEW MERGER CORP.		MERCHANTS & MANUFACTURERS BANCORPORATION

/s/ Michael J. Murry		/s/ Michael J. Murry
By:	Michael J. Murry	By:	Michael J. Murry
Its:	Chairman	Its:	Chairman

SHAREHOLDERS:

/s/ Marlene J. Fearing
Marlene J. Fearing

EXHIBIT A

Steven Blakeslee	1,348 shares

Bernard Fearing	260 shares

Robert Gavin	1,965 shares

Milburn Hahs	50 shares

Charles Hamburg	2,850 shares

Erich Mildenberg	3,400 shares

Ronald Schroeder	384 shares

EXHIBIT D

NOTE

Principal Amount:	Dated as of , 2003
$

FOR VALUE RECEIVED, Merchants and Manufacturers Bancorporation, Inc. (“Buyer”) promises to pay to the order of                                      (“Seller”), at                                                              , or at such other location as any holder of this Note may designate by written notice to Buyer, in lawful money of the United States of America, the sum of                                                           Dollars ($                    ), together with interest on the unpaid principal balance of this Note from time to time outstanding until paid. This Note is executed and delivered pursuant to the provisions of that certain Agreement and Plan of Reorganization by and among Merchants and Manufacturers Bancorporation, Inc., Merchants New Merger Corp. and Reedsburg Bancorporation, Inc. dated as of April 24, 2003, as amended as of May 15, 2003 (“Merger Agreement”), and this Note represents the portion of the Merger Consideration payable by Buyer to Seller in Notes.

This Note bears interest on the unpaid principal balance before maturity at the fixed rate of 5.35% per year. Unpaid principal and interest bear interest after maturity until paid (whether by acceleration or lapse of time) at the rate which would otherwise be applicable plus five (5) percentage points. All interest shall be computed on the basis of actual days elapsed based upon a 365-day year.

Until maturity, principal shall be payable as follows:

In five (5) equal payments of $                     due on                     , and on the same day of each succeeding year thereafter, plus a final payment of all unpaid principal and accrued and unpaid interest due in full on                     , 2008.

Until maturity, interest shall be payable as follows:

Interest is payable on                     , 2003, and on the same day of each third month thereafter, plus a final payment of all accrued and unpaid interest due in full on                     , 2008.

If any payment is not made on or before the tenth day after its due date, the Seller may collect a delinquency charge of 5% of the unpaid amount for the period of time that the payment is delinquent. Prepayments are not permitted.

Upon the occurrence of any one or more of the following events of default: (a) Buyer fails to pay any amount when due under this Note, and Buyer fails to cure said default within ten (10) days thereof, (b) a material adverse change occurs in Buyer’s financial condition, (c) Buyer fails to timely observe or perform any of the covenants or duties contained in this Note, after written notice of such failure to observe or perform is received by Buyer and Buyer fails to cure said failure within twenty (20) days thereof, (d) any Letter of Credit securing this Note is revoked or becomes unenforceable for any reason, and (e) Buyer ceases to exist, then the unpaid balance shall, at the option of Seller, without notice, mature and become immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event Buyer becomes the subject of bankruptcy or other insolvency proceedings. Seller’s receipt of any payment on this Note after the occurrence of an event of default shall not constitute a waiver of the default or the Seller’s rights and remedies upon such default.

This Note is secured by an Irrevocable Letter of Credit issued by                                                   at the request of the Buyer for the benefit of the Seller and all other sellers receiving Notes under and pursuant to the Merger Agreement (the “Letter of Credit”).

Without affecting the liability of Buyer, Seller may, without notice, accept partial payments, release or impair any collateral security for payment of this Note or agree not to sue any party liable on or for it. Without affecting the liability of any endorser, surety or guarantor, Seller may from time to time, without notice, renew or extend the time for payment.

Buyer agrees to pay all costs of collection before and after judgment, including reasonable attorneys’ fees (including those incurred in successful defense or settlement of any counterclaim brought by Buyer or incident to any action or proceeding involving Buyer brought pursuant to the United States Bankruptcy Code) and waive presentment, protest, demand and notice of dishonor.

This Note is intended by Buyer and Seller as a final expression of this Note and as a complete and exclusive statement of its terms. This Note may not be supplemented or modified except in writing. This Note benefits Seller, its successors, assigns, heirs and personal representatives, and binds Buyer and Buyer’s successors and assigns. The validity, construction and enforcement of this Note are governed by the internal laws of Wisconsin. Invalidity or unenforceability of any provision of this Note shall not affect the validity or enforceability of any other provisions of this Note.

When used in this Note, terms note defined in this Note shall have the same meanings as are provided for those respective terms by the relevant definitions in the Merger Agreement.

Dated as of the          day of                     , 2003.

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

By
Michael J. Murry
Chairman of the Board of Directors

[If issued to an affiliate—THIS PROMISSORY NOTE WAS ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED APRIL 24, 2003, BETWEEN THE REGISTERED HOLDER HEREOF AND MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.]

THIS NOTE IS NON-NEGOTIABLE AND NONTRANSFERABLE BY THE HOLDER EXCEPT THROUGH INHERITANCE, BY OPERATION OF LAW, OR PURSUANT TO AN INVOLUNTARY TRANSFER PROCEEDING (SUCH AS DIVORCE OR BANKRUPTCY), PROVIDED, HOWEVER, THAT THE INITIAL HOLDER OF THIS NOTE SHALL HAVE THE RIGHT TO TRANSFER AND ASSIGN, FROM TIME TO TIME, ALL OR AN UNDIVIDED INTEREST IN THIS NOTE TO ANY ONE OR MORE OF THE FOLLOWING: (I) THE INITIAL HOLDER’S SPOUSE, (II) ANY OF THE INITIAL HOLDER’S CHILDREN OR GRANDCHILDREN, (III) A TRUST THE SOLE TRUSTEE OF WHICH IS THE INITIAL HOLDER AND THE ONLY BENEFICIARIES OF WHICH ARE THE ORIGINAL HOLDER AND/OR HIS OR HER SPOUSE AND CHILDREN AND GRANDCHILDREN, AND (IV) A CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER ENTITY WHICH SHALL AT ALL TIMES BE CONTROLLED BY THE INITIAL HOLDER AND WHICH HAS NO OTHER OWNERS OTHER THAN THE INITIAL HOLDER, AND/OR HIS OR HER SPOUSE, CHILDREN AND GRANDCHILDREN, PROVIDED, HOWEVER, THAT ANY SUCH TRANSFER AND ASSIGNMENT SHALL NOT CAUSE OR RESULT IN FRACTIONAL OR MULTIPLE NOTES. ANY PERMITTED TRANSFER OF THIS NOTE SHALL NOT REQUIRE SURRENDER OF THE NOTE TO BUYER FOLLOWED BY THE ISSUANCE OF A NEW OR REPLACEMENT NOTE, PROVIDED, HOWEVER, THAT BUYER SHALL REQUIRE WRITTEN NOTICE OF ANY SUCH TRANSFER AND A COPY OF THE NEGOTIATED AND TRANSFERRED NOTE FOR PURPOSES OF MAINTAINING ITS RECORD OF THE CURRENT HOLDER OF THIS NOTE TO WHOM PAYMENT IS TO BE MADE BY BUYER UNDER THIS NOTE.

EXHIBIT E

Subchapter XIII of the Wisconsin Business Corporation Law

Dissenters’ Rights

180.1301 DEFINITIONS.

In §§ 180.1301 to 180.1331:

(1) “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

(1m) “Business combination” has the meaning given in § 180.1130(3).

(2) “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under § 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of he merger or the acquiring domestic corporation or foreign corporation of the share exchange.

(3) “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under § 180.1302 and who exercises that right when and in the manner required by §§ 180.1320 to 180.1328.

(4) “Fair value,” with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value,” with respect to a dissenter’s shares in a business combination, means market value, as defined in § 180.1130(9)(a) 1 to 4.

(5) “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

(6) “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302 RIGHT TO DISSENT.

(1) Except as provided in sub. (4) and § 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

1. Shareholder approval is required for the merger by § 180.1103 or by the articles of incorporation.

2. The issuer corporation is a subsidiary that is merged with its parent under § 180.1104.

(b) Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

1. A sale pursuant to court order.

2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) Except as provided in sub. (4) and § 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 180.0604.

(3) Notwithstanding sub. (l)(a) to (c), if the issuer corporation is a statutory close corporation under § 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (l)(d) or (2) or §§ 180.1803, 180.1813(1)(d) or (2)(b), or § 180.1829(1)(c).

(4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date filed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

(5) Except as provided in § 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under §§ 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.

(1) A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320 NOTICE OF DISSENTERS’ RIGHTS.

(1) If proposed corporate action creating dissenters’ rights under § 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may been titled to dissenters’ rights under §§ 180.1301 to l80.1331 and shall be accompanied by a copy of those sections.

(2) If corporate action creating dissenters’ rights under § 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with § 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in § 180.1322.

180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

(1) If proposed corporate action creating dissenters’ rights under § 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

(a) Deliver to the issuer corporation before the vote is taken written notice that complies with § 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Not vote his or her shares in favor of the proposed action.

(2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under §§ 180.1301 to 180.1331.

180.1322 DISSENTERS’ NOTICE.

(1) If proposed corporate action creating dissenters’ rights under § 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied § 180.1321.

(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with 180.0141 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

(c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

(e) A copy of §§ 180.1301 to 180.1331.

180.1323 DUTY TO DEMAND PAYMENT.

(1) A shareholder or beneficial shareholder who is sent a dissenters’ notice described in § 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in § 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under § 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice is not entitled to payment for his or her shares under §§ 180.1301 to 180.1331.

180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.

(1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under § 180.1326.

(2) The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325 PAYMENT.

(1) Except as provided in § 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with § 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2) The payment shall be accompanied by all of the following:

(a) The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under § 180.1328 if the dissenter is dissatisfied with the payment.

(e) A copy of §§ 180.1301 to 180.1331.

180.1326 FAILURE TO TAKE ACTION.

(1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under § 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under § 180.1322 and repeat the payment demand procedure.

180.1327 AFTER-ACQUIRED SHARES.

(1) A corporation may elect to withhold payment required by § 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under § 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 180.1328 if the dissenter is dissatisfied with the offer.

180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.

(1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under § 180.1325, or reject the offer under § 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a) The dissenter believes that the amount paid under § 180.1325 or offered under § 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under § 180.1325 within 60 days after the date set under § 180.1322 for demanding payment.

(c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed of uncertificated shares within 60 days after the date set under § 180.1322 for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with § 180.0141.

180.1330 COURT ACTION.

(1) If a demand for payment under § 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under § 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in § 801.14.

(4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares plus interest, exceeds the amount paid by the corporation.

(b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters’ notice under § 180.1322(2)(c), for which the corporation elected to withhold payment under § 180.1327.

180.1331 COURT COSTS AND COUNSEL FEES.

(1) (a) Notwithstanding §§ 814.01 to 814.04, the court in a special proceeding brought under § 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

(b) Notwithstanding §§ 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under § 180.1328.

(2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding §§ 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with §§ 180.1320 to 180.1328.

(b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) Notwithstanding §§ 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

EXHIBIT F

April 17, 2003

Board of Directors

Reedsburg Bancorporation, Inc.

201 Main Street

Reedsburg, WI 53959-1939

Gentlemen:

Reedsburg Bancorporation, Inc. (“RBI”) has entered into an Agreement and Plan of Reorganization (the “Agreement”) with Merchants & Manufacturers Bancorp (“Merchants”) and Merchants New Merger Corp. (“New Merger Corp.”). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), New Merger Corp., a wholly-owned subsidiary of Merchants Merger Corp., which is a wholly-owned subsidiary of Merchants, shall be merged with and into RBI and RBI shall continue as the surviving corporation (the “Merger”).

The Merger consideration of $900.00 per share of RBI common stock shall be paid with a combination of cash, promissory notes, and shares of common stock of Merchants. Each shareholder of RBI will be entitled to receive $765 in cash and $135 in Merchants’ common stock per share of RBI common stock; provided, however, that the aggregate amount of cash to be paid or notes to be issued to the shareholders of RBI will equal thirty million six hundred thousand dollars ($30,600,000) of the aggregate Merger consideration, and the remaining five million four hundred thousand dollars ($5,400,000) of the aggregate Merger consideration will be paid in shares of Merchants common stock; provided further that the aggregate amount of the notes shall not exceed twenty million dollars ($20,000,000). Only certain shareholders of RBI who own of record at least 325 shares of RBI common stock may elect to receive Merger consideration in the form of notes. The notes will be secured by a letter of credit in form and substance satisfactory to RBI and issued by a commercial bank approved by RBI.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger consideration to the holders of RBI’s common stock.

Marshall Financial Consulting LLC (“Marshall”), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed

Reedsburg Bancorporation, Inc.

April 17, 2003

and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

In conducting our investigation and analysis and arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors, as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of RBI and Merchants furnished to us for purposes of our analysis, as well as publicly available information including but not limited to RBI’s and Merchants’ recent filings with the regulatory authorities; (ii) reviewed a draft of the Agreement; (iii) examined the historical market prices and trading activity of Merchants’ Common Stock; (iv) compared the financial position and operating results of RBI and Merchants with those of other publicly traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations involving banking institutions we deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger on Merchants. We have held discussions with members of RBI’s and Merchants’ respective senior management concerning RBI’s and Merchants’ historical and current financial condition and operating results, as well as the future prospects of RBI and Merchants, respectively. We were not requested and did not solicit third party indications of interest in acquiring all of RBI. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of RBI and Merchants and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of RBI and Merchants are as set forth in their respective financial statements; (ii) the Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto and without waiver of any condition; (iii) the prospective cost savings and revenue enhancements contemplated by management of both companies following the Merger will be realized; and (iv) all shareholder and required regulatory approvals will be obtained in a timely manner. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of RBI’s and Merchants’ respective senior

Reedsburg Bancorporation, Inc.

April 17, 2003

management as to future performance of RBI and Merchants, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of RBI or Merchants nor have we made a physical inspection of the properties or facilities of RBI or Merchants. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which Merchants’ common stock will trade following the date hereof.

Our opinion has been prepared at the request and for the information of the Board of Directors of RBI, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Marshall. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by RBI’s Board of Directors, and does not constitute a recommendation to any shareholder of RBI as to how any such shareholder should vote with respect to the Merger. Marshall will receive a fee for rendering this opinion. In the past, individuals involved in examinations leading to this opinion have provided investment banking and financial advisory services to Merchants.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger consideration is fair, from a financial point of view, to the holders of RBI common stock.

Very truly yours,

MARSHALL FINANCIAL CONSULTING LLC

/s/ Robert Marshall Leonhardt	/s/ Bernard E. Adee
Robert Marshall Leonhardt	Bernard E. Adee
Managing Director	Senior Vice President

RML:csh

EXHIBIT G

April 24, 2003

Board of Directors

Merchants and Manufacturers Bancorporation, Inc.

19105 West Capitol Drive

Suite 200

Brookfield, Wisconsin 53045

Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to the holders of Merchants and Manufacturers Bancorporation, Inc. (“MMBI”) common stock of the consideration to be paid to the shareholders of Reedsburg Bancorporation, Inc. (“Reedsburg”) pursuant to the terms of the Agreement and Plan of Merger, dated as of April 24, 2003, by and among MMBI and Reedsburg (the “Agreement”). Subject to the terms of the Agreement, each of the 40,000 shares of the common stock, par value $1.00 per share, of Reedsburg shall be converted into the right to receive a combination of cash or promissory notes and shares of common stock, par value $1.00 per share, of MMBI (the “Merger Consideration’). For the purposes of our opinion, we have assumed that the merger of Reedsburg with MMBI will be completed pursuant to the Agreement (the “Merger”).

Stifel, Nicolaus & Company, Incorporated (“Stifel”), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Stifel actively trades equity securities of MMBI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

In rendering our opinion, we have reviewed, among other things: the form of the Agreement; the financial statements of Reedsburg for the five fiscal years ended December 31, 2002 as supplied to us by the management of Reedsburg and of MMBI included in its Annual Reports on Form 10-K for the five fiscal years ended December 31, 2002; certain internal financial data and forecasts for MMBI and Reedsburg prepared by their respective managements; and certain internal financial forecasts for MMBI and Reedsburg on a combined basis, giving effect to the Merger, prepared by the management of MMBI. We have conducted conversations with MMBI and Reedsburg’s senior management regarding recent developments and management’s financial forecasts for MMBI and Reedsburg. We have also compared certain financial and securities data of MMBI and Reedsburg with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of MMBI and Reedsburg, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the commercial banking and thrift industries generally.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any of such information. We were not engaged to and are not expressing any opinion with respect to any other acquisition or transaction of MMBI. With respect to the financial forecasts supplied to us (including without limitation, projected cost savings and operating synergies resulting from the Merger), we have assumed with your consent that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of MMBI and Reedsburg as to the future operating and financial performance of MMBI and Reedsburg, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either MMBI or Reedsburg since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of MMBI and Reedsburg are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of MMBI’s or Reedsburg’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of MMBI or Reedsburg. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of MMBI for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Agreement and we have not expressed any opinion as to the prices at which any securities of MMBI or Reedsburg might trade in the future. Except as required by applicable law, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without prior written consent.

Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid by MMBI pursuant to the Agreement is fair to the holders of MMBI common stock from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

EXHIBIT H

REEDSBURG BANCORPORATION, INC.

AND SUBSIDIARIES

FINANCIAL STATEMENTS AND

MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and

Results of Operations

General

The following presents management’s discussion and analysis of our financial condition and results of operations as of the dates and for the periods indicated. You should read this discussion in conjunction with our “Selected Consolidated Financial Data”, our consolidated financial statements and the accompanying notes, and the other financial data contained elsewhere in this Proxy Statement/Prospectus.

Forward Looking Statements

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management’s estimate of the adequacy of the allowance for loan and lease losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and our net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) our ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; and (10) changes in accounting principles, policies or guidelines.

Certain statements contained in or incorporated by reference into this Proxy/Statement Prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “could,” “believe,” “estimate,” “predict,” “objective,” “potential,” “projection,” “forecast,” “goal,” “project,” “anticipate,” “target” and similar expressions. These forward-looking statements may include, among other things:

•	statements relating to projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long term performance goals;

•	statements relating to the anticipated effects on results of operations or financial condition from expected developments or events;

•	statements relating to our business and growth strategies; and

•	any other statements which are not historical facts.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur. In addition, our past results of operations do not necessarily indicate our future results.

Changes in Financial Condition For the Year Ended December 31, 2002

Total Assets

Total assets of the Reedsburg Bancorporation, Inc. at December 31, 2002 were $136.8 million. During 2002 assets increased $4.1 million or 3.1% from December 31, 2001. The increase is primarily due to an increase in loans outstanding of $4.3 million during 2002. The increase in assets between December 31, 2001 and December 31, 2002 was primarily funded by an increase in deposits and an increase in stockholders’ equity.

Loans Receivable

Loans receivable (net of allowance) increased $4.3 million, or 4.6%, from $93.5 million at December 31, 2001, to $97.7 million at December 31, 2002. Loan growth was driven by agricultural business loans and agricultural real estate loans. Low market interest rates offered on single-family residential loans resulted in customers refinancing their adjustable rate mortgages. These adjustable rate mortgages were replaced with lower rate fifteen and thirty-year mortgages. We do not retain the long-term mortgages, choosing to sell these loans on the secondary market. During 2002 we sold $30.4 million of single-family residential loans compared to $18.5 million in 2001. Loans receivable consist mainly of commercial and agricultural business loans secured by business assets, real estate and guarantees as well as mortgages secured by residential properties located in our primary market area. The following table shows the composition of our loan portfolio on the dates indicated:

	For the Year Ended December 31,
	2002	2001	2000	1999	1998
	($’s in thousands)
First mortgage:
Residential	$30,205	$31,124	$32,234	$29,513	$25,909
Commercial	31,640	31,015	28,125	25,046	23,110
Farmland	14,317	11,780	11,741	10,467	9,435

Total first mortgage	76,162	73,919	72,100	65,026	58,454

Commercial	4,750	2,117	2,899	2,530	2,715
Consumer and installment	12,402	14,180	11,619	10,866	9,342
Agricultural	5,003	3,619	3,145	2,671	2,461
Direct financing leases	654	788	435	284	152

Total loans	98,971	94,623	90,198	81,377	73,124

Less allowance for loan and lease losses	1,253	1,159	1,052	1,001	969

Total loans, net	$97,718	$93,464	$89,146	$80,376	$72,155

The following table presents information as of December 31, 2002 regarding loan maturities and contractual principal repayments of loans during the periods indicated. Loans with adjustable interest rates accounted for $2.7 million or 2.8% of the total loan portfolio.

	Within One Year	After One but Within Three Years	After Three Years	Total
	($’s in thousands)
Real estate loans	$39,582	$30,186	$5,446	$75,214
Consumer loans	3,361	2,972	1,374	7,707
Commercial loans	4,464	810	302	5,576
Agricultural loans	1,559	1,823	1,035	4,417
Other loans	4,717	805	535	6,057

Total loans	$53,683	$36,596	$8,692	$98,971

Allowance For Loan and Lease Losses

Management believes the allowance for loan and lease losses accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this “critical accounting policy” involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

The allowance for loan and lease losses is maintained at an amount that we believe will be adequate to absorb probable losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, the value of underlying collateral, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, as an integral part of their examination process regulatory agencies periodically review our allowance for loan and lease losses and may require us to make additions to the allowance based on their evaluation of information available at the time of their examinations. The allowance for loan and lease losses increased from $1.2 million at December 31, 2001, to $1.3 million at December 31, 2002. The increase was due to the growth in the loan portfolio, the general uncertainty regarding economic conditions and the increase in non-performing loans and charge-offs recorded in 2002. The ratio of the allowance for loan and lease losses to total loans was 1.27% for 2002 and 1.22% for 2001. Based on the present economic environment and our analysis of the financial condition of the borrowers, we consider the present allowance to be appropriate and adequate to cover probable losses inherent in the loan portfolio, however, changes in future economic conditions and in the financial condition of borrowers cannot be predicted at this time. Deterioration in such conditions could result in increases in charge-offs or adversely classified loans and accordingly, in additional provisions for loan and lease losses.

The balance of the allowance for loan and lease losses and actual loss experience for the last five years is summarized in the following table:

	For the Year Ended December 31,
	2002	2001	2000	1999	1998
	($’s in thousands)
Balance at the beginning of the year	$1,159	$1,052	$1,001	$969	$924
Charge-offs:
Residential real estate	39	75	0	0	0
Commercial real estate	0	0	0	3	33
Farmland	0	0	3	0	0
Commercial	0	21	11	7	0
Consumer and installment	36	12	0	53	17
Agricultural	0	0	0	0	3
Other	17	0	0	6	1

Total charge-offs	92	108	14	69	54

Recoveries:
Residential real estate	15	0	0	0	0
Commercial real estate	0	127	0	1	34
Farmland	0	0	0	0	0
Commercial	0	20	0	32	1
Consumer and installment	11	8	4	8	2
Agricultural	0	0	0	0	0
Other	0	0	16	0	2

Total recoveries	26	155	20	41	39

Net charge-offs	66	(47)	(6)	28	15
Provisions charged to operations	160	60	45	60	60

Balance at the end of the year	$1,253	$1,159	$1,052	$1,001	$969

Ratios:
Net charge-offs to average loans outstanding	0.07%	(0.05)%	(0.01)%	0.04%	0.02%
Net charge-offs to total allowance	5.27%	(4.06)%	(0.57)%	2.80%	1.55%
Allowance to year end gross loans outstanding	1.27%	1.22%	1.17%	1.23%	1.33%

Non-performing and Delinquent Loans

When a loan is past due 90 days or more it is considered a non-performing loan. We do not recognize income on any loans past due 90 days or more. In addition, when in the opinion of management, serious doubt exists as to the collectability of a loan, the loan is placed on non-accrual status and interest previously accrued but unpaid is deducted from interest income.

Non-performing loans increased by $202,000 from $733,000 at December 31, 2001 to $935,000 at December 31, 2002. The increase in non-performing loans can be attributed to two significant loans more than 90 days past due and general economic conditions. We had no restructured loans or other real estate owned as of December 31, 2002. Management believes that losses on non-performing loans will be minimal due to the collateral position in each situation.

The following table summarizes non-performing loans on the dates indicated:

	For the Year Ended December 31,
	2002	2001	2000	1999	1998
	($’s in thousands)
90 days and over past due	935	733	923	758	1,235
Restructured loans and leases	0	0	0	0	0

Non-performing loans	935	733	923	758	1,235
Other real estate owned	0	0	0	0	0

Total non-performing assets	$935	$733	$923	$758	$1,235

Ratios:
Non-performing loans to total loans	0.94%	0.77%	1.02%	0.93%	1.69%
Allowance to non-performing loans	134.01%	158.12%	114.00%	132.05%	78.49%
Non-performing assets to total assets	0.68%	0.55%	0.74%	0.68%	1.08%

Potential Problem Loans

We utilize an internal asset classification system as a means of reporting problem and potential problem assets. At monthly Board of Directors meetings, a list of loans is presented, showing all loans listed as “Watch,” “Substandard,” “Doubtful” and “Loss.” An asset is classified Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and viewed as non-bankable assets, worthy of charge-off. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that may or may not be within the control of the customer are deemed to be “Watch” loans. As of December 31, 2002, the loans classified as Watch were $1.1 million compared to $2.4 million as of December 31, 2001. The decrease can be attributed to a number of loans being paid in full or the curing of the specific deficiency that lead to the loan being reclassified.

Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the bank’s primary regulators, which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that (i) institutions have effective systems and controls to identify, monitor and address asset quality problems; (ii) management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and (iii) management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. We believe we have established an adequate allowance for probable loan and lease losses. We analyze the process regularly, with modifications made if needed, and report those results at monthly Board of Directors meetings. However, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to materially increase our allowance for loan and lease losses at the time. Although management believes that adequate specific and general loan and lease loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan and lease loss allowances may become necessary.

Investment Securities

The investment portfolio is intended to provide us with adequate liquidity, flexibility in asset/liability management and lastly earnings potential. Investment securities at December 31, 2002, were $23.5 million compared to $21.4 million at December 31, 2001, an increase of $2.1 million. This compares to a $327,000 decrease in 2001. The growth in investment securities during 2002 was primarily due to the investment of excess funds created through deposit growth. As of December 31, 2002, we had no securities by a single issuer with an aggregate book value that exceeded 10% of our stockholders’ equity.

Management determines the appropriate classification of securities (including mortgage-related securities) at the time of purchase. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. See Notes 1 and 3 to Consolidated Financial Statements for further details.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization and accretion is included in interest income from the related security. Interest and dividends are included in interest income from the related securities. Realized gains and losses, and declines in value judged to be other-than-temporary are included in securities gains (losses). The cost of securities sold is based on the specific identification method.

The following table sets forth our estimated fair value of investment securities available-for-sale at the dates indicated:

	At December 31,
	2002	2001	2000
	($’s in thousands)
U.S. Treasury and other U.S. government securities	$100	$101	$599
State and political subdivision securities	14,973	12,838	12,489
Mortgage-backed securities	8,412	8,450	8,628
Corporation bonds	0	6	6
Equity securities	4	0	0

Total investment securities	$23,489	$21,395	$21,722

The maturity distribution (based upon the average life) and weighted average yield of our securities portfolio as of December 31, 2002 are summarized in the following table:

	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years
	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
	($’s in thousands)
U.S. Treasury and other U.S. government securities	$0	0.00%	$100	2.71%	$0	0.00%	$0	0.00%
State and politcal subdivision securities	305	4.92%	3,922	4.73%	8,193	4.73%	2,553	4.67%
Mortgage-backed securities	4,068	5.43%	4,316	5.48%	28	4.73%	0	0.00%

Total investment securities	$4,373	5.39%	$8,338	5.10%	$8,221	4.73%	$2,553	4.67%

Equity securities	$0		$4		$0		$0

Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment based on carrying value.

Total Deposits

We continue to stress core deposit accumulation and retention as a basis for sound growth and profitability. Core deposits consist of all deposits other than public funds and certificates of deposit in excess of $100,000.

Total deposits increased $1.8 million to $118.1 million on December 31, 2002, from $116.3 million on December 31, 2001. This compares to a $12.6 million increase in 2001. The average decrease in time deposits is offset by the increase in NOW, money market and savings deposits as depositors acted on their desire to stay liquid as market interest rates declined in 2002. The following table sets forth the average amount of and the average rate paid by the bank on deposits by deposit category:

	For the Year Ended December 31,
	2002		2001		2000
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	($’s in thousands)
Non-interest-bearing demand deposits	$15,928	0.00%	$14,069	0.00%	$11,164	0.00%
NOW deposits	10,968	0.91%	9,962	1.87%	9,673	2.14%
Money market deposits	16,139	1.87%	13,421	3.82%	10,790	4.53%
Savings deposits	24,484	2.06%	21,112	3.70%	17,977	4.05%
Time deposits	47,481	4.52%	51,082	6.13%	50,134	5.77%

Total deposits	$115,000	2.65%	$109,646	4.21%	$99,738	4.33%

Maturities of time deposits and certificate accounts with balances of $100,000 or more, outstanding at December 31, 2002, are summarized as follows (dollars in thousands):

3 months or less	$3,013
Over 3 through 6 months	1,099
Over 6 through 12 months	1,215
Over 12 months	2,417

Total	$7,744

Borrowings

Although deposits are our primary source of funds, it has been our policy to utilize borrowings as an alternative source of funds. We have utilized both short-term and long-term borrowings as a part of our asset/liability management strategy. Borrowings are secured when we believe we can profitably re-invest those funds for our benefit. A significant component of our borrowings are federal funds purchased and advances from the Federal Home Loan Bank (FHLB). The FHLB advances are collateralized by the capital stock of the FHLB that we hold and certain mortgage loans and mortgage related securities. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities.

The following table shows outstanding amounts of borrowings together with the weighted average interest rates, at December 31, for each of the past three years.

	At December 31,
	2002		2001		2000
	Balance	Rate	Balance	Rate	Balance	Rate
	($’s in thousands)
Federal funds purchased	$0	0.00%	$0	0.00%	$1,695	7.31%
Long-term borrowings	0	0.00%	0	0.00%	4,000	6.35%

Total borrowings	$0	0.00%	$0	0.00%	$5,695	6.63%

The following table shows the maximum amounts outstanding of borrowings for each of the past three years.

	For the Year Ended December 31,
	2002	2001	2000
	($’s in thousands)
Federal funds purchased	$1,885	$2,487	$3,422
Long-term borrowings	0	7,000	9,000

Total borrowings	$1,885	$9,487	$12,422

The following table shows for the periods indicated the daily average amount outstanding for the categories of borrowings and the weighted average rates.

	For the Year Ended December 31,
	2002		2001		2000
	Balance	Rate	Balance	Rate	Balance	Rate
	($’s in thousands)
Federal funds purchased	$171	1.98%	$142	7.18%	$1,027	7.15%
Long-term borrowings	0	0.00%	$2,518	7.25%	3,320	5.97%

Total borrowings	$171	1.98%	$2,660	7.24%	$4,347	6.25%

Capital Resources and Adequacy

Stockholders’ equity increased from $14.8 million at December 31, 2001 to $16.7 million at December 31, 2002, a difference of $1.9 million. The $1.9 million increase from earnings retention and the $268,000 increase in the investment portfolio market value were partially offset by the payment of $280,000 in cash dividends to shareholders.

Pursuant to regulations promulgated by the Federal Reserve Board, bank holding companies are required to maintain minimum levels of core capital as a percent of total assets and total capital as a percent of risk-based assets. The minimum core capital requirement ranges from 3% to 5% of total assets, depending upon the Federal Reserve Board’s determination of the financial institution’s strength. Similar capital guidelines are also established for our bank subsidiary. Most financial institutions are required to meet a minimum core capital requirement of 4% or more of total assets. The regulations assign risk weightings to assets and off-balance sheet items and require minimum risk-based capital ratios. Bank holding companies generally are required to have total capital equal to not less than 8% of risk weighted assets. Core capital consists principally of stockholders’ equity less intangibles, while qualifying total capital consists of core capital, certain debt instruments and a portion of the reserve for loan and lease losses.

For a summary of the bank’s regulatory capital ratios at December 31, 2002, please see the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	($’s in thousands)
Total capital to risk-weighted assets	$17,018	16.6%	$8,190	8.0%	$10,238	10.0%

Tier 1 capital to risk-weighted assets	15,765	15.4%	4,095	4.0%	6,143	6.0%

Tier 1 capital to average assets	15,765	11.6%	5,423	4.0%	6,779	6.0%

Results of Operations for the Years Ended December 31, 2002, 2001 and 2000

Net Interest Income

Net interest income equals the difference between interest earned on assets and the interest paid on liabilities and is a measure of how effectively management has balanced and allocated our interest rate sensitive assets and liabilities. Net interest income is the most significant component of earnings. Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes on a fully tax equivalent basis. A 34% incremental income tax rate is used in the conversion of tax-exempt interest income to a taxable-equivalent basis.

Net interest income on a fully tax equivalent basis increased to $5.8 million in 2002, compared with $4.8 million in 2001 and $4.4 million in 2000. This increase of $1.0 million in net interest income in 2002 was due primarily to an increase in the net interest margin from 4.04% in 2001 to 4.72% in 2002. During 2002 our margins benefited from the declining interest rate environment in 2001 as our deposits repriced downward faster than our loans and securities.

The following table sets forth, for the periods indicated, information regarding the average balances of assets and liabilities and the total dollar amount of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yields, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities, and net interest margin. Average balances have been calculated using average daily balances during such periods:

	At or for the Year Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	($’s in thousands)
Assets
Loans, net (1)(2)	$95,136	$7,199	7.57%	$92,797	$7,875	8.49%	$87,052	$7,463	8.57%
Loans, exempt from federal income taxes (3)	470	29	6.16%	126	11	8.39%	120	10	8.65%
Taxable investment securities (4)	1.335	34	2.55%	1,229	43	3.53%	748	59	7.85%
Mortgage-related securities (4)	7,869	516	6.56%	7,741	579	7.48%	8,011	593	7.40%
Investment securities exempt from federal income taxes (3)(4)	13,249	974	7.35%	12,981	957	7.37%	10,728	783	7.30%
Other securities	4,518	88	1.94%	3,190	111	3.48%	1,639	101	6.17%

Interest earning assets	122,577	$8,840	7.21%	118,064	$9,576	8.11%	108,298	$9,009	8.32%

Non interest earning assets	9,980			9,980			9,567

Average assets	$132,557			$128,044			$117,865

Liabilities and Stockholders’ Equity
NOW deposits	$10,968	$100	0.91%	$9,962	$186	1.87%	$9,673	$207	2.14%
Money market deposits	16,139	302	1.87%	13,421	513	3.82%	10,790	489	4.53%
Savings deposits	24,484	504	2.06%	21,112	781	3.70%	17,977	729	4.05%
Time deposits	47,481	2,145	4.52%	51,082	3,132	6.13%	50,134	2,891	5.77%
Short-term borrowings	171	4	1.98%	142	10	7.18%	1,027	73	7.15%
Long-term borrowings	0	0	0.00%	2,518	183	7.25%	3,320	199	5.97%

Interest bearing liabilities	99,243	$3,055	3.08%	98,237	$4,805	4.89%	92,921	$4,588	4.94%

Demand deposits	15,928			14,069			11,164
Other non interest bearing liabilities	1,442			1,447			1,507
Stockholders’ equity	15,944			14,291			12,273

Average liabilities and stockholders’ equity	$132,557			$128,044			$117,865

Net interest spread (5)		$5,785	4.13%		$4,771	3.22%		$4,421	3.38%
Net interest earnings assets	$23,334			$19,827			$15,377
Net interest margin on fully tax equivalent basis (6)			4.72%			4.04%			4.08%
Net interest margin (6)			4.44%			3.76%			3.83%
Ratio of average interest-earning assets to average interest-bearing liabilities			1.24			1.20			1.17

(1)	For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.
(2)	Interest earned on loans includes loan fees and interest income which has been received from borrowers whose loans were removed from nonaccrual status during the period indicated.
(3)	Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.
(4)	Average balances of securities available-for-sale are based on amortized cost.
(5)	Interest rate spread represents the difference between the average yield on interest earnings assets and the average cost of interest bearing liabilities.
(6)	Not interest margin represents net interest income as a percentage of average interest earning assets.

The following table sets forth the effects of changing interest rates and volumes of interest earning assets and interest bearing liabilities on our net interest income. Information is provided with respect to (i) effect on net interest income attributable to changes in volume (changes in volume multiplied by prior rate), (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume), (iii) changes in a combination of rate and volume (changes in rate multiplied by changes in volume), and (iv) net change:

	At or for the Year Ended December 31,
	2002 vs 2001 Increase/(Decrease) Due to				2001 vs 2000 Increase/(Decrease) Due to
	Volume	Rate	Volume & Rate	Total Increase (Decrease)	Volume	Rate	Volume & Rate	Total Increase (Decrease)
	($’s in thousands)
Interest-Earning Assets:
Loans, net (1)	$198	$(853)	$(21)	$(676)	$493	$(75)	$(5)	$412
Loans, exempt from federal income taxes (2)	29	(3)	(8)	18	1	(1)	(0)	0
Taxable investment securities	4	(12)	(1)	(9)	38	(33)	(21)	(16)
Mortgage-related securities	10	(71)	(2)	(63)	(20)	6	(0)	(14)
Investment securities exempt from federal income taxes (2)	20	(3)	(0)	17	164	8	2	174
Other securities	46	(49)	(20)	(23)	96	(44)	(42)	10

Total interest-earning assets	$307	$(991)	$(52)	$(736)	$772	$(139)	$(66)	$567

Interest-Bearing Liabilities:
NOW deposits	$19	$(95)	$(10)	$(86)	$6	$(26)	$(1)	$(21)
Money market deposits	104	(262)	(53)	(211)	119	(76)	(19)	24
Savings deposits	125	(346)	(56)	(277)	127	(64)	(11)	52
Time deposits	(221)	(824)	58	(987)	55	183	3	241
Short-term borrowings	2	(7)	(2)	(7)	(63)	0	(0)	(63)
Long-term borrowings	(182)	(182)	182	(182)	(48)	42	(10)	(16)

Total interest-bearing liabilities	$(153)	$(1,716)	$119	$(1,750)	$196	$59	$(38)	$217

Net change in net interest income				$1,014				$350

(1)	Interest earned on loans includes loan fees and interest income which has been received from borrowers whose loans were removed from nonaccrual status during the period indicated.
(2)	Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.

Provision For and Lease Loan Losses

During 2002, we made a provision of $160,000 to the allowance for loan and lease losses, as compared to a provision of $60,000 in 2001 and $45,000 in 2000. The increased 2002 provision reflects the growth in the overall loan portfolio, an increase in net charge-offs during 2002 and management’s assessment of general economic conditions. Net loan charge-offs for 2002 was $66,000. This compares to charge-offs of positive $47,000 in 2001 and positive $6,000 in 2000 as we had more recoveries than charge-offs in both 2001 and 2000. Although we consider the allowance for loan and lease losses to be adequate to provide for probable losses in the loan portfolio, there can be no assurance that losses will not exceed estimated amounts or that the bank will not be required to make further and possibly larger additions to our allowance in the future.

Non-Interest Income

Non-interest income increased $109,000 in 2002 and $169,000 in 2001. The composition of non-interest income is shown in the following table.

	For the Year Ended December 31,
	2002	2001	2000
	($’s in thousands)
Service charges	$707	$712	$666
Increase in cash surrender value of life insurance	123	121	122
Gain on sale of loans, net	187	75	12
Other	218	218	157

Total noninterest income	$1,235	$1,126	$957

Service charges decreased $5,000 in 2002 and increased $46,000 in 2001. The decrease in 2002 is primarily due to aggressive management of deposit accounts resulting in a decrease in the number of overdrafts. The increase in 2001 is primarily due to an increase in the number of depository relationships in 2001 compared to 2000.

Revenue from the increase in the cash surrender value of life insurance has fluctuated slightly from $123,000 in 2002 to $121,000 in 2001 and $122,000 in 2000. While income is earned as the life insurance continues to vest, the life insurance policies have been entered into and are designed to fund the cash portion of certain retirement benefits for senior management.

We recorded $187,000 in gains on the sale of loans in 2002, compared to $75,000 in 2001 and $12,000 in 2000. All-time low market interest rates led to higher secondary market sales of 15 and 30 year residential mortgage loans in 2002 and 2001. Higher interest rates in 2000 resulted in reduced opportunities to sell residential mortgage loans.

Non-Interest Expense

Non-interest expense increased $199,000, or 5.2% to $4.0 million for the year ended December 31, 2002. Similarly, non-interest expense increased $383,000, or 11.1% to $3.8 million for the year ended December 31, 2001. The major components of non-interest expense are shown in the following table.

	For the Year Ended December 31,
	2002	2001	2000
	($’s in thousands)
Salaries and employee benefits	$2,324	$2,141	$1,931
Occupancy	276	337	281
Computer	176	166	130
Advertising	82	93	92
Other	1,166	1,088	1,008

Total noninterest expense	$4,024	$3,825	$3,442

Salaries and employee benefits increased $183,000 in 2002, reflecting additional staff hires, higher benefit costs, changes in personnel and normal pay raises. Salaries and employee benefits increased $210,000 in 2001. The increase was due to normal pay increases and staff additions in the loan generation and loan services area.

Occupancy expense decreased $61,000 in 2002 and increased $56,000 in 2001. The increase in 2001 and subsequent decrease in 2002 was due to the remodeling of the interior of the main office in downtown Reedsburg.

Computer related costs increased $10,000 in 2002 and $36,000 in 2001. The increase in both years was due to the increased reliance on outside consultants for information technology issues as well as equipment and software upgrades.

Marketing costs have been relatively stable at $82,000, $93,000 and $92,000 during 2002, 2001 and 2000, respectively. Our investment in marketing and business development in recent years has focused on local advertising of existing and new product offerings.

Other expenses increased $78,000 in 2002 and $80,000 in 2001. The increases in 2002 are the result of comprehensive training of our employees, introducing our internet banking program, various consulting fees and legal fees.

Income Taxes

Income taxes increased $308,000 from 2001 to 2002. The increase reflects the improved earnings of the bank during 2002, as compared to 2001. Income taxes decreased by $16,000 from 2000 to 2001. The decrease is the direct result of increased purchases of tax-exempt Municipal Bonds during the later part of 2000 and during 2001 as well as the sale of loan participations to the Reedsburg Investment Corporation, starting in April of 2000 and continuing throughout 2001. The effective income tax rate was 24.4%, 17.9% and 19.6% for the years 2002, 2001 and 2000, respectively

Net Income

For the years ended December 31, 2002, 2001 and 2000, we posted net income of $1.9 million, $1.4 million and $1.3 million, respectively.

Liquidity and Capital Resources

Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. We had liquid assets of $8.0 million and $10.5 million on December 31, 2002 and December 31, 2001 respectively. The decrease in liquid assets from December 31, 2001 to December 31, 2002 can be attributed to a decrease in federal funds sold, which was reinvested into higher yielding assets. Management believes liquidity and capital levels are adequate at December 31, 2002.

Our liquidity, represented by cash and cash equivalents, is a product of our operating activities, investing activities and financing activities. These activities are summarized below:

	For the Year Ended December 31,
	2002	2001	2000
	($’s in thousands)
Cash and cash equivalents at beginning of the period	$5,807	$6,032	$3,963

Operating activities:
Net income	1,885	1,383	1,304
Adjustments to reconcile net income to net cash provided (used) by operating activities	(28)	230	(283)

Net cash provided by operating activities	1,857	1,613	1,021
Net cash used by investing activities	(3,452)	(8,523)	(9,445)
Net cash provided by financing activities	1,539	6,685	10,493
Increase (decrease) in cash equivalents	(56)	(225)	2,069

Cash and cash equivalents at end of the period	$5,751	$5,807	$6,032

Net cash was provided by operating activities during the years ended December 31, 2002, 2001 and 2000 primarily as a result of normal ongoing business operations. The non-cash items, such as the provisions for loan and lease losses and depreciation and the net amortization of premiums, also contributed to net cash provided by operating activities during these periods.

Net cash provided by operating activities was $1.9 million and $1.6 million for 2002 and 2001, respectively, an increase of $244,000, due primarily to the change in accrued interest and other assets. Net cash used in investing activities was $3.5 million for 2002 compared to $8.5 million in 2001. Net cash provided by financing activities was $1.5 million for 2002 compared to $6.7 million used by financing activities in 2001. The decrease in net cash provided by financing activities was due to the reduced increase in deposits and short-term borrowings in the 2002 compared to a larger increase in deposits and borrowings in 2001.

We expect to have available cash to meet our liquidity needs. Liquidity management is monitored by the Asset Liability Management Committee, which takes into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments.

Liquidity is also necessary at the parent company level. The parent company’s primary source of funds is dividends from the bank and the funds are used primarily to pay dividends to shareholders. Dividends received from the bank and subsequently paid to shareholders was $280,000, $250,000 and $240,000 for the years ended December 31, 2002, 2001 and 2000 respectively. At December 31, 2002, the parent company had no debt.

Asset/Liability Management

Financial institutions are subject to interest rate risk to the extent their interest-bearing liabilities (primarily deposits) mature or reprice at different times and on a different basis than their interest-earning assets (consisting primarily of loans and securities). Interest rate sensitivity management seeks to match maturities on assets and liabilities and avoid fluctuating net interest margins while enhancing net interest income during periods of changing interest rates. The difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period is referred to as an interest rate gap. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During periods of rising interest rates, a negative gap tends to adversely affect net interest income while a positive gap tends to result in an increase in net interest income. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income while a positive gap tends to adversely affect net interest income.

The following table shows the interest rate sensitivity gap for four different time intervals as of December 31, 2002. Certain assumptions regarding prepayment and withdrawal rates are based upon our historical experience, and management believes such assumptions are reasonable.

	Amounts Maturing or Repricing as of December 31, 2002
	Within Six Months	Six to Twelve Months	One to Three Years	Over Three Years	Total
	($’s in thousands)
Interest-earnings assets:
Fixed-rate real estate loans	$21,056	$16,101	$29,912	$5,446	$72,515
Adjustable-rate real estate loans	1,768	657	274	0	2,699

Total real estate loans	22,824	16,758	30,186	5,446	75,214
Commercial business loans	3,642	1,002	810	122	5,576
Consumer loans & other	2,341	1,422	3,265	1,648	8,676
Agricultural loans	598	961	1,823	1,035	4,417
Special purpose loans	2,604	1,972	512	0	5,088
U.S. treasury & agencies	0	0	100	0	100
Mortgage-related securities	2,530	1,538	4,301	43	8,412
Municipal tax-exempt investment securities	963	190	2,659	11,161	14,973
Other variable rate investment securities	3,534	0	0	0	3,534

Total interest-earnings assets	$39,036	$23,843	$43,656	$19,455	$125,990

Interest-bearing liabilities:
Deposits
Time deposits	$21,716	$12,239	$16,290	$1,073	$51,318
NOW accounts	1,272	1,273	5,090	5,090	12,725
Savings accounts	2,406	2,406	9,626	9,625	24,063
Money market accounts	1,531	1,530	6,120	6,120	15,301
Borrowings	0	0	0	0	0

Total interest-bearing liabilities	$26,925	$17,448	$37,126	$21,908	$103,407

Interest-earnings assets less interest-bearing liabilities	$12,111	$6,395	$6,530	$(2,453)	$22,583

Cumulative interest rate sensitivity gap	$12,111	$18,506	$25,036	$22,583

Cumulative interest rate sensitivity gap as a percentage of total assets	8.85%	13.53%	18.30%	16.51%

At December 31, 2002, our cumulative interest-rate sensitive gap as a percentage of total assets was a positive 8.85% for six months and a positive 13.53% for one-year maturities. Therefore, we are positively gapped and may benefit from rising interest rates.

Certain shortcomings are inherent in the method of analysis presented in the above schedule. For example, although certain assets and liabilities have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the schedule. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Qualitative Disclosures About Market Risk

Our financial performance is impacted by, among other factors, interest rate risk and credit risk. We utilize no derivatives to mitigate our interest rate risk. To control credit risk we rely on loan review and an adequate loan and lease loss reserve.

Interest rate risk is the risk of loss of net interest income due to changes in interest rates. This risk is addressed by our Asset Liability Management Committee, which includes senior management representatives. The Asset Liability Management Committee monitors and considers methods of managing interest rate risk by monitoring changes in net interest income under various interest rate scenarios. The Asset Liability Management Committee attempts to manage various components of our balance sheet to minimize the impact of sudden and sustained changes in interest rate on net interest income.

Our exposure to interest rate risk is reviewed on at least a monthly basis by the Asset Liability Management Committee. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine our change in net interest income in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net interest income resulting from hypothetical interest rate swings are not within the limits established by the Asset Liability Management Committee, the asset and liability mix may be adjusted to bring interest rate risk within approved limits.

In order to reduce the exposure to interest rate fluctuations, we have developed strategies to manage our liquidity, shorten the effective maturities of certain interest-earning assets, and increase the effective maturities of certain interest-bearing liabilities. One strategy used is concentrating our non-residential lending on short-term, fixed rate loans. We have also focused our investment activities on short and medium-term securities, while attempting to maintain and increase our savings account and transaction deposit accounts, which are considered to be relatively resistant to changes in interest rates.

Changes in Financial Condition For the Six Months Ended June 30, 2003

Total Assets

Total assets increased $6.2 million, or 4.5% to $143.0 million at June 30, 2003 compared to $136.8 million at December 31, 2002. The growth in loans caused the majority of the increase.

Investment Securities

Investment securities available-for-sale increased $1.5 million, or 6.3%, from $23.5 million at December 31, 2002, to $25.0 million at June 30, 2003. Purchases of investment securities were partially offset by sales of investments during the period.

Loans Receivable

Loans receivable, net of allowance for loan and lease losses increased $3.4 million from $97.7 million at December 31, 2002 compared to $101.1 million at June 30, 2003. The growth in loans can be attributed to the growth in commercial real estate and farmland loans that were partially offset by the decrease in consumer loans. Loans receivable consist mainly of commercial and agricultural business loans secured by business assets, real estate and guarantees as well as mortgages secured by residential properties located in our primary market area.

	June 30 2003	December 31 2002
	($’s in thousands)
First
Mortgage:	$29,975	$30,205
Commercial	34,912	31,640
Farmland	15,270	14,317

Total first mortgage	80,157	76,162

Commercial	4,341	4,750
Consumer and installment	11,652	12,402
Agricultural	5,623	5,003
Direct financing leases	587	654

Total loans	102,360	98,971
Less allowance for loan and lease losses	1,235	1,253

Total loans, net	$101,125	$97,718

Total Deposits and Borrowings

Total deposits increased $1.3 million, or 1.1%, from $118.1 million on December 31, 2002 to $119.4 million on June 30, 2003. The increase in deposits can be attributed to the growth in retail money market accounts and savings accounts. Uncertainties in the stock market also contributed to the deposit increase. We also have short-term borrowings of $4.2 million as of June 30, 2003 compared to no short-term borrowings as of December 31, 2002. The growth in borrowings has supplemented the increase in net loans outstanding.

Capital Resources

Stockholders’ equity at June 30, 2003 was $18.0 million compared to $16.7 million at December 31, 2002, an increase of $1.3 million. The change in stockholders’ equity consists of net income of $1.2 million, a $248,000 net increase in accumulated other comprehensive income and dividend payments of $70,000. We continue to exceed our regulatory capital requirements.

Under the Federal Reserve Board’s risk-based guidelines, capital is measured against our risk-weighted assets. Our tier 1 capital (common stockholders’ equity less goodwill) to risk-weighted assets was 16.3% at June 30, 2003, well above the 4.0% minimum required. Total capital to risk-adjusted assets was 17.5%; also well above the 8.0% minimum requirement. The leverage ratio was at 12.2% compared to the 4.0% minimum requirement. According to FDIC capital guidelines, our subsidiary bank is considered to be “well capitalized” as well.

Nonperforming Assets and Allowance for Losses

Generally a loan is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Nonperforming assets are summarized, for the dates indicated, as follows:

	June 30 2003	December 31 2002	June 30 2002
	($’s in thousands)
Non-current loans and leases	$0	$0	$3
90 days and over past due	1,000	935	617
Restructured loans and leases	0	0	0

Non-performing loans	1,000	935	620
Other real estate owned	0	0	0

Total nonperforming assets	$1,000	$935	$620

Ratios:
Non-performing loans to total loans	0.98%	0.94%	0.65%
Allowance to non-performing loans	123.53%	134.01%	184.80%
Non-performing assets to total assets	0.70%	0.68%	0.48%

Nonperforming assets increased by $65,000 from $935,000 at December 31, 2002 to $1.0 million at June 30, 2003, an increase of 6.8%. The increase is primarily due to one residential real estate mortgage loan. We believe that any losses on current non-accrual loans balances will be not material, due to the collateral position in each situation. The following table presents changes in the allowance for loan and lease losses:

	For the Six Months Ended June 30
	2003	2002
	($’s in thousands)
Balance at the beginning of the period	$1,253	$1,159
Charge-offs:
Residential real estate	0	35
Commercial real estate	0	0
Farmland	0	0
Commercial	0	0
Consumer and installment	19	12
Agricultural	0	0
Other	4	11

Total charge-offs	23	58

Recoveries:
Residential real estate	3	10
Commercial real estate	0	0
Farmland	0	0
Commercial	0	0
Consumer and installment	2	5
Agricultural	0	0
Other	0	0

Total recoveries	5	15

Net charge-offs	18	43
Provisions charged to operations	0	30

Balance at the end of the period	$1,235	$1,146

Ratios:
Net charge-offs to average loans outstanding	0.04%	0.09%
Net charge-offs to total allowance	2.91%	7.50%
Allowance to gross loans outstanding	1.21%	1.21%

We believe the allowance for loan and lease losses accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this “critical accounting policy” involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

We maintain our allowance for loan and lease losses at a level that management believes will be adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans and prior loss experience. We also use a risk rating system to evaluate the adequacy of the allowance for loan and lease losses. With this system, each loan is risk rated between one, an exceptional loan, two, a quality loan, and three, an acceptable loan. In addition, loans are also rated substandard, doubtful, loss and watch. The loan loss review officer rates all loans. Loan loss reserve factors are multiplied against the balances in each risk-rating category to determine an appropriate level for the allowance for loan and lease losses. The loan officers and the Board of Directors monitor loans with risk ratings of substandard, doubtful, loss and watch on a continuing basis. Control of our loan quality is continually monitored by management and is reviewed by the Board of Directors and our loan committee on a monthly basis. We consistently apply our methodology for determining the adequacy of the allowance for loan and lease losses, but may make adjustments to its methodologies and assumptions based on historical information related to charge-offs and management’s evaluation of the current loan portfolio.

The allowance for loan and lease losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed monthly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan and lease losses. The methodology used to determine the adequacy of the allowance for loan and lease losses for the second quarter 2003 is consistent with prior periods.

Potential Problem Loans

We utilize an internal asset classification system as a means of reporting problem and potential problem assets. Once a month at the Board of Directors meeting a list of loans is presented, showing all loans listed as “Watch,” “Substandard,” “Doubtful” and “Loss.” An asset is classified Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and viewed as non-bankable assets, worthy of charge-off. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that may or may not be within the control of the customer are deemed to be “Watch” loans. As of June 30, 2003 the loans classified as Watch were $2.1 million compared to $1.1 million as of December 31, 2002, an increase of $1.0 million. The increase can primarily be attributed to two loan relationships, one commercial and one agricultural.

Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the bank’s primary regulators, which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that (i) institutions have effective systems and controls to identify, monitor and address asset quality problems; (ii) management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and (iii) management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. We believe we have established an adequate allowance for probable loan and lease losses. We analyze the process regularly, with modifications made if needed, and report those results at monthly Board of Directors meetings. However, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to materially increase our allowance for loan and lease losses at the time. Although management believes that adequate specific and general loan and lease loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan and lease loss allowances may become necessary.

Results of Operations for the Six Months Ended June 30, 2003 and 2002

Net Interest Income

Net interest income equals the difference between interest earned on assets and the interest paid on liabilities and is a measure of how effectively management has balanced and allocated our interest rate sensitive assets and liabilities as well being the most significant component of earnings. Net interest income on a fully taxable-equivalent basis was $2.9 million for the six months ended June 30, 2003 and 2002.Our net interest margin on a fully taxable-equivalent basis was 4.62% and 4.70% for the first six months of 2003 and 2002, respectively. The decrease in the net interest margin has been affected by the interest rate cuts made by the Federal Reserve during 2003. Management believes that should the Federal Reserve make additional rate reductions, we could potentially experience margin compression.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates:

	At or for the Six Months Ended June 30,
	2003			2002
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	($’s in thousands)
Assets
Loans, net (1)(2)	$100,133	$3,479	6.95%	$93,738	$3,633	7.75%
Loans, exempt from federal income taxes (3)	421	11	5.01%	449	14	6.37%
Taxable investment securities (4)	1,238	3	0.46%	1,196	18	3.03%
Mortgage-related securities (4)	8,585	174	4.06%	7,722	271	7.01%
Investment securities exempt from federal income taxes (3)(4)	14,231	511	7.18%	12,699	471	7.42%
Other securities	2,366	30	2.60%	5,749	56	1.93%

Interest earning assets	126,974	$4,208	6.63%	121,553	$4,463	7.34%

Non interest earning assets	9,653			10,110

Average assets	$136,627			$131,663

Liabilities and Stockholders’ Equity
NOW deposits	$11,670	$43	0.74%	$10,685	$48	0.89%
Money market deposits	16,070	102	1.27%	15,983	153	1.92%
Savings deposits	24,681	231	1.87%	25,124	257	2.05%
Time deposits	51,594	893	3.46%	50,125	1,147	4.58%
Short-term borrowings	660	5	1.61%	166	2	1.84%
Long-term borrowings	0	0	0.00%	0	0	0.00%

Interest bearing liabilities	104,675	$1,274	2.43%	102,083	$1,607	3.15%

Demand deposits	13,280			12,765
Other non interest bearing liabilities	1,434			1,444
Stockholders’ equity	17,238			15,371

Average liabilities and stockholders’ equity	$136,627			$131,663

Net interest spread (5)		$2,934	4.20%		$2,856	4.19%
Net interest earnings assets	$22,299			$19,470
Net interest margin on fully tax equivalent basis (6)			4.62%			4.70%
Net interest margin (6)			4.34%			4.43%
Ratio of average interest-earning assets to average interest-bearing liabilities			1.21			1.19

(1)	For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.
(2)	Interest earned on loans includes loan fees and interest income which has been received from borrowers whose loans were removed from nonaccrual status during the period indicated.
(3)	Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.
(4)	Average balances of securities available-for-sale are based on amortized cost.
(5)	Interest rate spread represents the difference between the average yield on interest earnings assets and the average cost of interest bearing liabilities and is represented on a fully tax equivalent basis.
(6)	Net interest margin represents net interest income as a percentage of average interest earning assets.

The following table sets forth the effects of changing interest rates and volumes of interest earning assets and interest bearing liabilities on our net interest income. Information is provided with respect to (i) effect on net interest income attributable to changes in volume (changes in volume multiplied by prior rate), (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume), (iii) changes attributable to changes in mix (changes in rate multiplied by changes in volume), and (iv) net change:

	At or for the Six Months Ended June 30,
	2003 vs 2002 Increase/(Decrease) Due to
	Volume	Rate	Volume & Rate	Total Increase (Decrease)
	($’s in thousands)
Interest-Earning Assets:
Loans, net (1)	$248	$(377)	$(25)	$(154)
Loans, exempt from federal income taxes (2)	(1)	(3)	1	(3)
Taxable investment securities	1	(15)	(1)	(15)
Mortgage-related securities	30	(114)	(13)	(97)
Investment securities exempt from federal income taxes (2)	57	(15)	(2)	40
Other securities	(33)	17	(10)	(26)

Total interest-earning assets	$302	$(507)	$(50)	$(255)

Interest-Bearing Liabilities:
NOW deposits	$4	$(8)	$(1)	$(5)
Money market deposits	1	(52)	0	(51)
Savings deposits	(5)	(21)	0	(26)
Time deposits	34	(281)	(8)	(255)
Short-term borrowings	4	0	(1)	3
Long-term borrowings	0	0	0	0

Total interest-bearing liabilities	$38	$(362)	$(10)	$(334)

Net change in net interest income				$79

(1)	Interest earned on loans includes loan fees and interest income which has been received from borrowers whose loans were removed from nonaccrual status during the period indicated.
(2)	Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.

Provision for Loan and Lease Losses

For the six months ended June 30, 2003, we made no provision compared to $30,000 for the same period in 2002. Management currently feels reserves are adequate but continue to monitor the quality of the loan portfolio according to bank policies. We use a risk-based assessment of our loan portfolio to determine the level of the loan and lease loss allowance. This procedure is based on internal reviews intended to determine the adequacy of the loan and lease loss allowance in view of presently known factors. However, changes in economic conditions and in the future financial conditions of borrowers cannot be predicted and may result in increased future provisions to the loan and lease loss allowance.

Non-Interest Income

Non-interest income for the six months ended June 30, 2003 was $758,000 compared to $506,000 for the six months ended June 30, 2002, an increase of $252,000, or 49.8%. The increase was primarily due to the gains on the sale of mortgage loans into the secondary market.

Non-Interest Expense

Non-interest expense for the six months ended June 30, 2003 was $2.1 million compared to $2.0 million for the six months ended June 30, 2002, an increase of $85,000, or 4.3%. Salaries and employee benefits decreased $17,000 or 1.5% from $1.2 million for the six-month period ended June 30, 2002 to $1.1 million for the 2003 six-month period. Occupancy expense for the six months ended June 30, 2003 was $175,000 compared to $153,000 for the six months ended June 30, 2002, an increase of $22,000, or 14.4%. Computer expenses decreased $16,000 or 16.7% from $96,000 for the six months ended June 30, 2002 to $80,000 for the 2003 six-month period. Advertising expense increased $2,000 to $25,000 during the six month period ended June 30, 2003. Other operating expenses increased $95,000 or 17.2% from $552,000 for the six months ended June 30, 2002 to $647,000 for the 2003 six-month period.

Income Taxes

Income taxes for the six-month period ended June 30, 2003 was $291,000 compared to $214,000 for the six months ended June 30, 2002, an increase of $77,000. The effective tax rate for the six months ended June 30, 2003 was 20.0% compared to 17.9% for the same period in 2002.

Net Income

On an after tax basis, for the six month period ended June 30, 2003, we reported net income of $1.2 million compared to $1.0 million for the same period in 2002, an increase of 18.9%.

Liquidity

Our cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $610,000 and $883,000 for the six months ended June 30, 2003 and 2002, respectively, a decrease of $273,000, due primarily to the change in accrued interest and other assets. Net cash used in investing activities was $2.3 million for the six months ended June 30, 2003 compared to $1.5 million provided in the same period in 2002. Our lending activities for the first six months of 2003 compared to 2002 used additional cash flows of $3.4 million due primarily to an increase in loans, net of principal collections in the 2003 period, compared to $384,000 of cash used by an increase in loans in the 2002 period. Net cash provided by financing activities was $5.4 million for the six months ended June 30, 2003 compared to $4.2 million used by financing activities during the six month period in 2002. The increase in net cash provided by financing activities was due to an increase in deposits and short-term borrowings in the 2003 period compared to a decrease in deposits in 2002.

We expect to have available cash to meet our liquidity needs. Liquidity management is monitored by the Asset Liability Management Committee, which takes into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments.

Asset/Liability Management

Financial institutions are subject to interest rate risk to the extent their interest-bearing liabilities (primarily deposits) mature or reprice at different times and on a different basis than their interest-earning assets (consisting primarily of loans and securities). Interest rate sensitivity management seeks to match maturities on assets and liabilities and avoid fluctuating net interest margins while enhancing net interest income during periods of changing interest rates. The difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period is referred to as an interest rate gap. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During periods of falling interest rates, a negative gap tends to positively affect net interest income while a positive gap tends to result in a decrease in net interest income. During a period of rising interest rates, a positive gap tends to result in an increase in net interest income while a negative gap tends to adversely affect net interest income.

The following table shows the interest rate sensitivity gap for four different time intervals as of June 30, 2003. Certain assumptions regarding prepayment and withdrawal rates made are based upon our historical experience and management believes such assumptions are reasonable.

	Amounts Maturing or Repricing as of June 30, 2003
	Within Six Months	Six to Twelve Months	One to Three Years	Over Three Years	Total
	($’s in thousands)
Interest-earnings assets:
Fixed-rate real estate loans	$21,122	$19,675	$26,418	$7,161	$74,376
Adjustable-rate real estate loans	1,625	487	308	0	2,420

Total real estate loans	22,747	20,162	26,726	7,161	76,796
Commercial business loans	1,695	1,172	2,951	126	5,944
Consumer loans and other	1,748	1,266	3,795	1,600	8,409
Agricultural loans	720	728	1,549	1,969	4,966
Special purpose loans	3,798	1,848	611	0	6,257
U.S. Treasury and agencies	500	0	504	103	1,107
Mortgage-related securities	1,022	3,564	3,520	18	8,124
Municipal tax-exempt investment securities	1,154	308	3,310	10,958	15,730
Other variable rate investment securities	2,644	0	0	0	2,644

Total interest-earnings assets	$36,028	$29,048	$42,966	$21,935	$129,977

Interest-bearing liabilities:
Deposits
Time deposits	$18,060	$13,357	$19,457	$1,004	$51,878
NOW accounts	1,187	1,187	4,747	4,746	11,867
Savings accounts	2,456	2,456	9,826	9,826	24,564
Money market accounts	1,557	1,557	6,229	6,229	15,572
Borrowings	4,167	0	0	0	4,167

Total interest-bearing liabilities	$27,427	$18,557	$40,259	$21,804	$108,048

Interest-bearing assets less interest-bearing liabilities	$8,601	$10,491	$2,707	$130	$21,929

Cumulative interest rate sensitivity gap	$8,601	$19,092	$21,799	$21,929

Cumulative interest rate sensitivity gap as a percentage of total assets	6.02%	13.36%	15.25%	15.34%

At June 30, 2003, our cumulative interest-rate sensitive gap as a percentage of total assets was a positive 6.02% for six months and a positive 13.36% for one-year maturities. Therefore, we are positively gapped at one year and may benefit from rising interest rates.

Certain shortcomings are inherent in the method of analysis presented in the above schedule. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates, on a short-term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the schedule.

Reedsburg Bancorporation, Inc.

and Subsidiaries

Consolidated Financial Report

December 31, 2002

[McGladrey & Pullen, LLP letterhead]

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Reedsburg Bancorporation, Inc. and Subsidiaries

Reedsburg, Wisconsin

We have audited the accompanying consolidated balance sheet of Reedsburg Bancorporation, Inc. and Subsidiaries as of December 31, 2002, and the related statements of income, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reedsburg Bancorporation, Inc. and Subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ MCGLADREY & PULLEN, LLP

Chicago, Illinois

June 20, 2003

McGladrey & Pullen, LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2002

ASSETS
Cash and cash equivalents	$5,750,785
Federal funds sold	2,268,248
Securities available for sale	23,488,832
Federal Home Loan Bank stock, at cost	458,700
Loans and leases, net	96,959,187
Loans held for sale	758,329
Premises and equipment, net	2,936,094
Cash surrender value of life insurance	3,222,702
Accrued interest receivable and other assets	937,096

$136,779,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest bearing	$14,708,178
Interest bearing	103,407,168

118,115,346

Accrued interest and other liabilities	1,968,223

120,083,569

Stockholders’ Equity
Common stock, $10 par value; 160,000 shares authorized and 40,000 shares issued and outstanding	400,000
Surplus	10,446,596
Retained earnings	5,255,103
Accumulated other comprehensive income	594,705

16,696,404

$136,779,973

See Notes to Consolidated Financial Statements.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2002

Interest and dividend income on:
Loans, including fees	$7,218,511
Securities available for sale:
Taxable	550,566
Nontaxable	642,550
Federal funds sold and other	87,583

Total interest income	8,499,210

Interest expense on:
Deposits	3,051,555
Federal funds purchased	3,939

Total interest expense	3,055,494

Net interest income	5,443,716

Provision for loan and lease losses	160,000

Net interest income after provision for loan losses	5,283,716

Other income:
Service charges	707,306
Increase in cash surrender value of life insurance	123,011
Gain on sale of loans	186,723
Other	217,706

1,234,746

Other expenses:
Salaries and employee benefits	2,323,991
Occupancy	276,085
Computer	176,034
Advertising	82,124
Other	1,166,261

4,024,495

Income before income taxes	2,493,967

Income taxes	609,008

Net income	$1,884,959

See Notes to Consolidated Financial Statements.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Year Ended December 31, 2002

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2001	$400,000	$10,446,596	$3,650,144	$326,695	$14,823,435

Comprehensive income:
Net income	—	—	1,884,959	—	1,884,959
Other comprehensive income:
Unrealized securities gains, net of tax of $139,641	—	—	—	268,010	268,010

Comprehensive income					2,152,969

Cash dividends declared ($7.00 per share)	—	—	(280,000)	—	(280,000)

Balance, December 31, 2002	$400,000	$10,446,596	$5,255,103	$594,705	$16,696,404

See Notes to Consolidated Financial Statements.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2002

Cash Flows From Operating Activities
Net income	$1,884,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	287,331
Amortization on securities, net	(21,963)
Provision for loan and lease losses	160,000
Gains on loans held for sale	(186,723)
Originations of loans held for sale	(30,972,472)
Proceeds from sales of loans held for sale	30,507,866
FHLB stock dividends	(22,900)
Increase in cash surrender value of life insurance	(123,011)
Decrease in accrued interest receivable and other assets	95,464
Increase in accrued interest and other liabilities	249,093

Net cash provided by operating activities	1,857,644

Cash Flows From Investing Activities
Securities available for sale:
Maturities, prepayments and calls	4,460,898
Purchases	(6,106,028)
Increase in Federal funds sold	2,421,752
Net increase in loans	(3,762,966)
Purchase of premises and equipment	(465,671)

Net cash (used in) investing activities	(3,452,015)

Cash Flows From Financing Activities
Net increase in:
Noninterest bearing deposits	994,803
Interest bearing deposits	823,900
Dividends paid to stockholders	(280,000)

Net cash provided by financing activities	1,538,703

Decrease in cash and cash equivalents	(55,668)
Cash and cash equivalents:
Beginning	5,806,453

Ending	$5,750,785

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid to depositors	$3,185,521
Income taxes	296,360

See Notes to Consolidated Financial Statements.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Reedsburg Bancorporation, Inc. (the Company), is a bank holding company providing commercial banking services and products, including savings and demand deposits, real estate, commercial and consumer loans, collection and safe deposit services and other services tailored to meet the needs of the individual and business customer through its subsidiary, Reedsburg Bank (Bank). The Company serves the banking needs of Sauk County and portions of Juneau, Richland and Adams Counties, Wisconsin. The Bank also owns all of the issued and outstanding securities of Reedsburg Investment Corporation (incorporated in the State of Nevada).

Basis of financial statement presentation and accounting estimates: The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. In preparing the accompanying financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from those estimates. Areas involving the use of management’s estimates and assumptions, and which are more susceptible to change in the near term, include the fair value of securities available for sale and the allowance for loan losses.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Presentation of cash flows: For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks (including cash items in process of clearing) and money market accounts with maturities of three months or less. Cash flows from loans originated by the Company, deposits, and federal funds sold are reported net.

Securities: All securities are classified as available for sale as the Company intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of individual securities available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Federal Home Loan Bank stock: The Company owns an investment in the Federal Home Loan Bank. No ready market exists for the stock and it has no quoted market value. The stock is redeemable at par; therefore, market value equals cost.

Loans, leases, and the allowance for loan and lease losses: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan and lease losses. Interest on loans is accrued daily on the outstanding balances.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Accrual of interest on any loan is discontinued at the time the loan is 90 days delinquent unless credit is well secured and in process of collection. Cash collections on nonaccrual loans are credited to the loan balance, and no interest income is recognized on those loans until the principal balance is considered fully collectible.

Loan origination and commitment fees are deferred and amortized as an adjustment of the related loan’s yield. The Company is generally amortizing these amounts over the contractual life of the loan. Fees on standby letters of credit are recognized when received.

Direct financing leases consist of various types of equipment under leases with original maturities ranging from two to five years. Direct financing leases are stated at the sum of remaining minimum lease payments from lessees plus estimated residual values less unearned lease income. On a periodic basis, management reviews the lease residuals for potential impairment. Unearned lease income is recognized over the lives of the leases using the level yield method.

A loan or lease is considered to be impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan or lease agreement. Impaired loans and leases are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan or lease is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. Loans and leases are charged against the allowance for loan and lease losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans and leases, based on an evaluation of the collectibility of loans and leases and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in the economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan and lease losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Loans held for sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Credit related financial instruments: In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under lines of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

Guarantees: The Financial Accounting Standards Board has issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” – an interpretation of FASB Statement Nos. 5, 57, and 107 and rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about it obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of the Interpretation are applicable on a prospective basis to guarantees issued or modified after December 15, 2002. Implementation of these provisions of the Interpretation is not expected to have a material impact on the Company’s consolidated financial statements. The disclosure requirements of the Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002, and have been adopted in the consolidated financial statements for the year ended December 31, 2002.

Note 2. Cash and Due From Banks

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances at December 31, 2002, was approximately $497,000.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Securities Available for Sale

Amortized cost and fair values of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government agencies and corporations	$99,423	$707	$—	$100,130
State and political subdivisions	14,232,140	746,362	5,343	14,973,159
Mortgage-backed securities	8,223,819	187,724	—	8,411,543

	22,555,382	934,793	5,343	23,484,832
Marketable equity security	4,000	—	—	4,000

	$22,559,382	$934,793	$5,343	$23,488,832

The amortized cost and fair value of securities available for sale as of December 31, 2002, by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary. In addition, marketable equity securities do not have stated maturity dates and, therefore, are not included in the following maturity schedule.

	Amortized Cost	Fair Value
Due in one year or less	$300,000	$305,190
Due after one year through five years	3,791,469	4,021,556
Due after five years through ten years	7,801,148	8,193,514
Due after ten years	2,438,946	2,553,029
Mortgage-backed securities	8,223,819	8,411,543

	$22,555,382	$23,484,832

Securities with a carrying amount of approximately $4,758,000 at December 31, 2002 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Leases

The Company grants commercial, consumer, and residential loans to customers primarily in Sauk County and portions of Juneau, Richland and Adams Counties, Wisconsin. Collateral requirements are established based on credit risk of each loan as assessed by management. The loans are expected to be repaid from cash flow of the borrowers.

The composition of loans is as follows:

Commercial	$36,389,708
Agricultural	19,320,008
Residential real estate	29,447,234
Consumer	12,401,779

97,558,729

Direct Financing Leases:
Minimum lease payments receivable	762,692
Estimated residual value	30,103
Unearned income	(139,229)

653,566

Allowance for loan and lease losses	1,253,108

$96,959,187

At December 31, 2002, future minimum lease payments receivable under direct financing leases are as follows:

Years Ending December 31:
2003	$184,806
2004	166,934
2005	169,336
2006	124,268
2007	93,679
Thereafter	23,669

$762,692

Mortgage loans serviced for others by the Company are not included in the accompanying balance sheets. The unpaid principal balance of these loans as of December 31, 2002, was $34,161,503.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Leases (Continued)

Changes in the allowance for loan and lease losses are as follows:

Balance, beginning	$1,158,983
Provision charged to expense	160,000
Recoveries of amounts charged off	26,308
Amounts charged off	(92,183)

Balance, ending	$1,253,108

There were no significant impaired loans or leases as of December 31, 2002. Nonaccrual loans and leases were $934,538. There were no loans and leases greater than 90 days past due and still accruing interest at December 31, 2002.

Loans to directors, stockholders and principal officers and their immediate families and related entities were made in the ordinary course of business by the Company. In the opinion of management, these loans are made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features. As of December 31, 2002, these loans aggregated $793,448.

Note 5. Premises and Equipment

Premises and equipment consist of:

Land	$298,910
Premises and improvements	3,170,176
Furniture and equipment	2,779,428

6,248,514
Accumulated depreciation	3,312,420

$2,936,094

Note 6. Deposits

The composition of interest bearing deposits is as follows:

NOW and money market accounts	$28,026,096
Savings deposits	24,063,100
Time certificates, $100,000 or more	7,743,322
Other time certificates	43,574,650

$103,407,168

Note 6. Deposits (Continued)

At December 31, 2002, the scheduled maturities of time deposits are as follows:

Year Ending December 31:
2003	$31,916,899
2004	11,945,934
2005	6,429,445
2006	553,421
2007	317,589
Thereafter	154,684

$51,317,972

Note 7. Income Taxes

The provision for income taxes charged to operations for the year ended December 31, 2002 consist of:

Current	$483,000
Deferred	126,000

$609,000

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following for the year ended December 31, 2002:

Computed “expected” tax expense	$873,000
Decrease in income taxes resulting from:
Income taxed at lower rate	(25,000)
Tax exempt interest	(223,000)
Other	(16,000)

$609,000

Note 7. Income Taxes (Continued)

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2002 follow:

Deferred tax assets:
Allowance for loan losses	$319,000
Accrued compensation	300,000
State net operating loss carryforward	37,000
Other	28,000

684,000

Deferred tax liabilities
Premises and equipment	191,000
Direct financing leases	114,000
Securities	316,000
FHLB stock dividend	25,000

646,000

Net deferred tax asset	$38,000

No valuation allowance was considered necessary. The net deferred tax asset is included in the accompanying balance sheet as other liabilities at December 31, 2002.

Note 8. Employee Benefit Plan

The Bank maintains a 401(k) Profit Sharing Plan for the benefit of all employees who have attained the age of 18 and have completed 12 months of service. A participating employee may elect to defer a portion of his or her compensation, subject to certain limitations. Profit sharing contributions, which are determined by the Bank’s Board of Directors, amounted to approximately $70,000 in 2002.

The Bank has entered into Executive Employee Salary Continuation Agreements with certain executive employees. The Salary Continuation Agreement is a non-qualified benefit agreement in which the bank agrees to pay additional benefits at retirement in return for continued satisfactory performance. The Salary Continuation Agreement provides for annual payments commencing at age 65 and continuing for life with a minimum of 14 years of payments. The Salary Continuation Agreement is informally linked with a single premium life insurance policy. The employee is the insured under the policy, but the Bank is the owner and beneficiary of the policy. For the year ended December 31, 2002, expense attributable to the Agreements is $37,312. As of December 31, 2002, the Company had a liability of $253,635 related to the Agreements.

The Bank has entered into Voluntary Deferred Compensation Plans with certain executive employees. The Voluntary Deferred Compensation permits certain employees or directors to defer all or a portion of their salary or director fees.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Commitments, Contingencies and Credit Risk

Financial instruments with off-balance-sheet risk: The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows:

Commitments to extend credit	$5,950,146
Standby letters of credit	473,473
Unused lines of credit	21,093,733

$27,517,352

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, securities, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowings arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2002, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Commitments, Contingencies and Credit Risk (Continued)

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

The Company provides several types of loans to its customers including residential, commercial and installment loans. The majority of loans made by the Bank are secured by residential real estate, commercial real estate, or other interests in real property. Lending activities are conducted with customers in a wide variety of industries and with a variety of credit requirements. The Company does not have a concentration of loans in any specific industry. Credit risk, as it relates to the Company’s business activities, tends to be geographically concentrated in that the majority of the Company’s customer base lies within Sauk County and portions of Juneau, Richland and Adams Counties, Wisconsin.

The nature of the Company’s business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts.

Note 10. Restrictions on Retained Earnings and Regulatory Matters

The Company’s primary source of cash is dividends from the Bank.

Under current banking law, there are limitations on the amount of dividends that can be paid by the Bank without obtaining prior approval from applicable regulatory agencies. However, the availability of dividends may be further limited because of the need to maintain capital ratios satisfactory to applicable regulatory agencies.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following tables) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes the Bank meets all capital adequacy requirements to which it is subject as of December 31, 2002.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Restrictions on Retained Earnings and Regulatory Matters (Continued)

The Bank’s actual capital ratios and amounts are presented in the table below.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$17,018	16.6%	$8,190	8.0%	$10,238	10.0%

Tier 1 Capital to Risk-Weighted Assets	15,765	15.4%	4,095	4.0%	6,143	6.0%

Tier 1 Capital to Average Assets	15,765	11.6%	5,423	4.0%	6,779	5.0%

Note 11. Fair Value of Financial Instruments

Fair value of financial instruments: The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value of future cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and cash equivalents and federal funds sold: The carrying amounts reported in the balance sheets for cash and cash equivalents and federal funds sold approximate their fair values.

Securities available for sale: Fair values of securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank stock: No ready market exists for the stock and it has no quoted market value. The stock is redeemable at par; therefore, market value equals cost.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The fair values for all other loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Fair Value of Financial Instruments (Continued)

Loans held for sale: Fair values of loans held for sale as based on commitments on hand from investors or prevailing market prices.

Direct financing leases: The fair values for direct financing leases are estimated using discounted cash flow analyses using interest rates currently being offered for leases with similar terms to lessees with similar credit quality.

Cash surrender value of life insurance: Life insurance agreements reprice periodically with no significant change in credit risk. Fair values approximate carrying value for these agreements.

Deposit liabilities: The fair values disclosed for deposits with no defined maturities are equal to their carrying amounts which represent the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued interest: The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments: The fair values for the Company’s off-balance-sheet lending commitments (standby letters of credit and commitments to extend credit) are based on fees currently charged to enter into similar agreements taking into account the remaining term of the agreements and the counterparties’ credit standing. The fair value of these commitments is not material.

The estimated fair values of the Company’s financial instruments were as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$5,750,785	$5,750,785
Federal funds sold	2,268,248	2,268,248
Securities available for sale	23,488,832	23,488,832
Federal Home Loan Bank stock	458,700	458,700
Loans and leases receivable and loans held for sale	97,717,516	98,799,814
Cash surrender value of life insurance	3,222,702	3,222,702
Accrued interest receivable	579,117	579,117
Financial liabilities:
Deposits:
Noninterest bearing	14,708,178	14,708,178
Interest bearing	103,407,168	104,147,407
Accrued interest payable	343,614	343,614

REEDSBURG BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Fair Value of Financial Instruments (Continued)

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to manage interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to manage interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

Note 12. Planned Business Combination

On April 24, 2003, the Company entered into an agreement with Merchants and Manufacturers Bancorporation, Inc., amended on May 15, 2003, for a cash, promissory notes, and stock merger transaction. The stockholders will receive $30,600,000 in cash and promissory notes and $5,400,000 of shares of Merchants Common Stock for a total acquisition price of $36,000,000. Promissory notes shall not exceed $20,000,000. The transaction is subject to regulatory approval, as well as the Company’s stockholder approval.

Reedsburg Bancorporation, Inc. and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

	June 30, 2003	December 31, 2002	June 30, 2002
Assets
Cash and cash equivalents	$9,414,108	$5,750,785	$4,001,870
Federal funds sold	4,458	2,268,248	217,922
Securities available for sale	24,969,555	23,448,832	23,740,063
Federal Home Loan Bank stock, at cost	478,800	458,700	447,500
Loans and leases, net	101,125,421	97,717,516	93,848,487
Premises and equipment, net	2,854,998	2,936,094	3,053,329
Cash surrender value of life insurance	3,292,953	3,222,702	3,172,055
Accrued interest receivable and other assets	828,466	937,096	819,885

Total assets	$142,968,759	$136,739,973	$129,301,111

Liabilities and stockholders’ equity
Deposits:
Non-interest bearing	$15,123,584	$14,708,178	$12,315,749
Interest bearing	104,288,263	103,407,168	98,085,204

Total deposits	119,411,847	118,115,346	110,400,953
Federal funds purchased	4,167,000	0	1,708,000
Accrued interest and other liabilities	1,352,419	1,968,223	1,218,430

Total liabilities	$124,931,266	$120,083,569	$113,327,383

Stockholders’ equity
Common stock, $10 par value; 160,000 shares authorized and 40,000 issued and outstanding	$400,000	$400,000	$400,000
Surplus	10,446,596	10,446,596	10,446,596
Retained earnings	6,348,303	5,255,103	4,588,690
Accumulated other comprehensive income	842,594	594,705	538,442

Total stockholders’ equity	18,037,493	16,696,404	15,973,728

Total liabilities and stockholders’ equity	$142,968,759	$136,779,973	$129,301,111

See notes to unaudited consolidated financial statements

Reedsburg Bancorporation, Inc. and Subsidiaries

Unaudited Consolidated Statements of Income

	Six Months Ended June 30,
	2003	2002
Interest and dividend income on:
Loans, including fees	$3,485,666	$3,642,829
Securities available for sale:
Taxable	176,987	288,994
Tax exempt or non-taxable	337,422	311,030
Federal funds sold and other	30,703	55,377

Total interest and dividend income	4,030,778	4,298,230

Interest expense on:
Deposits	1,268,892	1,605,749
Federal funds purchased	5,308	1,525

Total interest expense	1,274,200	1,607,274

Net interest income	2,756,578	2,690,956
Provision for loan and lease losses	0	30,000

Net interest income after provision	2,756,578	2,660,956

Other income:
Service charges	318,031	323,628
Increase in cash surrender value of life insurance	60,223	64,442
Gain on sale of loans	214,825	28,692
Other	164,786	89,048

Total other income	757,865	505,810

Other expenses:
Salaries and employee benefits	1,133,527	1,150,502
Occupancy	175,109	152,876
Computer	79,562	95,624
Advertising	24,581	23,180
Other	647,244	552,454

Total other expense	2,060,023	1,974,636

Income before income taxes	1,454,420	1,192,130
Income taxes	291,000	213,708

Net income	$1,163,420	$978,422

See notes to unaudited consolidated financial statements

Reedsburg Bancorporation, Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2003	2002
Cash Flows From Operating Activities
Net income	$1,163,420	$978,422
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation	131,157	134,944
(Accretion) amortization on securities, net	(37,216)	18,689
Provision for loan and lease losses	0	30,000
Gains on loans held for sale, net	(214,825)	(28,692)
Originations of loans held for sale	(25,093,172)	(6,790,898)
Proceeds from sales of loans held for sale	25,307,998	6,819,590
FHLB stock dividends	(20,100)	(11,700)
Increase in cash surrender value of life insurance	(70,251)	(72,364)
Decrease in accrued interest receivable and other assets	108,632	212,676
Increase in accrued interest and other liabilities	(665,295)	(408,140)

Net cash provided by operating activities	610,347	882,526

Cash Flows From Investing Activities
Securities available for sale:
Maturities, prepayments and calls	3,973,653	1,286,840
Purchases	(5,120,000)	(3,372,950)
Increase in Federal funds sold	2,263,790	4,472,078
Net increase in loans	(3,407,907)	(414,959)
Purchase of premises and equipment	(50,062)	(430,518)

Net cash provided by (used in) investing activities	(2,340,526)	1,540,491

Cash Flows From Financing Activities
Net increase in:
Noninterest bearing deposits	415,407	(1,397,626)
Interest bearing deposits	881,095	(4,498,064)
Short-term borrowings	4,167,000	1,708,000
Dividends paid to stockholders	(70,000)	(40,000)

Net cash provided by (used in) financing activities	5,393,501	(4,227,690)

Increase (decrease) in cash and cash equivalents	3,663,323	(1,804,673)

Cash and cash equivalents:
Beginning	5,750,785	5,806,543
Ending	$9,414,108	$4,001,870

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid to depositors	$1,477,766	$1,726,546
Income taxes	$289,000	$148,180

See notes to unaudited consolidated financial statements

Reedsburg Bancorporation, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Reedsburg Bancorporation, Inc. include the accounts of its wholly owned subsidiaries, Reedsburg Bank and Reedsburg Investment Corporation. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in this Exhibit H for the year ended December 31, 2002.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of date of the financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ from those estimates.

NOTE B - EARNINGS PER SHARE

Reedsburg Bancorporation, Inc. had no stock options outstanding as of June 30, 2002 or June 30, 2003. Presented below are the calculations for basic earnings per share:

	Six Months Ended June 30,
	2003	2002
Basic:
Net Income	$1,163,420	$978,422
Weighted average shares outstanding	40,000	40,000

Basic earnings per share	$29.09	$24.46

NOTE C - COMPREHENSIVE INCOME

The following table presents our comprehensive income.

	Six Months Ended June 30,
	2003	2002
Net Income	$1,163,420	$978,422
Other comprehensive income
Change in unrealized available for sale securities gains	247,889	211,747
Income tax effect	(84,282)	(71,994)

Total comprehensive income	$1,327,027	$1,118,175

NOTE D - LOANS RECEIVABLE

Loans are comprised of the following categories:

	June 30, 2003	December 31, 2002	June 30, 2002
Commercial	$39,253,740	$36,389,708	$33,856,883
Agricultural	20,892,970	19,320,008	17,240,668
Residential real estate	29,974,959	29,447,234	30,723,268
Consumer	11,652,446	12,401,779	12,448,828

	101,774,116	97,558,729	94,269,646

Direct Financing Leases:
Minimum lease payments receivable	594,759	762,692	787,272
Estimated residual value	104,072	30,103	106,154
Unearned income	(112,273)	(139,229)	(168,852)

	586,558	653,566	724,574

Allowance for loan and lease losses	1,235,253	1,253,208	1,145,734

	$101,125,421	$96,959,187	$93,848,487

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Merchants and Manufacturers Bancorporation, Inc. (the “Corporation”) is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). Under Section 180.0851 of the WBCL, the Corporation shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding because he or she was a director or officer of the Corporation. In all other cases, the Corporation shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Corporation; unless liability was incurred because he or she breached or failed to perform a duty owed to the Corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director of officer may have under the Corporation’s articles of incorporation, bylaws, a written agreement between the director or officer and the Corporation or a resolution of the Board of Directors or adopted by majority vote of the Corporation’s shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 18.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

The Corporation’s Articles of Incorporation contain no provisions in relation to the indemnification of directors and officers of the Corporation.

Under Article X of the Corporation’s By-Laws, the Corporation extends rights of indemnification to any person who is made or threatened to be made a party to any action or claim or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, except as to matters in which he or she is finally adjudged to have been guilty of fraud in the performance of his or her duty as such director, officer, employee or agent. Indemnification is provided for expenses and amounts paid in the final disposition of claims, actions, suits or proceedings including settling of such matters. The rights of indemnification under the Corporation’s By-Laws are in addition to rights to which such persons may be entitled as a matter of law, agreement, vote of shareholders or otherwise.

Officers and directors of the Corporation and its subsidiaries are covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers of Corporation or its subsidiaries.

Item 21. Exhibits and Financial Statement Schedules.

(a)    Exhibits: A listing of the exhibits required by Item 601 of Regulation S-K is contained in the Exhibit Index which immediately precedes the exhibits filed herewith.

(b)    No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of Form S-4.

(c)    Not applicable.

Item 22. Undertakings.

(a)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on this 14th day of July, 2003.

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

By:	/s/ Michael J. Murry
Michael J. Murry,
Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael J. Murry and John Krawczyk, and each of them individually, as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, granting unto each said attorney-in-fact and agent or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could perform and do in person, thereby ratifying and confirming all that either said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Murry Michael J. Murry	Chairman of the Board of Directors (Principal Executive Officer)	July 14, 2003

/s/ James Bomberg James Bomberg	President and a Director	July 14, 2003

/s/ James Mroczkowski James Mroczkowski	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 14, 2003

Signature	Title	Date

/s/ J. Michael Bartels J. Michael Bartels	Director	July 14, 2003

/s/ Duane Bluemke Duane Bluemke	Director	July 14, 2003

/s/ Duane Cherek Duane Cherek	Director	July 14, 2003

/s/ Rodney Goodell Rodney Goodell	Director	July 14, 2003

/s/ Casimir S. Janiszewski Casimir S. Janiszewski	Director	July 14, 2003

/s/ James Kacmarcik James Kacmarcik	Director	July 14, 2003

/s/ Conrad Kaminski Conrad Kaminski	Director	July 14, 2003

/s/ Nicholas Logarakis Nicholas Logarakis	Director	July 14, 2003

/s/ Jerome Sarnowski Jerome Sarnowski	Director	July 14, 2003

/s/ James Sass James Sass	Director	July 14, 2003

Thomas Sheehan	Director	July , 2003

/s/ Keith Winters Keith Winters	Director	July 14, 2003

/s/ Michael Judge Michael Judge	Director	July 14, 2003

Donald Zellmer	Director	July , 2003

EXHIBIT INDEX

Exhibit No.

2(a)	Agreement and Plan of Reorganization, dated as of April 24, 2003, as amended as of May 15, 2003, among the Registrant, Merchants New Merger Corp. and Reedsburg Bancorporation, Inc. (“Reedsburg”), incorporated by reference to Exhibit A to the Proxy Statement/Prospectus of the Registrant and Reedsburg (the “Proxy Statement/Prospectus”).

2(b)	Voting Agreements dated as of April 24, 2003, among certain shareholders of Reedsburg and the Registrant, incorporated by reference to Exhibit C to the Proxy Statement/Prospectus.

2(c)	Form of Promissory Note, incorporated by reference to Exhibit D to the Proxy Statement/Prospectus.

4	The Registrant has outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

5	Opinion of Reinhart Boerner Van Deuren s.c. regarding legality of issuance of the Registrant’s securities.

8*	Opinion of Boardman, Suhr, Curry & Field LLP regarding certain federal and Wisconsin income tax matters.

23(a)	Consent of McGladrey & Pullen, LLP, as to the financial statements of the Registrant.

23(b)	Consent of McGladrey & Pullen, LLP, as to the financial statements of Reedsburg.

23(c)	Consent of Reinhart Boerner Van Deuren s.c. incorporated by reference to Exhibit 5.

23(d)	Consent of Boardman, Suhr, Curry & Field LLP incorporated by reference to Exhibit 8.

23(e)	Consent of Marshall Financial Consulting LLC, financial advisor to Reedsburg.

23(f)	Consent of Stifel, Nicolaus & Company Incorporated, financial advisor to the Registrant.

23(g)	Consents of two directors of Reedsburg who will become directors of the Registrant.

24	Powers of Attorney (included in the signature page hereto).

*	To be filed by amendment.

ii